The share transfer described in this press release involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of the United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Securities Code: 8327)
June 7, 2016

To Shareholders with Voting Rights:

Hiromichi Tanigawa President THE NISHI-NIPPON CITY BANK, LTD. 1-1, Hakata-ekimae 3-chome, Hakata-ku, Fukuoka, Japan

NOTICE OF CONVOCATION OF
THE 106TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the 106th Annual General Meeting of Shareholders of THE NISHI-NIPPON CITY BANK, LTD. (“Bank”). The meeting will be held for the purposes as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing or via electromagnetic means (the Internet, etc.). Please review the Reference Documents for the General Meeting of Shareholders attached to this document and exercise your voting rights by 5:00* p.m. on Tuesday, June 28, 2016.
*Japan Standard Time (JST)

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1.	Date and Time:	Wednesday, June 29, 2016 at 10:00 a.m. JST

2.	Place:	Meeting Room on the third floor, Annex of Head Office of the Bank, 3-6, Hakata-ekimae 1-chome, Hakata-ku, Fukuoka, Japan

3.	Meeting Agenda:
Matters to be reported:	1.	The Business Report and Non-consolidated Financial Statements for the Bank’s 106th Fiscal Year (from April 1, 2015 to March 31, 2016)
2.
Consolidated Financial Statements for the Bank’s 106th Fiscal Year (from April 1, 2015 to March 31, 2016) and the results of the audits of the Consolidated Financial Statements by the Independent Auditor and the Board of Corporate Auditors

Proposals to be resolved:
Proposal No. 1:	Appropriation of Surplus
Proposal No. 2:	Approval of Share Transfer Plan with The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co.
Proposal No. 3:	Election of 14 Directors
Proposal No. 4:	Election of 2 Corporate Auditors

4.	Instructions for Exercise of Voting Rights:

(1)	Exercise of Voting Rights by Post (in Writing)

Please indicate your vote for or against the proposals on the enclosed Voting Rights Exercise Form and return it so that it will have been received by 5:00 p.m. on Tuesday, June 28, 2016 JST.

(2)	Exercise of Voting Rights via Electromagnetic Means (the Internet, etc.)

1)
Please access the Bank’s designated voting website (http://www.e-sokai.jp) on the Internet, follow the instructions on the voting website, and indicate your vote for or against the proposals using the “Voting Rights Exercise Code” and “Password” printed on the Voting Rights Exercise Form. If exercising voting rights via the Internet, please refer to the “Instructions for Exercise of Voting Rights via the Internet.”

2)	When exercising your voting rights via the Internet, exercise them by 5:00 p.m. on Tuesday, June 28, 2016 JST.

3)	If you vote both in writing on the Voting Rights Exercise Form and via the Internet, only your vote placed via the Internet will be valid.

4)	If you submit your vote multiple times via the Internet, only the last vote will be valid.

End

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◎
When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk on the day of the meeting for confirmation. To conserve resources, please bring your own copy of this notice of convocation and the accompanying separate volume.

◎
The documents to be provided with this notice of convocation, the following documents (1) to (3) are posted on the Bank’s website (http://www.ncbank.co.jp) in accordance with laws and regulations as well as Article 17 of the Articles of Incorporation of the Bank. Therefore, they are not included in the Attached Documents to this notice of convocation. Accordingly, the Attached Documents to this notice of convocation include only part of the Non-consolidated Financial Statements and the Consolidated Financial Statements which have been audited by the Corporate Auditors and the Independent Auditor when they prepared the Audit Report and the Independent Auditor’s Report, respectively.

(1)	Notes to the Non-consolidated Financial Statements
(2)	Notes to the Consolidated Financial Statements
(3)	Financial Statements of The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co. as reference documents

◎
Any modification to the Reference Documents for the General Meeting of Shareholders, the Business Report, the Non-consolidated Financial Statements and the Consolidated Financial Statements will be posted on the Bank’s website (http://www.ncbank.co.jp)

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Business Report for the 106th Fiscal Year

1.      Current Status of the Bank

(1)      Business Progress and Results etc.

[Main business]

The Bank forms a comprehensive financial group with its group companies (seven consolidated subsidiaries and one affiliate) and is mainly engaged in the banking business, including provision of a wide variety of financial products and services to local customers.

[Financial and economic conditions]

Japanese economy

During the fiscal year ended March 31, 2015 (“fiscal 2015”), the Japanese economy experienced a weak growth of exports and production due to factors such as an economic slowdown of emerging countries.  Meanwhile, the economy was generally on a mild recovery path as a result of improvements in employment and income environments due to a turnaround in capital investment.

Local economy

The economy of Kyushu, where the Bank is based, also continued to recover steadily mainly due to an improving employment environment.

Financial conditions

In the foreign exchange market, the yen appreciated due to factors such as an economic slowdown of emerging countries and eased speculation of an additional interest rate increases in the United States, resulting in the exchange rate level of 112 yen against USD as of the end of fiscal 2015.

In the stock market, the Nikkei 225 had fluctuated greatly since a plunge in Chinese stock prices in late August, and reached the 16,700 yen level as of the end of fiscal 2015.

Both short-term and long-term interest rates remained very low since the Bank of Japan introduced a Quantitative and Qualitative Monetary Easing with a Negative Interest Rate.  For instance, yields on 10-year Japanese Government Bonds were lowered to below zero.

[Business Progress and Results]

The Bank has been working on its Medium-term Business Plan “New Stage 2014 – Working up a Sweat for Our Customers,” which upholds the basic concept of a “‘Territorial Expansion and Qualitative Development Stage: When we tap into the Bank group’s collective strength to achieve further growth for our customers.”  Under the basic concept of the Plan, the Bank implemented the following measures in fiscal 2015.

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Provision of products and services corresponding to customers’ life stages ~ Enhancing “lifetime comprehensive support” ~

< For corporate customers >

Under the concept of “Corporate Lifetime Comprehensive Support,” the Bank endeavored to provide support corresponding to their life stages such as foundation, and business expansion and support in growing business sectors.

In order to meet diverse needs of local companies, the Bank invested in various funds and held events, including business matching sessions, seminars on overseas expansion and other topics, networking events, and forums.

Furthermore, the Bank opened the “NCB Start-up Support Salon” in Fukuoka, which is designated as a special zone for startups, to support entrepreneurs in starting up a business.  At the Salon, the Bank provides consultations on various start-up issues and supports mutual exchanges among entrepreneurs.

< For retail customers >

Under the concept of “Personal Lifetime Comprehensive Support,” the Bank endeavored to provide optimal support corresponding to each generation and life style.

The products introduced for younger customers who have higher private loan needs include the 30-minutes Response Loan, for which applicants can apply for a loan and enter into a loan agreement even on weekends or national holidays and may receive a result in as little as 30 minutes.  The Bank also introduced a fully Internet-based loan, by which the entire loan procedures are completed using PCs and smartphones.

For senior customers who have great interest in inheritance measures, the Bank started to provide accounts exclusive for donation for marriage or child-raising funds, taking the opportunity of the revision of the inheritance tax law.  The Bank also opened dedicated counters at which it provides various inheritance consultations, including those concerning trusts and inheritance preparation, even on national holidays.

Enhanced branch and channel functions

< Branch >

The Bank has been enhancing branch functions by rebuilding some branches and expanding the branch network of Nishi-Nippon City Tokai Tokyo Securities Co., Ltd., a group company of the Bank.  During fiscal 2015, while the Bank consolidated and closed six branches, it opened two branches after refurbishment.

Outside Fukuoka Prefecture, where the Bank is based, the Bank promoted the Kumamoto Branch to the Kumamoto Head Office at the timing when its building was rebuilt to a “Comprehensive Support Branch” to which the Bank group’s comprehensive strength are consolidated.  As a result, the Kumamoto Head Office became the strategic base that supervises the area from Central Kyushu to Southern Kyushu.

Nishi-Nippon City Tokai Tokyo Securities Co., Ltd. opened its 11th branch.  It also executed a divestiture agreement under which it would succeed to financial products businesses of three branches of Tokai Tokyo Securities Co., Ltd. in Southern Kyushu area (Kumamoto, Miyazaki and Kagoshima prefecture).

< Enhanced digital channel functions >

In the run-up to the 24/7 operation of the Zengin Data Telecommunication System, an online network that links financial institutions nationwide through computers and telecommunication lines, the Bank started to provide a 24/7 instant deposit service with respect to transfers between the head office and a branch and among branches using corporate/private internet banking services or ATMs at convenience stores.

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The Bank endeavored to increase convenience for customers by enhancing its digital channel function by, for instance, starting “NCB App Pay” which allows customers to pay taxes and other public charges using the mobile application “Nishi-Nippon City Bank App,” which has been downloaded by over 130,000 users as of the end of March 2016.

< Development of ICT infrastructure >

The Bank sequentially introduced tablet terminals that have various navigation functions on operations, as well as new branch terminals with new functions which are expected to improve convenience for customers and administrative efficiency with the aim of enhancing over-the-counter service performance and external sales performance.

Contribution to local community

The Bank has been proactively working towards regional revitalization utilizing the Bank group’s financial service functions.  The Bank has executed a total of ten Comprehensive Agreements on Regional Revitalization with local governments as of the end of March 2016.

The Bank focused on revitalization of local economy by, for instance, establishing and investing in funds that support creation of new industries that utilize technologies held by local universities.  Furthermore, the Bank endeavored to support and contribute to local communities through efforts such as having seminars for local companies that aim to expand its business to other Asian countries and giving awards to managers of small and medium-sized companies which have contributed to the development of regional economies in Kyushu and Yamaguchi regions.

Return of profits to shareholders

With respect to the return of profits to shareholders, on the basis of a stable annual dividend of 5 yen per share, the Bank plans to return to its shareholders approximately 25% of “net income attributable to shareholders of the parent,” taking into account various factors such as economic conditions, financial conditions and business forecasts of the time.

Based on this policy, during fiscal 2015, the Bank acquired 5,637,000 shares (1,999,647,000 yen) as treasury stock and is seeking the approval of shareholders for a year-end dividend of 3.50 yen per share (totaling 6 yen for the year).

As a result of these efforts, the Bank’s performance for fiscal 2015 is as follows.

(Deposits and negotiable deposits)

The Bank’s balance of deposits and negotiable deposits was 7,547.9 billion yen, an increase of 417 billion yen from the previous year-end, which was mainly derived from personal and corporate deposits, as a result of the Bank’s proactive efforts to induce deposits.

(Loans)

The Bank’s balance of outstanding loans at the end of fiscal 2015 was 6,220.1 billion yen, an increase of 292.6 billion yen from the previous fiscal year-end, which was mainly derived from loans for operating capital and housing loans, as a result of the Bank’s efforts to meet diverse financial needs for local customers.

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(Securities)

The Bank’s balance of securities at the end of fiscal 2015 was 1,835.5 billion yen, a decrease of 65.6 billion yen from the previous fiscal year-end.

(Profit and loss)

< Non-consolidated >

The Bank’s ordinary revenue was 146.307 billion yen, an increase of 12.377 billion yen from the previous fiscal year-end as a result of factors such as increases in interest income and gains on sale of shares and other securities.

The Bank’s ordinary expenses were 103.169 billion yen, an increase of 5.152 billion yen from the previous fiscal year-end as a result of factors such as an increase of provisions for possible loan losses.

As a result, the Bank’s ordinary income was 43.137 billion yen, an increase of 7.225 billion yen from the previous fiscal year-end, and net income was 30.016 billion yen, an increase of 9.992 billion yen from the previous fiscal year-end.

< Consolidated >

The Bank group’s ordinary revenue was 154.905 billion yen and ordinary expenses were 111.922 billion yen.  As a result, The Bank group’s ordinary income was 42.983 billion yen and net income attributable to shareholders of the parent was 26.921 billion yen.

[Issues to be addressed]

The Bank has endeavored to pursue synergetic effects of the unique functions of each of the Bank group companies by conducting reorganizations from time to time, and has enhanced the Bank group’s comprehensive financial strength. As a result, the business activities of the Bank group companies have been steadily expanding.

On the other hand, with regard to the business environment surrounding the Bank group, the economy is becoming more uncertain due to reasons such as the slowdown of emerging market economies, and circumstances surrounding the Bank have been changing drastically at a faster speed than expected because of, for example, the declining population, the development of ICT and other changes in the social environment, diversifying customers’ values and lifestyles, and policy trends such as monetary easing policies and deregulation as a result of amendments to the Banking Act as well as related laws and regulations.

With this situation in mind, in order to further strengthen intra-group collaboration that would allow each of the Bank group companies to exhibit its unique characteristics and strengths as well as to appropriately respond to various environmental changes and address risks in the future, the Bank has decided to move to a holding company structure and establish a new group management framework.

Under the Holding Company structure, as a comprehensive financial group rooted in the region, the Bank group will aim to enhance the Bank group’s comprehensive financial strength and achieve “further contribution to the regional economy” and “maximization of group corporate value.”

Your continued warm support and business would be highly appreciated.

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(2)	Property and the profit and loss

(Unit: 100 millions of yen)
	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015
Deposits	64,006	65,165	68,909	71,548
Time deposits	27,987	27,784	28,415	29,129
Other	36,018	37,381	40,493	42,418
Corporate Bonds	733	933	783	488
Loans and bills discounted	53,594	56,213	59,275	62,201
For retail customers	16,158	16,902	17,499	18,097
For small- and medium-sized enterprises	24,705	26,221	28,342	30,384
Other	12,730	13,089	13,433	13,720
Trading assets	15	10	9	12
Trading liabilities	―	―	―	―
Securities	17,269	17,899	19,011	18,355
Government bonds	5,609	6,229	7,290	7,068
Other	11,659	11,669	11,721	11,286
Total assets	75,182	77,611	83,475	88,316
Volume of domestic exchange transactions	490,700	508,737	538,498	606,081
Volume of foreign exchange transactions	Millions of U.S. dollars	Millions of U.S. dollars	Millions of U.S. dollars	Millions of U.S. dollars
	4,053	3,763	3,463	2,875
Ordinary income	Millions of yen	Millions of yen	Millions of yen	Millions of yen
	34,805	36,329	35,912	43,137
Net income	Millions of yen	Millions of yen	Millions of yen	Millions of yen
	17,793	21,977	20,024	30,016
Net income per share	Yen	Yen	Yen	Yen
	22.37	27.64	25.24	38.12
Trust assets	―	―	―	―
Trust management fees	Millions of yen	Millions of yen	Millions of yen	Millions of yen
	―	―	―	―
  (Note) Figures are rounded off to the nearest whole unit.

(Reference)

Property and the profit and loss of the corporate group
(Unit: 100 millions of yen)
	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015
Ordinary revenue	1,562	1,558	1,500	1,549
Ordinary income	382	421	426	429
Net income attributable to shareholders of the parent	184	240	248	269
Comprehensive income	446	286	523	266
Net assets	4,093	4,297	4,690	4,878
Total assets	77,745	80,271	85,938	90,903
  (Note) Figures are rounded off to the nearest whole unit.

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(3)	Employees

	As of the end of current fiscal year	As of the end of previous fiscal year
Number of employees	3,506	3,574
Average age	40 years and 8 months	40 years and 6 months
Average service years	17 years and 3 months	16 years and 9 months
Average monthly salary	400 thousand yen	395 thousand yen
(Note)	1.	“Number of employees” set forth above indicates the numbers of employees excluding part-time and non-regular employees.

2.	“Average age,” “Average service years” and “Average monthly salary” set forth above indicate the numbers rounded off to the nearest whole unit.

3.	“Average monthly salary” set forth above indicate the average monthly salary of March, excluding bonuses.

(4)	Number of offices by region

A	Changes of the number of offices

	As of the end of current fiscal year		As of the end of previous fiscal year
	Branches	Including sub-branches	Branches	Including sub-branches
Fukuoka	163	(22)	169	(24)
Saga	4	(－)	4	(－)
Nagasaki	3	(－)	3	(－)
Kumamoto	2	(－)	2	(－)
Oita	5	(－)	5	(－)
Miyazaki	3	(－)	3	(－)
Kagoshima	1	(－)	1	(－)
Yamaguchi	2	(－)	2	(－)
Hiroshima	2	(－)	2	(－)
Okayama	1	(－)	1	(－)
Osaka	1	(－)	1	(－)
Tokyo	1	(－)	1	(－)
Total	188	(22)	194	(24)
(Note)
In addition to the above, as of the end of current fiscal year, the Bank has three overseas representative offices (three offices as of the previous fiscal year-end), 325 off-branch automated teller machines (abbreviated to ATM, 321 ATMs as of the previous fiscal year-end), 20,728 off-branch ATMs jointly operated with Seven Bank, Ltd. (19,355 ATMs as of the previous fiscal year-end), 13,436 off-branch ATMs jointly operated with E-net Co., Ltd. (13,107 ATMs as of the previous fiscal year-end), 11,164 off-branch ATMs jointly operated with Lawson ATM Networks, Inc. (10,778 ATMs as of the previous fiscal year-end).

B	Newly established offices for the current fiscal year

Not applicable.

C	List of agent of the bank

Not applicable.

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(5)	Information concerning capital investment

A	Total amount of capital investment

(Unit: Millions of yen)
Total amount of capital investment	8,724
(Note)	1.	Amount less than one million yen is rounded down.

2.	The above amount of investment is the total amount of investments both in tangible and intangible fixed assets.

B	Establishment of principal facilities

(Unit: Millions of yen)
Description	Amount
Construction of branches	2,629
Acquisition of software	1,541
(Note)	Amounts less than one million yen are rounded down.

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(6)	Principal parent company and subsidiary companies

A	Parent company

Not applicable.

B	Subsidiary companies

Company name	Location	Main business	Date of establishment	Capital	Percentage of the Bank’s voting rights	Other
The Bank of Nagasaki, Ltd.	3-14, Sakaemachi, Nagasaki, Japan	Banking business	August 1, 1941	Millions of yen 6,121	100.00%
Nishi-Nippon Credit Guarantee Co.	1-1, Hakataekimae 3-chome, Hakata-ku, Fukuoka, Japan	Credit guarantee business	April 24, 1984	Millions of yen 50	100.00%
Nishi-Nippon City Preferred Capital (Cayman) Limited	P.O. Box 309，Ugland House Grand Cayman KY1-1104 Cayman Islands	Investment and loan business	June 8, 2007	Millions of yen 18,000	100.00%
Kyushu Servicer Co.,Ltd	5-19, Hakataekihigashi 2-chome, Hakata-ku, Fukuoka, Japan	Debt management and collection business	February 15, 2001	Millions of yen 500	85.00%
The Kyushu Card Co., Ltd.	3-18, Hakataekimae 4-chome, Hakata-ku, Fukuoka, Japan	Credit card business Credit guarantee business	July 3, 1980	Millions of yen 100	82.10%
Nishi-Nippon City Tokai Tokyo Securities Co., Ltd.	3-6, Hakataekimae 1-chome, Hakata-ku, Fukuoka, Japan	Financial instruments business	September 30, 2009	Millions of yen 1,575	60.00%
NCB Research & Consulting Co., Ltd.	2-1, Shimokawabatamachi, Hakata-ku, Fukuoka,Japan	Research and study business Corporate management consulting business	December 5, 1986	Millions of yen 20	40.00%
NTT DATA NCB CORPORATION	17-21, Hakataekimae 1-chome, Hakata-ku, Fukuoka, Japan	Information system service business	January 26, 1985	Millions of yen 50	30.00%
(Note)	1.	Figures for “Capital” set forth above indicate the numbers rounded off to the nearest whole unit.
2.	Figures for “Percentage of the Bank’s voting rights” are rounded down to two decimal places.
3.	Consolidated subsidiary companies of the Bank are eight entities set forth above.

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Summary of material business alliance
1.	Through the alliance with 64 regional banks, the Bank has provided services, such as Automated Cash Service, (abbreviated to ACS) by mutual use of automated cash facilities.
2.
Through the alliance with 64 regional banks, as well as mega banks, trust banks, member banks of the Second Association of Regional Banks, credit unions, credit association, federated agricultural cooperative and fishery credit cooperatives association (including The Norinchukin Bank and credit federations of agricultural cooperation) and labor credit associations, the Bank has provided services, such as automated cash service, (“Multi Integrated Cash Service” abbreviated to MICS) by mutual use of automated cash facilities.

3.
The Bank has provided services to its corporate customers, such as bulk wire-transfer, direct debit, and delivery of account statements and various data, by data transmission at Chigin Network Service Co., Ltd. (joint-stock association among 64 regional banks, abbreviated to CNS).

4.	Through the alliance with JAPAN POST BANK Co., Ltd., the Bank has provided services, such as automated cash service, by mutual use of automated cash facilities.
5.
Through the alliance with Seven Bank, Ltd., E-net Co., Ltd. and Lawson ATM Networks, Inc., the Bank has provided services, such as automated cash service, through jointly-operated automated cash facilities located off-premises of the bank, such as inside convenience stores.

(7)	Transfer of businesses

Not applicable.

(8)	Other material matters concerning the Bank’s current situation

Not applicable.

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2.	Matters Concerning Corporate Officers (Directors and Corporate Auditors)

(1)	Corporate officers

(As of March 31, 2015)
Name	Position and responsibility	Significant concurrent positions	Other
Isao Kubota	Chairman (Representative Director)	Chairman of Fukuoka Association of Corporate Executives
Hiromichi Tanigawa	President (Representative Director)
	Deputy President (Representative Director)	Chairman, Fukuoka Chamber of Commerce & Industry
Seiji Isoyama	The Group Companies Management Division	Director, Audit and Supervisory Committee member, PLENUS Co., Ltd
Director, Audit and Supervisory Committee member, COCA-COLA WEST COMPANY, LIMITED
	Deputy President (Representative Director)	Director, DAIICHI KOUTSU SANGYO Co.,Ltd
Souichi Kawamoto
Head of Kitakyushu&Yamaguchi Region, Regional Headquarters Management, the Business Planning Division, the Business Promotion Division, the Retail Business Division, and the Personal Loan Transaction Division
Audit & Supervisory Board member, OHISHI SANGYO CO., LTD.
Representative Executive Director (Representative Director)
Shigeru Urayama	The Credit Risk Management Division, the Credit Supervision Division, and the Corporate Business Solution Division
Executive Director
Kiyota Takata	The Public Relations Division, the Executive Secretariat, the Human Resources Division and the Corporate Administration Division	Director, PIETRO Co., Ltd.
Executive Director
Yasuyuki Ishida	Head of the Tokyo Headquarters, the IT Strategy Division and the Operations Planning & Management Division

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Executive Director
Hiroyuki Irie	The Regional Relationship Management Division
Managing Director
Shinya Hirota	The Treasury & Portfolio Investment Division, the Treasury & Securities Transaction Division, and the International Business Division	Audit & Supervisory Board member, OK Food Industry Co., Ltd.
Managing Director
Hideyuki Murakami	The Internal Audit Division, the Corporate Planning Division, and the Corporate Risk Management & Compliance Division	Audit & Supervisory Board member, Showa Manufacturing Co., Ltd.
Managing Director
Toshihiko Sadano	Head of Kita-Kyushu General Headquarters
	Director (outside)	President, Representative Director, Kyushu Electric Power Company, Incorporated
Michiaki Uriu		Audit & Supervisory Board member, KYUDENKO CORPORATION
	Director (outside)	Life and Economy Journalist
Statutory Auditor, TonenGeneral Sekiyu K.K.
Nobuko Takahashi		Director, Aioi Nissay Dowa Insurance Co., Ltd
Audit & Supervisory Board member, Japan Finance Corporation
Akira Mitsutomi	Senior Corporate Auditor (full time)
Seiji Ino	Corporate Auditor (full time)
Masahiro Sakata	Corporate Auditor (outside)	Attorney-at-law
Yuji Tanaka	Corporate Auditor (outside)	Chairman (Representative Director), SAIBUGAS Co, Ltd. Audit & Supervisory Board member, HIROSHIMA GAS CO.,LTD. Director, THE TORIGOE CO., LTD.
Mr. Tanaka held positions, such as General Manager of the Accounting & Finance Department and officer responsible for the Accounting & Finance Department, and has ample knowledge in finance and accounting.

Hirohiko Okumura	Corporate Auditor (outside)	Professor Emeritus, Gakushuin University

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(Note)	1.	Mr. Michiaki Uriu and Ms. Nobuko Takahashi, Directors, are outside directors as provided for in Article 2, item (xv) of the Companies Act.

2.	Messrs. Masahiro Sakata, Yuji Tanaka and Hirohiko Okumura, Corporate Auditors, are outside corporate auditors as provided for in Article 2, item (xvi) of the Companies Act.

3.
Mr. Michiaki Uriu and Ms. Nobuko Takahashi, Directors, and Messrs. Masahiro Sakata, Yuji Tanaka and Hirohiko Okumura, Corporate Auditors, have been filed with the Tokyo Stock Exchange and the Fukuoka Stock Exchange as independent officers.

4.	Mr. Hiromichi Tanigawa, President and Director, has served as Vice Chairman of Fukuoka Association of Corporate Executives since April 7, 2016.

5.	Mr. Tomoaki Kawakami resigned as corporate auditor as of the closing of the general meeting of shareholders for the 105th term held on June 26, 2015.

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(2)	Compensation for corporate officers

Classification	Persons paid	Compensation
Directors	14	464 (55)
Corporate Auditors	6	74
Total	20	539 (55)
(Note)	1.	Amounts (including the notes below) less than one million yen are rounded down.

2.
The figures in parentheses in the column of “Compensation” are accrued amount payable (55 million yen for the directors) for the current fiscal year among variable compensation to be paid in June 2016.

3.
Compensation limits decided by the Articles of Incorporation or at the general meeting of shareholders are 540 million yen per annum for Directors, comprising of a fixed compensation of 440 million yen (including the total amount of compensation for outside directors up to 20 million yen per annum) and a variable compensation of 100 million yen or less, and a fixed compensation of 95 million yen or less per annum for Corporate Auditors.

4.
The Bank resolved at the meeting of board of directors held on May 13, 2011 to abolish the retirement bonus system applicable to the directors and corporate auditors at the time of the closing of the general meeting of shareholders for the 101st term held on June 29, 2011 and obtained approval of shareholders at the same meeting for paying (for discontinuance) each officer the retirement bonus at his or her retirement that has been accumulated until the abolition of the system.  Based on such approval, in addition to the above, the Bank paid the retirement bonus of 11 million yen to one corporate auditor who retired during the current fiscal year.

(3)	Agreements limiting liability

Name	Outline of agreements limiting liability
Michiaki Uriu (Director)
Pursuant to the provision of Article 427, Paragraph (1) of the Companies Act, the Bank has entered into an agreement with each of the outside directors or outside corporate auditors listed in the left column of this table to limit their liabilities to the minimum amount of liability provided in Article 425, Paragraph (1) of the Companies Act when the outside directors or outside corporate auditors are in good faith and have not committed gross negligence in performing their duties.

Nobuko Takahashi (Director)
Masahiro Sakata (Corporate Auditor)
Yuji Tanaka (Corporate Auditor)
Hirohiko Okumura (Corporate Auditor)

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3.	Matters Concerning Outside Officers

(1)	Concurrent positions and other details on outside officers

Name	Concurrent positions and other details
Michiaki Uriu (Director)	President (Representative Director) Kyushu Electric Power Company, Incorporated Audit & Supervisory Board member, KYUDENKO CORPORATION
Nobuko Takahashi (Director)	Life and Economy Journalist Statutory Auditor, TonenGeneral Sekiyu K.K. Director, Aioi Nissay Dowa Insurance Co., Ltd Audit & Supervisory Board member, Japan Finance Corporation
Masahiro Sakata (Corporate Auditor)	Attorney-at-law
Yuji Tanaka (Corporate Auditor)	Chairman, Representative Director, SAIBUGAS Co., Ltd. Audit & Supervisory Board member, HIROSHIMA GAS CO.,LTD. Director, THE TORIGOE CO., LTD.
Hirohiko Okumura (Corporate Auditor)	Professor Emeritus, Gakushuin University
(Note)	1.	There are ordinary banking transactions between Kyushu Electric Power Company, Incorporated for which Mr. Michiaki Uriu, Director, serves as President and Representative Director, and the Bank.
2.	There are ordinary banking transactions between KYUDENKO CORPORATION for which Mr. Michiaki Uriu, Director, serves as Audit & Supervisory Board member, and the Bank.
3.	There are ordinary banking transactions between TonenGeneral Sekiyu K.K. for which Ms. Nobuko Takahashi, Director, serves as Statutory Auditor, and the Bank.
4.	There are ordinary banking transactions between Japan Finance Corporation for which Ms. Nobuko Takahashi, Director, serves as Audit & Supervisory Board member, and the Bank.
5.	There are ordinary banking transactions between SAIBUGAS Co., Ltd. for which Mr. Yuji Tanaka, Corporate Auditor, serves as Chairman and Representative Director, and the Bank.

17/88

(2)	Principal activities of outside officers

Name	Term of office	Attendance at meetings of the board of directors	Statements at meetings of the board of directors and other activities
Michiaki Uriu (Director)	2 years and 9 months	Attended 9 meetings out of 13 meetings of the board of directors held during the current business year.	Based on his considerable experience as corporate manager, he has made statements necessary to deliberate proposals from time to time.
Nobuko Takahashi (Director)	9 months	Attended 8 meetings out of 10 meetings of the board of directors held after assuming the position on June 26, 2015.	Based on her broad and extensive knowledge as journalist, she has made statements necessary to deliberate proposals from time to time.
Masahiro Sakata (Corporate Auditor)	8 years and 9 months	Attended 11 meetings out of 13 meetings of the board of directors and all 7 meetings of the Corporate Auditors held during the current business year.	Based on his considerable experience in key posts, such as Director-General of the Cabinet Legislation Bureau, he has made statements necessary to deliberate proposals from time to time.
Yuji Tanaka (Corporate Auditor)	4 years and 9 months	Attended 11 meetings out of 13 meetings of the board of directors and 5 meetings out of 7 meetings of the Corporate Auditors held during the current business year.	Based on his considerable experience in the accounting finance area as corporate manager and CFO of SAIBUGAS Co., Ltd., he has made statements necessary to deliberate proposals from time to time.
Hirohiko Okumura (Corporate Auditor)	4 years and 9 months	Attended 12 meetings out of 13 meetings of the board of directors and all 7 meetings of the Corporate Auditors held during the current business year.	Based on his wealth of knowledge as academic expert, he has made statements necessary to deliberate proposals from time to time.

(3)	Compensation for outside officers

(Unit: Millions of yen)
	Persons paid	Compensation from the Bank	Compensation from the Bank’s parent or other entities
Total compensation	5	29	－
(Note) Amount less than one million yen is rounded down.

(4)	Opinions of outside officers

Not applicable.

18/88

4.	Matters Concerning Shares of the Bank

(1)	Number of shares

Total number of shares authorized to be issued:                                 1,500,000 thousand shares

Total number of shares issued:                                                               796,732 thousand shares

(Note)                 Amount less than one thousand shares is rounded down.

(2)	Number of shareholders at the end of the fiscal year:	21,112

(3)	Major shareholders

	Investment in the Bank
Name of shareholders	Number of shares held (thousands of shares)	Shareholding ratio (%)
Japan Trustee Services Bank, Ltd. (Trust Account)	98,625	12.56
Japan Trustee Services Bank, Ltd. (Trust Account No. 4)	47,632	6.06
Japan Trustee Services Bank, Ltd. (Trust Account No. 9)	31,840	4.05
The Master Trust Bank of Japan, Ltd. (Trust Account)	22,322	2.84
Nippon Life Insurance Company	19,309	2.45
Meiji Yasuda Life Insurance Company	13,827	1.76
Mizuho Bank, Ltd.	11,500	1.46
Resona Bank, Limited	11,001	1.40
Tokio Marine & Nichido Fire Insurance Co., Ltd.	10,810	1.37
Sumitomo Mitsui Banking Corporation	10,748	1.36
(Note)	1.	“Number of shares held” less than one thousand shares is rounded down.
2.	“Shareholding ratio” is calculated by deducting the number of treasury stock (11,629,569 shares) and rounded down to two decimal places.
3.	Although the Bank holds 11,629,569 shares of treasury stock, it is excluded from the major shareholders above.

5.	Matters Concerning the Stock Acquisition Rights of the Bank

Not applicable.

19/88

6.	Matters Concerning Accounting Auditor

(1)	Accounting Auditor

(Unit: Millions of yen)
Name		Compensation for the relevant business year	Other
Ernst & Young ShinNihon LLC
Designated Limited Liability Partner	Certified Public Accountant
Engagement Partner	Koichi Mori
Designated Limited Liability Partner	Certified Public Accountant	74	(Note) 2
Engagement Partner	Ryuji Takagi		(Note) 3
Designated Limited Liability Partner	Certified Public Accountant
Engagement Partner	Teruaki Kawaguchi
(Note)	1.	Amounts (including the notes below) less than one million yen are rounded down.
2.	Reason that the board of corporate auditors agreed to the amount of compensation paid to the accounting auditor

The Board of Corporate Auditors examined details of the audit plan and the calculation basis of audit fee estimation through explanation provided by the directors and accounting auditor, and subsequently, determined that the amount of compensation was appropriate from the viewpoint of securing the independence and ensuring the quality of audit.  Therefore, the Board of Corporate Auditors agreed to the amount of compensation as prescribed in Article 399, Paragraph (1) of the Companies Act.

3.	Details of suspension of business operations imposed on the accounting auditor for the last two years
(1)	Party subject to the disciplinary action

Ernst & Young ShinNihon LLC (location: Chiyoda-ku, Tokyo)

(2)	Details of the disciplinary action

Suspension of business operations relating to the execution of new contracts: for three months’ period

(From January 1, 2016 until March 31, 2016)

(3)	Reasons for the disciplinary action

a.
Seven certified public accountants of Ernst & Young ShinNihon LLC had, in negligence of due care, attested the financial statements of TOSHIBA CORPORATION for years that ended March  31, 2010, 2012 and 2013 containing material misstatements as if the statements contained no material misstatements.

b.	The Ernst & Young ShinNihon LLC’s operations are significantly inappropriate.

4.
Under the audit agreement between the Bank and the accounting auditor, the amounts of audit fees subject to the Companies Act and the Financial Instruments Exchange Law are not distinguished clearly, nor can they be distinguishable practically, therefore “Compensation for the relevant business year” indicates the total amount of such fees.

5.	Total amount of cash payable to the accounting auditor by the Bank, its subsidiary companies and subsidiaries and other property benefits is 112 million yen.

(2)	Agreements limiting liability

The Bank has not entered into any agreement limiting liability with the accounting auditor.

20/88

(3)	Other matters concerning the accounting auditor

Policy on decisions of dismissal or non-reappointment of the accounting auditor

If the Bank decides that there is significant doubt as to whether the accounting auditor is able to continue to perform its duties or if there is any other reasonable reason, “dismissal or non-reappointment of the accounting auditor” will be submitted to the ordinary general meeting of shareholders as a proposal.  In addition, contents of the proposal to be submitted will be determined by the board of corporate auditors pursuant to the provision of Article 344 of the Companies Act.

If the board of corporate auditors determines that the accounting auditor falls within any of the reasons for dismissal set forth in each item of Article 340, Paragraph (1) of the Companies Act, it will dismiss the accounting auditor by a unanimous consent of all the corporate auditors.

7.	Basic Policy Concerning the Requirements for the Person Controlling the Decision of the Financial and Business Policies

The Bank has not set forth any particular basic policy concerning the requirements for the person controlling the decision of the financial and business policies.

8.	System to Ensure the Properness of Operations

In order to improve the systems to ensure the properness of operations, the Bank has established “Basic Policy on Establishment of the Internal Control System” as follows.

(1)	System to ensure that the directors and employees comply with laws and regulations and the Articles of Incorporation in the execution of their duties

-
Regarding compliance as one of the most significant management issues, the Bank shall formulate “Basic Compliance Policy and Compliance Standards” that specifies the Bank’s philosophy relating to compliance and an action guideline for the Bank’s officers and employees, as well as preparing “Compliance Manual” as a detailed guidebook that will help the Bank implement the business operation in accordance with such policy and standards.  Furthermore, as a pragmatic plan to improve the compliance system, the Bank shall develop “Compliance Program” for each fiscal year.  As for “protection of customers and improvement of convenience” and “elimination of antisocial forces and organized crime from financial transactions,” the Bank shall address such issues under the compliance system.

-
The Bank shall establish a compliance supervisory division that has centralized control over internal compliance issues as a system to ensure compliance, and shall further establish a compliance committee as an organization that discusses or evaluates compliance matters that are significant from the management perspective.  Moreover, the Bank shall establish a compliance consultation desk (so called, hotline) which allows an employee to report to or consult with the compliance supervisory division directly without involving his or her superior when he or she is aware of any action that is questionable from the compliance perspective.

-	The Internal Audit Division shall conduct an audit of the compliance status and report the results to the board of directors, the management committee and the board of corporate auditors.

(2)	System concerning retention and management of information on the execution of duties by the directors

-
Information pertaining to the execution of duties by the directors shall be retained and managed appropriately based on “Document Policies” that stipulates the organization and storage of documents (including electromagnetic records), retention period and rules for disposal.  Furthermore, the directors and the corporate auditors have access to those documents at any time.

21/88

(3)	Internal policies and other systems concerning the management of risks of loss

-
In order to establish the sound management base and secure stable profits, the Bank shall regard “Basic Policy on Risk Management” that stipulates the basic stance, management policy and similar relating to the risk management as the top-priority policy for the risk management, and shall formulate the management policy and management rules according to risk profile of each risk category.

-
The risk management system shall have three layers of the risk management supervisory division covering the Bank as a whole, the lead division for each risk category and the responsible division to enhance the effectiveness of risk management and the mutual checking function.  Moreover, the Bank shall establish various committees for each risk category to discuss and evaluate material matters concerning risk specifically and substantively.

-
In order to enable early recovery and minimum business continuity during an emergency, such as a natural disaster or terrorism, the Bank shall regard “Business Continuity Plan” that stipulates preparation for and response to an emergency as the top-priority plan for business continuity, and shall formulate management policies that stipulate specific measures for each type of disaster based on such plan.

-	The Internal Audit Division shall conduct an audit of the risk management status and report the results to the board of directors, the management committee and the board of corporate auditors.

(4)	Systems to ensure the efficient execution of duties by the directors

-
The Bank shall regard “board of directors” and its delegated organ, the “management committee,” which is a deliberative and decision-making organ, as an integrated decision-making and supervisory organ, and shall formulate “Regulations of the Board of Directors (and criteria for matters to be discussed)” and “Regulations of the Management Committee” that stipulates the operation of and matters to be discussed by each organ.

-
In order to clarify the chain of command and establish the system of responsibility within the Bank, the Bank shall formulate various policies concerning management organization, allocation of duties and official authority.

(5)	Systems to ensure the appropriate business operations of the corporate group consisting of the Bank and its subsidiary companies

-
In order to ensure the fair business operations of the subsidiary companies, the Bank shall establish a supervisory division to exercise control and provide direction integrally in relation to basic matters concerning the management of subsidiary companies.

-
The Bank shall promote the subsidiary companies to establish effective systems according to their respective situations in conformity to the Bank’s compliance system and risk management system and shall request the subsidiary companies to report to the Bank on material matters concerning such systems, as necessary.

-	In order to ensure the fairness of financial reports, the Bank shall improve systems of the Bank and its subsidiaries in conformity with generally accepted internal control framework.

-
The Internal Audit Division shall conduct an audit of the material business operations of the subsidiary companies and report the results to the board of directors, the management committee and the board of corporate auditors.

22/88

-
The Bank shall discuss strategies of the corporate group consisting of the Bank and its subsidiary companies and shall hold “Group Companies Strategy Conferences,” as necessary in order to promote collaboration, cooperation and information sharing among the corporate group.

(Note)	“Subsidiary companies” refers to “subsidiary company,” “subsidiary” and “relevant juridical person” as set forth in the Banking Act.

(6)	Systems to ensure the effectiveness of audits by corporate auditors

-
The Bank shall establish a corporate auditor’s office that reports to the board of corporate auditors and shall assign dedicated staff to such office to assist the corporate auditors and the board of corporate auditors to perform their duties.

-
In order to ensure the independence of staff who belongs to the corporate auditor’s office from the directors, the Bank shall ask for consent of the senior corporate auditors in advance in making decisions on matters involving authority over personnel matters, such as personnel changes and evaluation of the relevant staff.

-
In the event that the directors have found material breach of laws or the Bank’s Articles of Incorporation, facts of fraud or facts that may cause significant damage to the company, in relation to the execution of duties by the officers or employees of the Bank or the subsidiary companies, they shall make a report to the board of corporate auditors.

-
Employees of the Bank or officers or employees of the subsidiary companies, who found material breach of laws or the Bank’s Articles of Incorporation, facts of fraud or facts that may cause significant damage to the company in relation to the execution of duties, or a person who received a report from them shall report them to the board of corporate auditors.  It is prohibited to treat a person who made such report in an unfavorable manner because of such report and shall keep everyone well-informed about it.

-	In addition to the above, the directors and the board of corporate auditors shall discuss and determine matters that the directors and staff should report to the board of corporate auditors.

-
When a corporate auditor requests advance payment in connection with the execution of his or her duties under Article 388 of the Companies Act, the expense or debt relating to such requests shall be settled immediately, unless such expense or debt proves to be unnecessary for the execution of his or her duties,

-
The corporate auditors may attend meetings of the board of directors, the management committee and other material committee in order to understand the process of material decision making and the execution of operation, and may further inspect principal requests for approval and other material documents concerning the execution of operation and request the directors or employees to provide explanation on such documents.

-	The representative director shall exchange opinions with the corporate auditors periodically and make efforts to ensure that audits by the corporate auditors will be conducted effectively.

< Outline of implementation of the systems to ensure the fair business operations >

The Bank has been making efforts to improve the above-stated systems to ensure the fair business operations and implement such systems appropriately.  Outline of implementation of the systems for the current business year is as below.

(i)
The Bank has developed a “Compliance Program” for each fiscal year which is a pragmatic plan to improve the compliance system and has reported the implementation status to the compliance committee and the management committee every two months.

(ii)
With respect to “elimination of antisocial forces and organized crime from financial transactions,” the Bank set forth the practical handling in “Procedures of response to antisocial forces” and similar and has provided workshops and group training sessions using VTRs in order to keep all of the officers and employees informed about it.

23/88

(iii)	The Bank group introduced and has operated a consultation desk (so called, hotline), creating an environment that will encourage more whistle-blowing.

(iv)
Based on “Basic Policy on Risk Management” that stipulates the basic stance relating to the risk management, the Bank has identified and evaluated risk for each risk category and has made a report to various committees, the management committee and the board of directors periodically.  When any issues were found, relevant divisions have taken measures promptly in coordination, and moreover, the status of such management has been reported to various committees, the management committee and the board of directors, as necessary.

(v)
The Group Companies Management Division that supervises the subsidiary companies has exercised control over and provided direction to the business operation of the subsidiary companies continuously, as well as submitting a quarterly report to the Bank’s board of directors on the business operation of the subsidiary companies.  In order to promote collaboration, cooperation and information sharing within the group, the Bank has held a Group Companies Strategy Conference twice a year to discuss the group strategies.

(vi)
The corporate auditors of the Bank have attended material meetings of the management committee and the compliance committee, and have further confirmed the business operations through interview with the directors, officers and employees.  Moreover, in order to exchange information and communicate with each other, the corporate auditors had five meetings with the representative director, 14 meetings with the accounting auditor and 13 meetings with the Internal Audit Division.

9.	Matters Concerning Specified Wholly Owned Subsidiaries

Not applicable.

10.	Matters Concerning Transactions with the Parent Company and Others

Not applicable.

11.	Matters Concerning Accounting Advisors

Not applicable.

12.	Other

Not applicable.

24/88

Non-Consolidated Statements of Balance Sheet for the 106th Term (as of March 31, 2016)

(Unit: Millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Cash and due from banks	605,350	Deposits	7,154,835
Cash	96,351	Current deposits	312,573
Due from banks	508,999	Ordinary deposits	3,802,120
Call bans	129	Saving deposits	61,786
Trading account assets	1,283	Deposits at notice	13,715
Trading account securities	1,283	Time deposits	2,901,036
Money held in trust	1,999	Installment savings	11,928
Securities	1,835,516	Other deposits	51,675
Government bonds	706,895	Negotiable certificates of deposit	393,127
Local government bonds	96,218	Call money	41 691
Corporate bonds	554,659	Payables under repurchase agreements	65,806
Stocks	135,046	Guarantee deposits received under securities lending transactions	19,892
Other securities	342,696	Borrowed money	515,061
Loans and bills discounted	6,220,199	Borrowings from other banks	515,061
Bills discounted	25,559	Foreign exchange liabilities	74
Loans on bills	211,238	Foreign bills sold	0
Loans on deeds	5,391,281	Foreign bills payable	73
Overdrafts	592,119	Bonds	48,800
Foreign exchange assets	8,284	Other liabilities	71,126
Due from foreign banks (our accounts)	7,518	Domestic exchange settlement account, credit	2
Foreign bills bought	461	Accrued income taxes	7,161
Foreign bills receivable	304	Accrued expenses	8,552
Other assets	38,814	Unearned revenue	2,428
Prepaid expenses	5	Reserve for interest on installment savings	1
Accrued income	5,932	Derivatives other than for trading-liabilities	7,561
Derivatives other than for trading-assets	8,901	Cash collateral received for financial instruments	778
Cash collateral paid for financial instruments	101	Lease obligations	54
Other assets	23,872	Asset retirement obligations	828
Tangible fixed assets	109,648	Others	43,757
Buildings	21,999	Reserve for retirement benefits	3,631
Land	73,799	Reserve for reimbursement of deposits	2,141
Leased assets	51	Reserve for other contingent losses	1,437
Construction in progress	2,056	Deferred tax liabilities	13,126
Other tangible fixed assets	11,741	Deferred tax liabilities on revaluation of premises	15,067
Intangible fixed assets	5,798	Acceptances and guarantees	25,712
Software	5,311	Total liabilities	8,371,534
Other intangible fixed assets	486	(Net assets)
Prepaid pension cost	14,143	Capital stock	85,745
Customers’ liabilities for acceptances and guarantees	25,712	Capital surplus	85,914
Reserve for possible loan losses	(34,740)	Legal capital surplus	85,684
Reserve for devaluation of securities	(500)	Other capital surplus	230
		Earned surplus	201,493
		Legal retained earnings	61
		Other retained earnings	201,432
		Reserve for reduction entry	3
		General reserve	171,200
		Retained earnings brought forward	30,228
		Treasury stock	(4,188)
		Total shareholders’ equity	368,965
		Net unrealized gains on securities available for sale, net of taxes	61,643
		Net deferred gains (losses) on hedging instruments, net of taxes	(1,011)
		Revaluation of premises, net of taxes	30,507
		Total valuation and translation adjustments	91,139
		Total net assets	460,104
Total assets	8,831,638	Total liabilities and net assets	8,831,638

25/88

Non-Consolidated Statements of Income for the 106th Term

(Unit: Millions of yen)
Item	Amount
Income		146,307
Interest income	105,503
Interest on loans and discounts	83,200
Interest and dividends on securities	22,001
Interest on call loans	41
Interest on deposits with banks	222
Other interest income	37
Fees and commissions	25,710
Fees and commissions on domestic and foreign exchanges	8,586
Other fees and commissions	17,124
Trading income	24
Gains on trading account securities transactions	24
Other operating income	2,311
Gains on foreign exchange transactions	843
Gains on sales of bonds	1,462
Others	5
Other income	12,757
Recoveries of written-off claims	3,776
Gain on sales of stocks and other securities	6,041
Gain on money. held in trust	2
Others	2936
Ordinary expenses		103,169
Interest expenses	7,634
Interest on deposits	4,008
Interest on negotiable certificates of deposit	538
Interest on call money	557
Interest on payables under repurchase agreements	267
Interest on payables under securities lending transactions	120
Interest on borrowings	1,054
Interest on bonds	724
Other interest expenses	362
Fees and commissions	13,024
Fees and commissions on domestic and foreign exchanges	1,802
Other fees and commissions	11,221
Other operating expenses	1,915
Loss on sales of bonds	1,323
Loss on redemption of bonds	121
Expenses on derivatives other than for trading or hedging	469
General and administrative expenses	72,826
Other expenses	7,769
Provision of allowance for doubtful accounts	5,781
Written-off of loans	627
Losses on sales of stocks and other securities	70
Losses on devaluation of stocks and other securities	13
Loss on money held in trust	0
Others	1,275
Ordinary income		43,137
Extraordinary income		43
Gain on disposal offered assets	43
Extraordinary loss		1,082
Loss on disposal offered assets	557
Impairment loss	513
Other	11
Income before income taxes		42,098
Income taxes - current	9,781
Income taxes - deferred	2,301
Total income taxes		12,082
Net income		30,016

26/88

Non-Consolidated Statements of Changes in Net Assets for the 106th Term

(Unit: Millions of yen)
	Shareholders’ equity
		Capital surplus			Earned surplus
						Other earned surplus
	Capital stock	Capital reserve	Other capital surplus	Total capital surplus	Legal reserve	Reserve for deferred capital gains	Other voluntary reserves	Unappropriated retained earnings	Total earned surplus	Treasury stock	Total shareholders’ equity
Balance at beginning of the year	85,745	85,684	231	85,915	61	3	155,300	21,126	176,491	(2,128)	346,023
Changes during the year
Cash dividends paid								(5,133)	(5,133)		(5,133)
Transfer from reserve for deferred capital gains						(0)		0	―		―
Transfer to reserve for deferred capital gains						0			0		0
Transfer to other voluntary reserves							15,900	(15,900)	―		―
Net income								30,016	30,016		30,016
Acquisition of treasury stock										(2,066)	(2,066)
Sale of treasury stock			(0)	(0)						6	5
Reversal of revaluation of premises								119	119		119
Net changes in items other than shareholders’ equity
Total changes during the year	―	―	(0)	(0)	―	(0)	15,900	9,102	25,002	(2,060)	22,941
Balance at end of the year	85,745	85,684	230	85,914	61	3	171,200	30,228	201,493	(4,188)	368,965

27/88

	Valuation and translation adjustments
	Net unrealized gains on securities available for sale, net of taxes	Net deferred gains (losses) on hedging instruments, net of taxes	Revaluation of premises, net of taxes	Total valuation and translation adjustments	Share options	Total net assets
Balance at beginning of the year	63,359	(763)	29,836	92,432	―	438,455
Changes during the year
Cash dividends paid						(5,133)
Transfer from reserve for deferred capital gains						―
Transfer to reserve for deferred capital gains						0
Transfer to other voluntary reserves						―
Net income						30,016
Acquisition of treasury stock						(2,066)
Sale of treasury stock						5
Reversal of revaluation of premises						119
Net changes in items other than shareholders’ equity	(1,716)	(247)	670	(1,293)		(1,293)
Total changes during the year	(1,716)	(247)	670	(1,293)	―	21,648
Balance at end of the year	61,643	(1,011)	30,507	91,139	―	460,104

28/88

Consolidated Balance Sheets for the 106th Term (as of March 31, 2016)

(Unit: Millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Cash and due from banks	619,717	Deposits	7,365,708
Call loans and bills bought	129	Negotiable certificates of deposit	397,628
Commercial paper and other debt purchased	32,369	Call money and bills sold	41,691
Trading account assets	1,283	Payables under repurchase agreements	65,806
Money held in trust	1,999	Guarantee deposits received under securities lending transactions	19,892
Securities	1,818,567	Borrowed money	506,270
Loans and bills discounted	6,451,953	Foreign exchange liabilities	74
Foreign exchange assets	8,284	Bonds	48,800
Other assets	43,598	Other liabilities	94,632
Tangible fixed assets	113,837	Liability for retirement benefits	4,345
Buildings	22,840	Reserve for retirement benefits for directors and corporate auditors	217
Land	76,629	Reserve for reimbursement of deposits	2,174
Leased assets	84	Reserve for other contingent losses	1,497
Construction in progress	2,056	Reserve under the special laws	4
Other tangible fixed assets	12,226	Deferred tax liabilities	9,354
Intangible fixed assets	5,662	Deferred tax liabilities on revaluation of premises	15,346
Software	5,087	Acceptances and guarantees	29,072
Leased assets	57	Total liabilities	8,602,519
Other intangible fixed assets	517	(Net assets)
Asset for retirement benefits	5,356	Capital stock	85,745
Deferred tax assets	852	Capital surplus	90,531
Customers’ liabilities for acceptances and guarantees	29,072	Earned surplus	207,138
Reserve for possible loan losses	(41,716)	Treasury stock	(4,189)
Reserve for devaluation of securities	(618)	Total shareholders’ equity	379,226
		Net unrealized gains on securities available for sale, net of taxes	63,203
		Net deferred gains (losses) on hedging instruments, net of taxes	(1,011)
		Revaluation of premises, net of taxes	30,507
		Retirement benefits liability adjustments, net of taxes	(6,023)
		Total accumulated other comprehensive income	86,676
		Non-controlling interests	21,927
		Total net assets	487,831
Total assets	9,090,350	Total liabilities and net assets	9,090,350

29/88

Consolidated Statements of Income for the 106th Term

Item	Amount
Income		154,905
Interest income	105,317
Interest on loans and discounts	88,391
Interest and dividends on securities	15,451
Interest on call loans and bills bought	45
Interest on deposits with banks	232
Other interest income	1,196
Fees and commissions	32,900
Trading income	986
Other operating income	2,722
Other income	12,979
Recoveries of written-off claims	3,907
Others	9,072
Ordinary expenses		111.922
Interest expenses	7,079
Interest on deposits	4,058
Interest on negotiable certificates of deposit	567
Interest on call money and bills sold	557
Interest on payables under repurchase agreements	267
Interest on payables under securities lending transactions	120
Interest on borrowings	419
Interest on bonds	724
Other interest expenses	362
Fees and commissions	10,506
Other operating expenses	1,915
General and administrative expenses	83,499
Other expenses	8,921
Provision of allowance for doubtful accounts	5,341
Others	3,580
Ordinary income		42,983
Extraordinary income		65
Gain on disposal of fixed assets	65
Extraordinary loss		1,091
Loss on disposal of fixed assets	564
Impairment loss	513
Other	12
Income before income taxes and minority interests		41,956
Income taxes - current	11,437
Income taxes - deferred	2,476
Total income taxes		13,913
Net income		28,043
Net income attributable to non-controlling shareholders		1,121
Net income attributable to shareholders of the parent		26,921

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Consolidated Statements of Changes in Net Assets for the 106th Term

(Unit: Millions of yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Earned surplus	Treasury stock	Total shareholders’ equity
Balance at beginning of the year	85,745	90,532	185,231	(2,128)	359,380
Changes during the year
Cash dividends paid			(5,133)		(5,133)
Transfer to reserve for deferred capital gains			0		0
Net income attributable to shareholders of the parent			26,921		26,921
Acquisition of treasury stock				(2,066)	(2,066)
Sale of treasury stock		(0)		6	5
Reversal of revaluation of premises			119		119
Net changes in items other than shareholders’ equity
Total changes during the year	―	(0)	21,907	(2,060)	19,846
Balance at end of the year	85,745	90,531	207,138	(4,189)	379,226

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	Accumulated other comprehensive income
	Net unrealized gains on securities available for sale, net of taxes	Net deferred gains (losses) on hedging instruments, net of taxes	Revaluation of premises, net of taxes	Retirement benefits liability adjustments	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance at beginning of the year	64,777	(763)	29,836	(5,647)	88,202	21,482	469,065
Changes during the year
Cash dividends paid							(5,133)
Transfer to reserve for deferred capital gains							0
Net income attributable to shareholders of the parent							26,921
Acquisition of treasury stock							(2,066)
Sale of treasury stock							5
Reversal of revaluation of premises							119
Net changes in items other than shareholders’ equity	(1,573)	(247)	670	(376)	(1,526)	445	(1,081)
Total changes during the year	(1,573)	(247)	670	(376)	(1,526)	445	18,765
Balance at end of the year	63,203	(1,011)	30,507	(6,023)	86,676	21,927	487,831

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Accounting Auditor’s Audit Report on Non-consolidated Financial Statements

Independent Auditors’ Audit Report
May 6, 2016
To:    The Board of Directors
THE NISHI-NIPPON CITY BANK, LTD.
Ernst & Young ShinNihon LLC

Koichi Mori [Seal]
Designated Limited Liability Partner and
Engagement Partner
Certified Public Accountant

Ryuji Takagi [Seal]
Designated Limited Liability Partner and
Engagement Partner
Certified Public Accountant

Teruaki Kawaguchi [Seal]
Designated Limited Liability Partner and
Engagement Partner
Certified Public Accountant

We have audited the non-consolidated financial statements of THE NISHI-NIPPON CITY BANK, LTD.  (“Bank”) for the 106th fiscal year (April 1, 2015 through March 31, 2016), which included the non-consolidated balance sheet, non-consolidated statements of income, non-consolidated statement of changes in net assets, notes and detailed statements thereof for the purpose of reporting under the provisions of Article 436, paragraph (2), item (i) of the Companies Act of Japan.

Management’s Responsibility for the Non-consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these non-consolidated financial statements and detailed statements thereof in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation and fair presentation of the non-consolidated financial statements and detailed statements thereof that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an independent opinion on these non-consolidated financial statements and detailed statements thereof based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and detailed statements thereof are free from material misstatement.

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An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and detailed statements thereof. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the non-consolidated financial statements and detailed statements thereof, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements and detailed statements thereof in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and method of application thereof by management and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and detailed statements thereof.

We believe that the audit evidence we have obtained is appropriate and sufficient to provide a basis for our audit opinion.

Opinion
In our opinion, the non-consolidated financial statements and detailed statements thereof referred to above present fairly, in all material respects, the non-consolidated financial position of THE NISHI-NIPPON CITY BANK, LTD. as of March 31, 2016, and the results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Conflicts of Interest
Our firm and Engagement Partners have no interest in the Bank which should be disclosed in compliance with the Certified Public Accountants Act.

End of Document

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Accounting Auditor’s Audit Report on Consolidated Financial Statements

Independent Auditors’ Audit Report
May 6, 2016
To:    The Board of Directors
THE NISHI-NIPPON CITY BANK, LTD.
Ernst & Young ShinNihon LLC

Koichi Mori [Seal]
Designated Limited Liability Partner and
Engagement Partner
Certified Public Accountant

Ryuji Takagi [Seal]
Designated Limited Liability Partner and
Engagement Partner
Certified Public Accountant

Teruaki Kawaguchi [Seal]
Designated Limited Liability Partner and
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements of THE NISHI-NIPPON CITY BANK, LTD. (“Bank”) for the consolidated fiscal year (April 1, 2015 through March 31, 2016), which included the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets and consolidated notes for the purpose of reporting under the provisions of Article 444, paragraph (4) of the Companies Act of Japan.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an independent opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

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An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and method of application thereof by management and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is appropriate and sufficient to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of THE NISHI-NIPPON CITY BANK, LTD. and its consolidated subsidiaries as of March 31, 2016, and the consolidated results of their operations for the year then ended in accordance with accounting principles generally accepted in Japan.

Conflicts of Interest
Our firm and Engagement Partners have no interest in the Bank which should be disclosed in compliance with the Certified Public Accountants Act.
End of Document

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The Board of Corporate Auditors’ Audit Report

Audit Report

This audit report was prepared by the Board of Corporate Auditors of THE NISHI-NIPPON CITY BANK, LTD. (“Bank”) after deliberation, based on audit reports prepared by each corporate auditor, concerning the performance of duties by each director during the 106th fiscal year (April 1, 2015 through March 31, 2016). We shall hereby report as follows.

1.	Methods and Contents of Audit by Corporate Auditors and the Board of Corporate Auditors

(1) In addition to establishing audit policies and allocation of duties, and receiving reports from each corporate auditor on the status and results of the audit, the Board of Corporate Auditors received reports from directors and the accounting auditor on the status of performance of their duties and requested further explanations as deemed necessary.

(2) In compliance with the standards for audit by corporate auditors established by the Board of Corporate Auditors, pursuant to the audit policies and allocation of duties, each corporate auditor communicated with the Bank’s employees, such as directors and the internal audit division, collected information and worked to improve the audit environment and conducted audit through below means as below.

i.
We attended meetings of the Board of Directors and other important meetings, received reports from directors and employees on the status of performance of their duties, requested further explanations as deemed necessary, reviewed important approval documents, and inspected the state of business operations and assets at the head office and other important branch offices. With respect to subsidiaries, we communicated with and exchanged information with directors and corporate auditors of the subsidiaries, received business reports from subsidiaries as deemed necessary.

ii.
In addition, we monitored and inspected the contents of resolutions of the meetings of the Board of Directors with respect to the development of the system to ensure compliance with applicable laws and regulations and the Articles of Incorporation by directors in performing their duties and other systems as defined in Article 100, paragraphs (1) and (3) of the Ordinance for Enforcement of the Companies Act of Japan, which are necessary to ensure proper operation of group companies comprised of the Bank and its subsidiary, and the status of the construction and operation of the systems developed based on such resolution (internal control system), as noted in the business report.

With respect to the Bank’s internal control over financial reporting, we received reports on valuation of the internal control and the status of audit from directors and Ernst & Young ShinNihon LLC and requested further explanations as deemed necessary.

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iii.
In addition, we monitored and reviewed whether the accounting auditor maintained its independence and conducted the audit properly, received reports from the accounting auditor on the status of performance of its duties, and requested further explanations as deemed necessary. Furthermore, we were informed by the accounting auditor that it has established a “system to ensure the appropriate execution of duties” (Shokumu no Suikou ga Tekisetsu ni Okonawareru Koto wo Kakuho Suru Tameno Taisei) (Matters as defined in each item of Article 131 of the Company Accounting Regulations) pursuant to the “Quality Control Standards for Audits” (Kansa ni Kansuru Hinshitsu Kanri Kijun) (Business Accounting Council, October 28, 2005), and requested explanations as deemed necessary.

Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year, the financial statements for the fiscal year (the balance sheet, statements of income, statement of changes in net assets and non-consolidated notes) as well as detailed statements thereof, and the consolidated financial statements for the fiscal year (the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets and consolidated notes).

2.   Results of Audit

(1) Results of audit of the business report

i.
The business report and its supporting schedules of the Bank fairly present the financial conditions of the Bank in conformity with applicable laws and regulations and the Articles of Incorporation of the Bank.

ii.	No misconduct or violation of applicable laws or regulations or the Articles of Incorporation of the Bank was found with respect to the directors’ performance of their duties.

iii.
Resolutions of the meetings of the Board of Directors with respect to the internal control system are appropriate. In addition, there are no matters to be noted regarding items mentioned in the business report and the execution of duties by directors with respect to the internal control system, including the internal control over financial reporting.

(2) Results of audit of the financial statements and detailed statements thereof

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the accounting auditor of the Bank, are appropriate.

(3) Results of audit of the consolidated financial statements

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the accounting auditor of the Bank, are appropriate.

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May 9, 2016

The Board of Corporate Auditors of THE NISHI-NIPPON CITY BANK, LTD.

Akira Mitsutomi [Seal]
Senior Corporate Auditor (Full Time)

Seiji Ino [Seal]
Corporate Auditor (Full Time)

Masahiro Sakata [Seal]
Corporate Auditor

Yuji Tanaka [Seal]
Corporate Auditor

Hirohiko Okumura [Seal]
Corporate Auditor

Note: Corporate Auditors Mr. Masahiro Sakata, Mr. Yuji Tanaka and Mr. Hirohiko Okumura are Outside Corporate Auditors set forth by Companies Act Article 2, item (xvi) and Article 335, paragraph (3).

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Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal No. 1: Appropriation of Surplus

Concerning the appropriation of surplus, the Bank’s basic policy is to strengthen its financial standing via appropriate enrichment of internal reserves and to implement stable and continuous dividends. In the medium term, with an annual dividend of 5 yen per share as a base, the Bank aims to provide returns to shareholders equivalent to approximately 25% of the net income attributable to shareholders of the parent through dividends and share repurchases.

Based on the above policy, the Bank proposes the year-end dividends and the other appropriation of surplus for the 106th fiscal year as follows:

1.	Matters concerning year-end dividends

(1)	Kind of dividend property

Cash

(2)	Matters concerning the allotment of dividend property to shareholders and the total amount thereof

3.50 yen per share of common stock

The total amount dividends   2,747,860,440 yen

Furthermore, as 2.50 yen were paid per share as an interim dividend during this fiscal period, annual dividends to be paid amount to 6.00 yen per share.

(3)	Effective date of the distribution of surplus

June 30, 2016

2.	Other matters concerning the appropriation of surplus

(1)	The item and the amount of surplus to be increased

General reserve	25,500,000,000 yen

(2)	The Item and the amount of surplus to be decreased

Unappropriated retained earnings	25,500,000,000 yen

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Proposal No. 2: Approval of Share Transfer Plan with The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co.

Details of the proposal are as described as separate volume in the enclosed Reference Documents for the General Meeting of Shareholders, Proposal No. 2 “Approval of Share Transfer Plan with The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co.” of the 106th Annual General Meeting of Shareholders.

Proposal No. 3: Election of 14 Directors

The terms of office of all of the 13 Directors will expire at the conclusion of this Annual General Meeting of Shareholders.  In order to further strengthen the management structure, one Director will be increased.  Accordingly, the election of 14 Directors is proposed.

The candidates are as follows:

No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1966	Joined the Ministry of Finance
		Jun. 1995	Director General of the Customs and Tariff Bureau, the Ministry of Finance
		Jul. 1997	Deputy Vice Minister of Director-General’s Secretariat, the National Land Agency
		Jul. 1999	Administrative Vice-Minister, the National Land Agency
	Isao Kubota (Dec. 6, 1942)	Sep. 2000	Vice-president, Urban Development Corporation	10,000 shares
		Jul. 2002	Chairman, Lone Star Japan Acquisitions, LLC
1		May 2006	Joined the Bank Advisor, the Bank
		Jun. 2006	President (Representative Director), the Bank
		Jun. 2014	Chairman (Representative Director), the Bank (current position)
(Significant concurrent positions)
Chairman of Fukuoka Association of Corporate Executives

[Reasons for nomination as a candidate for director]
Since taking office of president in 2006, Mr. Isao Kubota has contributed to the performance improvement of the Bank group by exercising strong leadership, as well as overcoming various issues in connection with the merger, paying off public funds and adopting core-banking system shared by regional banks.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge as a top-level executive.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1976	Joined the Ministry of Finance
		Jun. 2005	Director-General of Yokohama Customs, the Ministry of Finance
		Jul. 2008	Deputy Director-General of Minister’s Secretariat, the Ministry of Finance
		Oct. 2008	Managing Director, Japan Finance Corporation
		May 2011	Joined the Bank Advisor, the Bank
		Jun. 2011	Executive Director, the Bank
	Hiromichi Tanigawa (Jul. 17, 1953)	Jun. 2012	Representative Executive Director (Representative Director), the Bank	19,000 shares
2		May 2013	Representative Executive Director (Representative Director) Head of Kitakyushu&Yamaguchi Region, the Bank
		Jun. 2013	Deputy President (Representative Director) Head of Kitakyushu&Yamaguchi Region, the Bank
		May 2014	Deputy President (Representative Director), the Bank
		Jun. 2014	President (Representative Director), the Bank (current position)
(Significant concurrent positions)
Vice Chairman of Fukuoka Association of Corporate Executives

[Reasons for nomination as a candidate for director]
Since taking office of Director in 2011, Mr. Hiromichi Tanigawa has been in charge of the Bank’s core operations, such as the Internal Audit Division, the Corporate Risk Management & Compliance Division, the Corporate Planning Division and Head of Kitakyushu &Yamaguchi Region.  In relation to the current medium-term business plan, he served as a chairman of the preparation committee, and since taking office of president in June 2014, he has been at the forefront of implementing such business plan.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge as a top-level executive.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1975	Joined the bank
		Jun. 2004	Director Deputy Head of Fukuoka Regional Headquarters General Manager of Head Office, the Bank
		Oct. 2004	Director Deputy Head of Fukuoka Regional Headquarters General Manager of Head Office General Manager of Fukuoka Branch, the Bank
		May 2007	Director Head of Fukuoka Regional Headquarters, the Bank
		Jun. 2007	Managing Director Head of Fukuoka Regional Headquarters, the Bank
		Jun. 2009	Executive Director Head of Fukuoka Regional Headquarters, the Bank
	Seiji Isoyama (Jun. 22, 1951)	Jun. 2010	Representative Executive Director (Representative Director) Regional Headquarters Management Head of Fukuoka Regional Headquarters, the Bank	23,177 shares
3		Jun. 2011	Representative Executive Director (Representative Director) Regional Headquarters Management Head of Fukuoka Regional Headquarters, the Bank
		May 2013	Representative Executive Director (Representative Director) Regional Headquarters Management, the Bank
		Jun. 2013	Deputy President (Representative Director) Regional Headquarters Management, the Bank
		Oct. 2014	Deputy President (Representative Director), the Bank
		Oct. 2015	Deputy President (Representative Director) In charge of the Group Companies Management Division, the Bank (current position)
(Significant concurrent positions)
Chairman, Fukuoka Chamber of Commerce & Industry
Director, Audit and Supervisory Committee member, PLENUS Co., Ltd
Director, Audit and Supervisory Committee member, COCA-COLA WEST COMPANY, LIMITED

[Reasons for nomination as a candidate for director]
Since taking office of director in 2004, Mr. Seiji Isoyama has been in charge of the sales divisions, the Corporate Administration Division, the Group Companies Management Division and the Internal Audit Division etc., and accumulated considerable experience in management.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1980	Joined Fukuoka SOGO Bank (Fukuoka City Bank)
		Jun. 2008	Director Deputy Head of Kita-Kyushu Regional Headquarters General Manager of Kita-Kyushu Head Office General Manager of Kokura Branch, the Bank
		May 2010	Director Head of Kita-Kyushu General Headquarters, the Bank
		Jun. 2010	Managing Director Head of Kita-Kyushu General Headquarters, the Bank
		Jun. 2011	Managing Director Head of Kita-Kyushu General Headquarters, the Bank
		Jun. 2012	Executive Director Head of Kita-Kyushu General Headquarters, the Bank
	Souichi Kawamoto (Sep. 19, 1957)	May 2014	Executive Director Head of Kitakyushu & Yamaguchi Region, the Bank	6,300 shares
4		Jun. 2014	Deputy President (Representative Director) Head of Kitakyushu&Yamaguchi Region, the Bank
		Oct. 2014	Deputy President (Representative Director) Head of Kitakyushu&Yamaguchi Region Regional Headquarters Management, the Bank
May 2016
Deputy President (Representative Director)
Head of Kitakyushu&Yamaguchi Region Regional Headquarters Management In charge of the IT Strategy Division, the Operations Planning & Management Division, the Business Planning Division, the Business Promotion Division, the Retail Business Division and the Personal Loan Transaction Division, the Bank
(current position)

(Significant concurrent positions)
Director, DAIICHI KOUTSU SANGYO Co.,Ltd
Audit & Supervisory Board member, OHISHI SANGYO CO., LTD.

[Reasons for nomination as a candidate for director]
Since taking office of director in 2008, Mr. Souichi Kawamoto has served as Head of Kitakyushu&Yamaguchi Region and in charge of the sales divisions, and is familiar with the entire business.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1978	Joined the bank
		Jun. 2007	Director General Manager of Executive Secretariat, the Bank
		May 2009	Director, the Bank
		Jun. 2010	Managing Director, the Bank
	Kiyota Takata (Jan. 5, 1954)	Jun. 2011	Managing Director, the Bank	27,354 shares
5		Jun. 2012	Executive Director, the Bank
		Oct. 2015	Executive Director In charge of the Public Relations Division, the Executive Secretariat, the Human Resources Division, and the Corporate Administration Division, the Bank (current position)
(Significant concurrent positions)
Director, PIETRO Co., Ltd.

[Reasons for nomination as a candidate for director]
Since taking office of director in 2007, Mr. Kiyota Takata has accumulated experience in management, such as the Public Relations Division, the Executive Secretariat, the Human Resources Division, the Internal Audit Division and the International Business Division.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

		Apr. 1977	Joined the bank
		Jun. 2007	Director, the Bank
		Jun. 2008	Managing Director, the Bank
	Shigeru Urayama (Apr. 25, 1953)	Jun. 2011	Executive Director, the Bank	7,000 shares
6		Jun. 2013	Representative Executive Director (Representative Director), the Bank
		May 2016	Representative Executive Director (Representative Director) In charge of the Credit Risk Management Division and the Credit Supervision Division, the Bank (current position)

[Reasons for nomination as a candidate for director]
Since taking office of director in 2007, Mr. Shigeru Urayama has been in charge of the Credit Supervision Division, the Corporate Business Solution Division, and is familiar with the entire business of financing and corporate business solution.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1981	Joined the bank
		Jun. 2010	Director Deputy Head of Fukuoka Regional Headquarters General Manager of Head Office General Manager of Fukuoka Branch, the Bank
	Hiroyuki Irie (Nov. 11, 1957)	Jun. 2011	Managing Director Deputy Head of Fukuoka Regional Headquarters General Manager of Head Office General Manager of Fukuoka Branch, the Bank	19,000 shares
7		May 2013	Managing Director, the Bank
		Jun. 2015	Executive Director, the Bank
		May 2016	Executive Director, the Bank
In charge of the Corporate Business Solution Division and the Regional Relationship Management Division (current position)

[Reasons for nomination as a candidate for director]
Since taking office of director in 2010, Mr. Hiroyuki Irie has been in charge of the sales divisions and the Regional Relationship Management Division etc., and is familiar with the entire business.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

		Apr. 1981	Joined The Bank of Tokyo, Ltd. (currently The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
		May 2009	Senior Manager of Internal Audit Office, the Internal Audit & Credit Examination Division
		Dec. 2009	Joined the Bank General Manager of the International Business Division, the Bank
		May 2010	General Manager of the International Business Division, the Bank
	Shinya Hirota (Nov. 30, 1958)	Jun. 2011	Executive Officer General Manager of the International Business Division, the Bank	2,000 shares
8		Jun. 2012	Senior Executive Officer General Manager of the International Business Division, the Bank
		Jun. 2013	Managing Director General Manager of the International Business Division, the Bank
		May 2014	Managing Director In charge of the Treasury & Portfolio Investment Division, the Treasury & Securities Transaction Division and the International Business Division, the Bank (current position)
(Significant concurrent positions)
Audit & Supervisory Board member, OK Food Industry Co., Ltd.

[Reasons for nomination as a candidate for director]
Since taking office of director in 2013, Mr. Shinya Hirota has been in charge of the International Business Division, the Treasury & Portfolio Investment Division and the Treasury & Securities Transaction Division etc., and is familiar with international, investment and securities business.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1983	Joined the bank
		Jun. 2010	Executive Officer General Manager of the Human Resources Division and the Human Resource Development Office, the Bank
		May 2012	Executive Officer General Manager of the Corporate Planning Division, the Bank
	Hideyuki Murakami (Mar. 14, 1961)	Jun. 2012	Senior Executive Officer General Manager of the Corporate Planning Division, the Bank	15,000 shares
9		May 2014	Senior Executive Officer, the Bank
		Jun. 2014	Managing Director, the Bank
May 2016
Managing Director
Head of Tokyo Headquarters, the Bank In charge of the Internal Audit Division, the Corporate Planning Division and the Corporate Risk Management & Compliance Division
(current position)

(Significant concurrent positions)
Audit & Supervisory Board member, Showa Manufacturing Co., Ltd.

[Reasons for nomination as a candidate for director]
Since taking office of director in 2014, Mr. Hideyuki Murakami has been in charge of the corporate planning and management divisions etc., and is familiar with human resources, planning and management business.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

		Apr. 1981	Joined Fukuoka SOGO Bank (Fukuoka City Bank)
		Jun. 2010	Executive Officer General Manager of Mihagino Branch, the Bank
	Toshihiko Sadano (Jan. 11, 1957)	Apr. 2013	Senior Executive Officer General Manager of Mihagino Branch, the Bank	3,442 shares
		May 2013	Senior Executive Officer General Manager of the Kita-Kyushu Head Office and Kokura Branch, the Bank
10		May 2014	Senior Executive Officer Head of the Kita-Kyushu General Headquarters, the Bank
		Jun. 2014	Managing Director Head of the Kita-Kyushu General Headquarters, the Bank (current position)

[Reasons for nomination as a candidate for director]
Since taking office of director in 2014, Mr. Toshihiko Sadano has been in charge of the sales divisions of Kita-Kyushu Region etc., and is familiar with the entire business.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1983	Joined Fukuoka SOGO Bank (Fukuoka City Bank)
		May 2010	General Manager of the Corporate Administration Division, the Bank
		Dec. 2011	Executive Officer General Manager of the Corporate Administration Division, the Bank
*	Hiroyuki Takeo (Sep. 19, 1958)	Apr. 2010	Senior Executive Officer General Manager of the Corporate Administration Division, the Bank	11,551 shares
11		May 2013	Senior Executive Officer General Manager of Head Office General Manager of Fukuoka Branch, the Bank
		May 2016	Senior Executive Officer, the Bank In charge of the Credit Risk Management Division and the Credit Supervision Division (current position)

[Reasons for nomination as a candidate for director]
Mr. Hiroyuki Takeo took office of General Manager of the Corporate Administration Division in May 2010, and since taking office of executive officer in 2011, he has served as General Manager of the Corporate Administration Division and General Manager of Head Office etc., and is familiar with the entire operation.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

		Apr. 1983	Joined the bank
		May 2010	General Manager of the Human Resources Division, the Bank
		May 2012	General Manager of the Internal Audit Division, the Bank
		Jan. 2014	Executive Officer General Manager of the Human Resources Division and the Human Resource Development Office, the Bank
*	Junichi Sakaguchi (Sep. 7, 1959)	May 2014	Executive Officer General Manager of the Human Resources Division and the Human Resource Development Office, the Bank	6,000 shares
12		Jun. 2014	Senior Executive Officer General Manager of the Human Resources Division and the Human Resource Development Office, the Bank
May 2016
Senior Executive Officer In charge of the Business Planning Division, the Business Promotion Division, the Retail Business Division and the Personal Loan Transaction Division, the Bank
(current position)

[Reasons for nomination as a candidate for director]
Mr. Junichi Sakaguchi took office of General Manager of the Internal Audit Division in May 2012, and since taking office of executive officer in 2014, he has served as General Manager of the Human Resources Division etc., and is familiar with the entire business.  The Bank nominates him as a candidate for director integrally taking into consideration his experience, capability, personality and knowledge.

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No.	Name (Date of birth)	Past experience, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1975	Joined Kyushu Electric Power Co, Inc.
		Jun. 2007	Executive Director Manager, Business Planning Department
		Jul. 2008	Executive Director, General Manager of Business Planning Department
		Jun. 2009	Director General, Board of Director
General Manager of the Thermal Power Generation Division
	Michiaki Uriu (Mar. 18, 1949)	Jun. 2011	Executive Vice President (Representative Director) General Manager of the Thermal Power Generation Division	0 share
13		Jan. 2012	Executive Vice-President (Representative Director)
		Apr. 2012	President (Representative Director) (current position)
		Jun. 2013	Director, the Bank (current position)
(Significant concurrent positions)
President (Representative Director), Kyushu Electric Power Company, Incorporated
Audit & Supervisory Board member, KYUDENKO CORPORATION

[Reasons for nomination as a candidate for director]
Mr. Michiaki Uriu has considerable experience and extensive knowledge as corporate manager.  The Bank found that he is competent for director from the perspective of strengthening the supervisory function and nominates him as a candidate for outside director.

		Apr. 1976	Joined SHUFUNOTOMO Co., Ltd.
		Apr. 1986	Became a freelance life and economy journalist (current position)
		Jun. 2009	Audit & Supervisory Board member, Japan Finance Corporation (current position)
	Nobuko Takahashi (Nov. 17, 1953)	Mar. 2015	Statutory Auditor, TonenGeneral Sekiyu K.K. (current position)	5,000 shares
14		Apr. 2015	Director, Aioi Nissay Dowa Insurance Co., Ltd (current position)
		Jun. 2015	Director, the Bank (current position)
(Significant concurrent positions)
Life and Economy Journalist
Audit & Supervisory Board member, Japan Finance Corporation
Statutory Auditor, TonenGeneral Sekiyu K.K.
Director, Aioi Nissay Dowa Insurance Co., Ltd

[Reasons for nomination as a candidate for director]
Ms. Nobuko Takahashi has perspective of a longtime journalist and specialist on lifestyle economics, as well as extensive knowledge of economy and finance.  The Bank found that she is competent for director from the perspective of strengthening of supervisory function and nominates her as a candidate for outside director.

(Note)	1.
There are ordinary banking transactions between Kyushu Electric Power Company, Incorporated, for which Mr. Michiaki Uriu, candidate for director, serves as President and Representative Director, and the Bank.

There is no special interest between other candidates for directors, and the Bank.

2.	Mr. Michiaki Uriu and Ms. Nobuko Takahashi are candidates for outside directors.

3.
With respect to Kyushu Electric Power Company, Incorporated, for which Mr. Michiaki Uriu serves as President and Representative Director, there was an incident in connection with “Broadcasting Forum in Saga Prefecture ‘Let’s discuss Genkai Nuclear Power Plant’ ~ Urgent Safety Measures for Genkai Nuclear Power Plant; TV program to provide explanation to residents in Saga ~” held by the Ministry of Finance on June 26, 2011, where its employees requested the other employees and cooperative companies to send comments online to express support for restarting of the nuclear power plants.  Kyushu Electric Power Company, Incorporated established action plans to prevent recurrence and improvement of reliability through deliberation at the meetings of board of directors.

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4.	The term of office of Mr. Michiaki Uriu as outside director is three years starting from the conclusion of this annual general meeting of shareholders.

The term of office of Ms. Nobuko Takahashi as outside director is one year starting from the conclusion of this annual general meeting of shareholders.

5.
The Bank has already entered into an agreement with each of Mr. Michiaki Uriu and Ms. Nobuko Takahashi to limit their liabilities to the minimum amount of liability provided in the relevant laws and ordinances when they are in good faith and have not committed gross negligence in performing their duties as outside directors.

In addition, when this proposal was approved as is, the Bank intends to maintain the same agreement limiting liabilities with both of them thereafter.

6.	Mr. Michiaki Uriu and Ms. Nobuko Takahashi have been filed with the Tokyo Stock Exchange and the Fukuoka Stock Exchange as independent officers.

7.
If Ms. Nobuko Takahashi is appointed by this proposal and Proposal No. 2 was approved as is, she will resign the director of the Bank as of the effective date (scheduled to be October 3, 2016) of the share transfer between The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co. relevant to Proposal No. 2 and will take office of outside director (audit and supervisory committee member) of the joint holding company as of the same day.

8.	Candidates with an asterisk (*) are newly nominated candidates.

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Proposal No. 4: Election of Two Corporate Auditors

The term of office of Mr. Akira Mitsutomi, Corporate Auditor, will expire and Mr. Masahiro Sakata, Corporate Auditor, will resign from office, at the conclusion of this Annual General Meeting of Shareholders.  Accordingly, the election of two corporate auditors is proposed.

This proposal was approved by the Board of Corporate Auditors.

The candidates are as follows:

No.	Name (Date of birth)	Career summary, positions and responsibilities at the Bank (significant concurrent positions)		Number of shares of the Bank held
		Apr. 1981	Joined the bank
		Jun. 2009	General Manager of the Group Companies Management Division, the Bank
		Dec. 2011	Executive Officer General Manager of the Group Companies Management Division, the Bank
*	Masaru Ikeda (Feb. 8, 1959)	Jan. 2014	Executive Officer General Manager of Executive Secretariat, the Bank	4,422 shares
1		Jun. 2014	Senior Executive Officer General Manager of Executive Secretariat, the Bank
		May 2016	Senior Executive Officer, the Bank (current position)

[Reasons for nomination as a candidate for corporate auditor]
Since taking office of executive officer in 2011, Mr. Masaru Ikeda has served as General Manager of the Group Companies Management Division and General Manager of the Executive Secretariat etc., and is familiar with the entire operation.  The Bank nominates him as a candidate for corporate auditor because the function of the Bank’s board of corporate auditors is expected to be strengthened by utilizing his experience, capability, personality and knowledge.

		Apr. 1977	Joined the Ministry of Finance
		Jul. 2008	Director General of the Customs and Tariff Bureau, the Ministry of Finance
		Jul. 2009	Director-General for Policy Planning, the Ministry of Land, Infrastructure, Transport and Tourism
	Hiroshi Fujioka (Jun. 2, 1954)	Jan. 2012	Senior Executive Vice President, Japan Housing Finance Agency	0 share
*		Jan. 2014	Deputy Director-General of Minister’s Secretariat, the Ministry of Finance
2		Jun. 2014	Corporate auditor, Electric Power Development Co., Ltd.
		Jun. 2015	Senior Corporate auditor , Electric Power Development Co., Ltd. (current position)
(Significant concurrent positions)
Senior Corporate auditor , Electric Power Development Co., Ltd.

[Reasons for nomination as a candidate for corporate auditor]
Mr. Hiroshi Fujioka served as Director General of the Customs and Tariff Bureau, the Ministry of Finance, and Director-General for Policy Planning, the Ministry of Land, Infrastructure, Transport and Tourism.  The Bank expects that he will give sound advice to the Bank’s management and conduct objective audit and supervision based on his considerable experience in important posts and exquisite knowledge, and nominates him as a candidate for outside corporate auditor.

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(Note)	1.	There is no special interest between the candidates for corporate auditors and the Bank.

2.	Mr. Hiroshi Fujioka is a candidate for outside corporate auditor.

3.
If the appointment of Mr. Hiroshi Fujioka was approved, the Bank will enter into an agreement with him to limit their liabilities to the minimum amount of liability provided in the relevant laws and ordinances when he is in good faith and has not committed gross negligence in performing his duties as outside corporate auditor.

4.	If the appointment of Mr. Hiroshi Fujioka was approved, he will be filed with the Tokyo Stock Exchange and the Fukuoka Stock Exchange as independent officers.

5.
If Mr. Masaru Ikeda is appointed by this proposal and Proposal No. 2 was approved as is, he will resign the corporate auditor of the Bank as of the effective date (scheduled to be October 3, 2016) of the share transfer between The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co. relevant to Proposal No. 2 and will take the office of director (audit and supervisory committee member) of the joint holding company as of the same day.

6.	Candidates with an asterisk (*) are newly nominated candidates.

(End)

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Instructions for Exercise of Voting Rights via the Internet

Please acknowledge the following when exercising your voting rights via the Internet.

1.
You may exercise your voting rights via the Internet only by using the website designated by the Bank for exercising voting rights (http://www.e-sokai.jp).  Please note this website is not available for viewing on mobile phones except some mobile phone terminals (e.g. smartphones).

2.
When exercising your voting rights via the Internet, enter the “voting rights exercise code” and “password” as described in the enclosed Voting Rights Exercise Form, follow the guidance on screen and indicate your approval or disapproval for the proposals.

3.
You may exercise your voting rights via the Internet until 5:00 p.m., Tuesday, June 28, 2016 JST, the day prior to the General Meeting of Shareholders.  Your early exercise will be greatly appreciated for the sake of counting exercised votes.

4.	Any provider connection fees and communication carrier charges (e.g. telephone charges) arising from using the website for exercising voting rights will be your responsibility.

[System environment for exercising your voting rights via the Internet]

The following system environment is required to use the website for exercising voting rights.

(1)	Access to Internet connections.

(2)
If you are to exercise voting rights using your personal computer, Microsoft® Internet Explorer Ver.5.01 SP2 or later must be installed as your browser. Any PC hardware capable of supporting these browsers will be adequate.

*	Microsoft and Internet Explorer are registered trademarks or trademarks of U.S. Microsoft Corporation in the U.S., Japan and other countries.

Inquiries about the Exercise of Voting Rights via the Internet For inquiries about the exercise of voting rights via the Internet, please contact the following number.
Shareholder register administrator:	Japan Securities Agents, Ltd., Agency Department, IT Help Desk for Shareholders’ Meetings

Direct Line: 0120-707-743

Operating hours: 9:00 a.m. to 9:00 p.m. (open on Saturdays, Sundays and national holidays)

Electronic Voting Platform

If you are a nominee shareholder (including a standing proxy) such as an administrative trust bank, and apply in advance for the use of the electronic voting platform for institutional investors which is operated by ICJ, Inc., you may use the platform as a means of electronically exercising your voting rights at the relevant General Meeting of Shareholders of the Bank.

End

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(Accompanying Separate Volume)

Proposal No. 2	Approval of Share Transfer Plan with The Bank of Nagasaki, Ltd. and Nishi-Nippon Credit Guarantee Co.

THE NISHI-NIPPON CITY BANK, LTD. (“Bank”), the Bank of Nagasaki, Ltd. (“Nagasaki Bank”) and Nishi-Nippon Credit Guarantee Co. (“Nishi-Nippon Credit Guarantee,” the three companies are collectively referred to as “Three Companies”) agreed to establish Nishi-Nippon Financial Holdings, Inc., a holding company which will be the sole parent company of the Three Companies (“Joint Holding Company”), on October 3, 2016 (“Effective Date”) through a share transfer (“Share Transfer”), and after having resolved at respective meetings of their board of directors held on May 10, 2016, jointly prepared a share transfer plan on the same day.

Approval is hereby sought for the share transfer plan regarding the Share Transfer (“Share Transfer Plan”).

The reasons for the Share Transfer and the outline of the Share Transfer Plan and other matters related to this proposal No.2 are as follows.

1.	Reasons for the Share Transfer

The Bank has endeavored to pursue synergetic effects of the unique functions of each of the Bank group companies by conducting reorganizations from time to time, and has enhanced the Bank group’s comprehensive financial strength. As a result, the business activities of the Bank group companies have been steadily expanding.

On the other hand, with regard to the business environment surrounding the Bank group, the economy is becoming more uncertain due to reasons such as slowdown of emerging market economies and circumstances surrounding the Bank have been changing drastically at a faster speed than expected because of, for example, declining population, development of ICT and other changes in social environment, diversifying customers’ values and lifestyles, and policy trends such as monetary easing policies and deregulation as a result of amendments to the Banking Act and related laws and regulations.

With this situation in mind, in order to further strengthen intragroup collaboration that would allow each of the Bank group companies to exhibit its unique characteristics and strengths as well as to appropriately respond to various environmental changes and address risks in the future, the Bank has decided to move to a holding company structure and establish a new group management framework.

As a comprehensive financial group rooted in the region, the Bank group will aim to enhance its comprehensive financial strength and achieve “further contribution to the regional economy” and “maximization of group corporate value” under the Holding Company system.

Under the Holding Company structure, the group will work to implement the following group management strategies with the group management philosophy, “We are committed to becoming a regional financial group with ultimate comprehensive strength that will respond to changing times with high ambition and pride in our services while growing together with our customers.”

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A.	Provision of comprehensive financial services beyond expectation of customers and local communities (achievement of Matrix Management)

For the benefit of customers, while the Holding Company acts as a control tower in formulating strategies with a broad view of the entire group, the group companies will provide the highest quality products and services beyond expectation of customers.

By utilizing the group companies’ financial functions and networks, the group will also proactively contribute to the regional revitalization through efforts such as advancement support of regional industries and active involvement in the regional development.

B.	Enhance the sophistication of a group management control system and a risk control system (achievement of Monitoring Model)

The Holding Company will constantly monitor business operations of the group companies and develop a strategic group management that will respond to various environmental changes.

The Holding Company will also centrally manage risk information of the group companies and work to establish a forward-looking and appropriate group risk management system.

2.	Outline of the Share Transfer Plan

The outline of the Share Transfer Plan is as set forth in the Share Transfer Plan (copy) below.

Share Transfer Plan (Copy)

THE NISHI-NIPPON CITY BANK, LTD. (“Nishi-Nippon City Bank”), the Bank of Nagasaki, Ltd. (“Nagasaki Bank”) and Nishi-Nippon Credit Guarantee Co. (“Nishi-Nippon Credit Guarantee”) have agreed to carry out a share transfer by means of joint share transfer and have set forth the share transfer plan (this “Plan”) as follows.

Article 1	(Share Transfer)

As provided for in this Plan, Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee shall conduct a share transfer (“Share Transfer”), whereby the sole parent company of the three companies to be incorporated through a joint share transfer (“New Company”) acquires all issued shares of Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee on the New Company Establishment Date (as defined in Article 6 of this Plan; the same applies hereinafter).  As a result, Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee will become wholly-owned subsidiaries of the New Company.

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Article 2	(Purpose, Trade Name, Location of Head Office, Total Number of Shares Authorized to be issued, and Other Matters Provided for in the Articles of Incorporation of the New Company)

1.	The purpose, trade name, location of head office, and total number of authorized shares shall be as follows.

(1)	Purpose

The New Company’s purpose shall be as set forth in Article 2 of the Articles of Incorporation attached hereto as Exhibit.

(2)	Trade name

The New Company’s trade name shall be “Kabushiki Kaisha Nishi-Nippon Financial Holdings” in Japanese and “Nishi-Nippon Financial Holdings, Inc.” in English.

(3)	Location of head office

The New Company’s head office shall be located in Fukuoka in the following address: 1-1, Hakata-ekimae 3-chome, Hakata-ku, Fukuoka, Japan

(4)	Total number of shares authorized to be issued

The total number of shares authorized to be issued by the New Company shall be 300,000,000 shares of stock.

2.
In addition to the provisions of the preceding paragraph, matters provided for in the New Company’s Articles of Incorporation shall be as set forth in the Articles of Incorporation attached hereto as Exhibit.

Article 3	(Names of Directors, etc. and Accounting Auditor upon Incorporation of the New Company)

1.	The names of directors upon incorporation of the New Company (excluding directors upon incorporation who are Audit and Supervisory Committee Members upon incorporation) shall be as follows:

Director	Isao Kubota

Director	Hiromichi Tanigawa

Director	Seiji Isoyama

Director	Souichi Kawamoto

Director	Kiyota Takata

Director	Hiroyuki Irie

Director	Shinya Hirota

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Director	Hideyuki Murakami

Director	Hiroyuki Takeo

2.	The names of Audit and Supervisory Committee Members upon incorporation of the New Company shall be as follows.

Director	Masaru Ikeda

Outside Director	Yuji Tanaka

Outside Director	Hirohiko Okumura

Outside Director	Nobuko Takahashi

Reserve Director	Seiji Ino (Reserve Director of Masaru Ikeda who serves as Director)

3.	The name of the Accounting Auditor upon incorporation of the New Company shall be as follows.

Ernst & Young ShinNihon LLC

Article 4	(Shares to be Issued upon the Share Transfer and Allotment thereof)

1.
The New Company, upon the Share Transfer, shall issue shares of common stock of the New Company to the shareholders of common stock of Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee (“Common Shareholders”) as of the time immediately before obtaining all issued shares of Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee (“Reference Time”), in the number equivalent to the sum of (i) the number of shares obtained by multiplying the total number of shares of common stock of Nishi-Nippon City Bank issued at the Reference Time by 0.2, (ii) the number of shares obtained by multiplying the total number of shares of common stock of Nagasaki Bank issued at the Reference Time by 0.006, and (iii) the number of shares obtained by multiplying the total number of shares of common stock of Nishi-Nippon Credit Guarantee issued at the Reference Time by 18,000 (“Issued Shares”), in place of shares of common stock of Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee they hold.

2.
The New Company shall allot Issued Shares to be issued in accordance with the preceding paragraph to Common Shareholders of Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee as of the Reference Time at the following ratio.

(1)	Nishi-Nippon City Bank Common Shareholders will receive 0.2 shares of the New Company common stock for each share of Nishi-Nippon City Bank common stock.

(2)	Nagasaki Bank Common Shareholder will receive 0.006 shares of the New Company common stock for each share of Nagasaki Bank common stock.

(3)	Nishi-Nippon Credit Guarantee Common Shareholder will receive 18,000 shares of the New Company common stock for each share of Nishi-Nippon Credit Guarantee common stock.

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3.
If the shares of common stock of the New Company to be issued to Common Shareholders of Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee in accordance with the preceding two paragraphs are a fraction of less than a whole share, the New Company shall handle the matter in accordance with Article 234 of the Companies Act and other related laws and regulations.

Article 5	(Amount of Capital and Reserves of the New Company)

The amount of capital and reserves of the New Company upon incorporation of the New Company shall be as follows.

(1)	Capital	50,000,000,000 yen

(2)	Capital reserve	12,500,000,000 yen

(3)	Retained earnings reserve	0 yen

Article 6	(New Company Establishment Date)

The date for registration of establishment of the New Company shall be October 3, 2016 (“New Company Establishment Date”); provided, however, that this may be changed upon consultation and agreement among Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee as necessary in the course of proceedings of the Share Transfer or for other reasons.

Article 7	(General Meeting of Shareholders to Approve the Share Transfer Plan)

1.
Nishi-Nippon City Bank shall convene an ordinary general meeting of shareholders on June 29, 2016 and request the passing of resolutions approving this Plan and other matters necessary for the Share Transfer.

2.	Nagasaki Bank shall convene an ordinary general meeting of shareholders on June 29, 2016 and request the passing of resolutions approving this Plan and other matters necessary for the Share Transfer.

3.
Nishi-Nippon Credit Guarantee shall convene an ordinary general meeting of shareholders on June 29, 2016 and request the passing of resolutions approving this Plan and other matters necessary for the Share Transfer.

4.
The dates of the ordinary general meetings of shareholders to approve the Plan and other matters necessary for the Share Transfer as provided for in the preceding three paragraphs may be changed upon consultation and agreement among Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee if needed in the course of proceedings of the Share Transfer or for other reasons.

Article 8	(Listing of Shares and Shareholder Register Administrator)

1.
The common stock issued by the New Company is scheduled to be listed on the First Section of the Tokyo Stock Exchange, Inc. and Securities Membership Corporation of Fukuoka Stock Exchange on the New Company Establishment Date.  Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee shall discuss and mutually cooperate to the extent possible to take necessary procedures for the listing.

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2.	The shareholder register administrator at the time of incorporation of the New Company shall be Japan Securities Agents, Ltd.

Article 9	(Dividends of Surplus)

1.
Nishi-Nippon City Bank may pay (i) a dividend of surplus of up to 3.5 yen per share of common stock to its Common Shareholders or registered common share pledgees registered or recorded in the final shareholder register as of March 31, 2016, or (ii) a dividend of surplus of up to 2.5 yen per share of common stock to Common Shareholders or registered common share pledgees registered or recorded in the final shareholder register as of September 30, 2016.

2.
Nagasaki Bank may pay a dividend of surplus of up to 0.1 yen per share of common stock to its Common Shareholders or registered common share pledgees registered or recorded in the final shareholder register as of March 31, 2016.

3.
Nishi-Nippon Credit Guarantee may pay a dividend of surplus of up to 275,000 yen per share of common stock to its Common Shareholders or registered common share pledgees registered or recorded in the final shareholder register as of March 31, 2016.

4.
Except for as provided in the preceding three paragraphs, Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee shall not pass a resolution during the period after the date of this Plan and before the New Company Establishment Date to pay a dividend of surplus with a record date prior to the New Company Establishment Date unless consulted and agreed by Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee upon consultation.

Article 10	(Cancellation of Treasury Stock)

Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee shall cancel all of their respective treasury stock held as of the Reference Time (including treasury stock acquired through share purchase as demanded by dissenting shareholders in accordance with Article 806, Paragraph 1 of the Companies Act, which is to be exercised upon the Share Transfer) by resolution of a meeting of their Board of Directors held on or before the date immediately preceding the New Company Establishment Date.

Article 11	(Management of Company Property)

During the period after the date of this Plan and before the New Company Establishment Date, Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee shall execute their own business, control and manage their own property with due care of a prudent manager and make any of their subsidiaries execute its business, control and manage its property with due care of a prudent manager.  In conducting any act that may have a material effect on their own property or rights or obligations or making any of their subsidiaries conduct any act that may have a material effect on its property or rights or obligations except as provided for in this Plan, Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee shall mutually consult and agree among them in advance.

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Article 12	(Effect of the Plan)

This Plan shall lose legal effect if the approval for this Plan or any other matter necessary for the Share Transfer is not obtained from the general meeting of shareholders of any of Nishi-Nippon City Bank, Nagasaki Bank or Nishi-Nippon Credit Guarantee as provided for in Article 7 of this Plan, or if the approval of related government authorities that are required for the Share Transfer (including but not limited to authorization of the Share Transfer as stipulated in Article 52-17 of the Banking Act) is not obtained by the New Company Establishment Date, or if the Share Transfer is cancelled pursuant to Article 13 of this Plan.

Article 13	(Change of Terms and Cancellation of the Share Transfer)

If during the period after the date of this Plan and before the New Company Establishment Date, (i) there is a material change in the financial position or business condition of any of Nishi-Nippon City Bank, Nagasaki Bank or Nishi-Nippon Credit Guarantee, (ii) it is found that there is a material event that has a material impact on the financial position or business condition of any of Nishi-Nippon City Bank, Nagasaki Bank or Nishi-Nippon Credit Guarantee, (iii) an event occurs or emerges that would materially impede the implementation of the Share Transfer, or (iv) it becomes otherwise difficult to accomplish the purpose of this Plan, Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee may, upon mutual consultation, alter the terms and conditions of the Share Transfer or the substance of this Plan, or cancel the Share Transfer.

Article 14	(Consultation)

In addition to matters provided for in this Plan, any matters not provided for herein and other matters necessary for the Share Transfer shall be separately discussed upon mutual consultation and agreement between Nishi-Nippon City Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee pursuant to the gist of this Plan.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties have caused this Plan to be executed in triplicate by affixing their names and seals hereto and each has retained one original hereof.

May 10, 2016

Nishi-Nippon City Bank:

THE NISHI-NIPPON CITY BANK, LTD.

1-1, Hakata-ekimae 3-chome, Hakata-ku, Fukuoka, Japan

Hiromichi Tanigawa, President [Seal]

Nagasaki Bank:

The Bank of Nagasaki, Ltd.

3-14, Sakae-machi, Nagasaki, Japan

Kazuo Yamamoto, President [Seal]

Nishi-Nippon Credit Guarantee:

Nishi-Nippon Credit Guarantee Co.

1-1, Hakata-ekimae 3-chome, Hakata-ku, Fukuoka, Japan

Tomoaki Kawakami, President and Director [Seal]

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Exhibit to the Share Transfer Plan

ARTICLES OF INCORPORATION
OF
NISHI-NIPPON FINANCIAL HOLDINGS, INC.

CHAPTER I.  GENERAL PROVISIONS

Article 1.	(Trade Name)
The Company shall be called in Japanese as “Kabushiki Kaisha Nishi-Nippon Financial Holdings”and indicated in English as “Nishi-Nippon Financial Holdings, Inc. “

Article 2.	(Purpose)
The purpose of the Company shall be to engage in the following businesses as a bank holding company:
(1)	Management and operation of banks and other companies that the Company may have as subsidiaries under the Banking Act; and
(2)	Any and all businesses incidental or related thereto.

Article 3.	(Location of Registered Office)
The Company shall have its registered office in Fukuoka, Japan.

Article 4.	(Organs)
The Company shall have the following organs, in addition to the General Meeting of Shareholders and the Directors:
(1)	Board of Directors;
(2)	Audit and Supervisory Committee; and
(3)	Accounting Auditors.

Article 5.	(Method of Public Notice)
Public notices of the Company shall be posted by way of electronic public notice; provided, however, that if posting of an electronic public notice is prevented due to an accident or any other unavoidable reasons, public notices of the Company shall be posted in the Nikkei and the Nishinippon Shimbun.

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CHAPTER II.  SHARES

Article 6.	(Total Number of Shares Authorized to be Issued)
The total number of shares authorized to be issued by the Company shall be three hundred million (300,000,000) shares.

Article 7.	(Acquisition of Own Shares)
Pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act, the own shares of the Company may be acquired by way of the market transactions, etc. with resolution of the Board of Directors.

Article 8.	(Share Unit)
The number of shares constituting a share unit shall be one hundred (100).

Article 9.	(Rights in relation to Shareholdings Less than One Unit)
Shareholders of the Company may not exercise rights other than the following rights with respect to shares of less than one unit held by the shareholder:
(1)	The rights prescribed in items of Article 189, Paragraph 2 of the Companies Act;
(2)	The right to make a claim pursuant to Article 166, Paragraph 1 of the Companies Act;
(3)	The right to receive allotment of shares for subscription or allotment of share options for subscription in proportion to the number of shares held by the shareholder; and
(4)	The right to make a claim provided for in Article 10 hereof.

Article 10.	(Additional Purchase to Share Unit)
Shareholders of the Company may claim that the Company sell its shares in the number necessary in order to make the number of shares less than one share unit held by the shareholder constitute one share unit in combination with such number of shares to be sold to the shareholder as provided for in the internal rules related to the share handling.

Article 11.	(Shareholder Registry Administrator)
1.	The Company shall have a shareholder registry administrator.
2.	The shareholder registry administrator and its handling office shall be determined by resolution of the Board of Directors, and announced by public notice.
3.
The preparation and keeping of the shareholder registry and share option registry of the Company and other matters concerning the shareholder registry and the share option registry shall be entrusted to the shareholder registry administrator.

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Article 12.	(Share Handling Regulations)
Any matters concerning the handling of the shares to be issued by the Company and the charges therefor shall be provided for in the internal rules related to the share handling to be established by the Board of Directors, in addition to laws and ordinances or by these Articles of Incorporation.

CHAPTER III.  GENERAL MEETING OF SHAREHOLDERS

Article 13.	(Convocation)
The Ordinary General Meeting of Shareholders of the Company shall be convened within three (3) months’ period from the closing date of each fiscal year, and an Extraordinary General Meeting of Shareholders shall be convened when necessary.

Article 14.	(Place of Meeting)
The General Meeting of Shareholders shall be held in Fukuoka, Japan.

Article 15.	(Record Date of Ordinary General Meeting of Shareholders)
The record date to determine the shareholders entitled to exercise their voting rights at an Ordinary General Meeting of Shareholders shall be the thirty-first (31st) day of March each year.

Article 16.	(Convener and Chairperson)
1.	Unless otherwise provided for by laws and ordinances, the President shall convene a General Meeting of Shareholders and preside thereat.
2.
In the event that the President is prevented from doing above, one of the other Directors shall convene a General Meeting of Shareholders and preside thereat in the order determined by the Board of Directors in advance.

Article 17.	(Disclosure on Internet and Deemed Provision of Reference Documents for General Meeting of Shareholders, etc.)
When convening a General Meeting of Shareholders, the information on the matters to be included or stated in the reference documents for the General Meeting of Shareholders, the business report, the financial statements and the consolidated financial statements may be deemed to have been provided to the shareholders if such information is disclosed utilizing the Internet pursuant to the Ordinance of the Ministry of Justice in Japan.

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Article 18.	(Method of Resolution)
1.
The resolutions of the General Meetings of Shareholders shall be adopted by a majority of the votes cast by the shareholders present at the Meeting who are entitled to exercise their voting rights thereat, unless otherwise provided for by laws and ordinances or by these Articles of Incorporation.

2.
The resolutions of the General Meeting of Shareholders under Article 309, Paragraph 2 of the Companies Act shall be adopted by a majority of not less than two-thirds (2/3) of the votes cast by the shareholders present at the meeting at which the shareholders holding not less than one-third (1/3) of the voting rights of the shareholders entitled to vote thereat are present.

Article 19.	(Vote through Proxy)
1.	A shareholder may exercise his/her voting rights through a proxy, who shall be a shareholder of the Company with the voting rights.
2.	In the case of the preceding paragraph, the shareholder or the proxy shall submit a written statement certifying rights of proxy to the Company for each General Meeting of Shareholders.

CHAPTER IV.  DIRECTORS AND BOARD OF DIRECTORS

Article 20.	(Number)
1.	The Company shall have no more than twenty (20) Directors.
2.	The Company shall have at least three (3) Directors who are Audit and Supervisory Committee Members.

Article 21.	(Election)
1.	Directors shall be elected at the General Meeting of Shareholders.
2.	In the election of Directors pursuant to the preceding paragraph, the Directors who are Supervisory Committee Members shall be elected separately from the other Directors.
3.
A resolution to elect a Director shall be adopted by a majority of the votes cast by the shareholders present at a General Meeting of Shareholders at which the shareholders holding not less than one-third (1/3) of the voting rights of the shareholders entitled to vote thereat are present.

4.	Directors shall not be elected by cumulative voting.

Article 22.	(Term of Office)
1.
The term of office of a Director who is not an Audit and Supervisory Committee Member shall expire upon the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after assumption of the office thereof.

2.
The term of office of a Director who is an Audit and Supervisory Committee Member shall expire upon the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within two (2) years after assumption of the office thereof.

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3.
The resolution pertaining to the pre-election of a Director who is an Audit and Supervisory Committee Member to fill a vacancy created by a Director who was an Audit and Supervisory Committee Member shall be effective until the commencement of the Ordinary General Meeting of Shareholders for the last fiscal year ending within two (2) years after assumption of the office thereof.

4.
The term of office of a Director who is an Audit and Supervisory Committee Member and has been elected to fill a vacancy created by a Director who was an Audit and Supervisory Committee Member and retired before expiration of the term of office shall expire at the expiration of the term of office of the retired predecessor.

Article 23.	(Convener and Chairperson of Board of Directors)
1.	Unless otherwise provided for by laws and ordinances, the Chairman or the President shall convene a meeting of the Board of Directors and preside thereat.
2.
In the event that both the Chairman and the President are prevented from doing above, one of the other Directors shall convene a meeting of the Board of Directors and preside thereat in the order determined by the Board of Directors in advance.

Article 24.	(Procedures for Convening Board Meetings)
1.
The notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director at least three (3) days in advance of the date of the relevant meeting; provided, however, that such period may be shortened if there is an unavoidable reason.

2.	If all Directors unanimously consent, a meeting of the Board of Directors may be held without undertaking the procedures for convocation.

Article 25.	(Omission of Board Resolution)
When the requirements set forth in Article 370 of the Companies Act are satisfied, a resolution of the Board of Directors shall be deemed to have been adopted.

Article 26.	(Regulations of the Board of Directors)
Matters concerning the Board of Directors shall be handled as provided for in the Regulations of the Board of Directors to be established by the Board of Directors in addition to laws and ordinances and these Articles of Incorporation.

Article 27.	(Directors with Special Titles and Representative Director)
1.	The Board of Directors may, by resolution thereof, elect one (1) Chairman, one (1) President, one (1) or more Deputy Chairmen, and one (1) or more Deputy Presidents from among Directors.
2.	The Board of Directors may, by resolution thereof, elect one (1) or more Representative Directors from among Directors who are not Audit and Supervisory Committee Members.

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Article 28.	(Remuneration, etc. of Directors)
1.
Remuneration, incentive bonuses, and other economic rewards (“Remuneration, etc.”) received by Directors from the Company as consideration for the performance of their duties shall be determined by resolution of the General Meeting of Shareholders.

2.	Remuneration, etc. received by Directors who are Audit and Supervisory Committee Members shall be determined separately from Remuneration, etc. received by other Directors.

Article 29.	(Delegation to Directors)
The Company may delegate all or some decisions on the execution of important businesses (excluding matters set forth in items of Article 399-13, Paragraph 5 of the Companies Act) to Directors by resolution of the Board of Directors.

Article 30.	(Limitation of Liability of Directors)
Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, an agreement may be entered into with each of the Directors (excluding those who are Executive Directors) to limit liability for damages caused by from negligence in the performance of his/her duties; provided, however, that the limit of the liability amount under such agreement shall be the minimum liability amount prescribed by the relevant laws and ordinances.

CHAPTER V.  AUDIT AND SUPERVISORY COMMITTEE

Article 31.	(Full-time Audit and Supervisory Committee Members)
The Audit and Supervisory Committee may elect full-time Audit and Supervisory Committee Members from among Audit and Supervisory Committee Members.

Article 32.	(Convener of Meeting of Audit and Supervisory Committee)
Each Audit and Supervisory Committee Member shall have the authority to convene a meeting of the Audit and Supervisory Committee.

Article 33.	(Procedures for Convening Meetings of Audit and Supervisory Committee)
1.
The notice of convocation of a meeting of the Audit and Supervisory Committee shall be dispatched to each Audit and Supervisory Committee Member at least three (3) days in advance of the date of the relevant meeting; provided, however, that such period may be shortened if there is an unavoidable reason.

2.	If all Audit and Supervisory Committee Members unanimously consent, a meeting of the Audit and Supervisory Committee may be held without undertaking the procedures for convocation.

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Article 34.	(Regulations of Audit and Supervisory Committee)
Matters concerning the Audit and Supervisory Committee shall be handled as provided for in the Regulations of the Audit and Supervisory Committee to be established by the Audit and Supervisory Committee in addition to laws, ordinances and these Articles of Incorporation.

CHAPTER VI.  ACCOUNTING AUDITOR

Article 35.	(Election of Accounting Auditor)
The Accounting Auditor shall be elected by resolution of the General Meeting of Shareholders.

Article 36.	(Term of Office of Accounting Auditor)
1.
The term of office of an Accounting Auditor shall expire upon the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after assumption of the office thereof.

2.	An Accounting Auditor shall be deemed to have been reappointed at the Ordinary General Meeting of Shareholders provided for in the preceding item unless otherwise resolved at such Meeting.

Article 37.	(Remuneration of Accounting Auditors)
The Remuneration of the Accounting Auditor shall be determined by the Representative Directors subject to the approval of the Audit and Supervisory Committee.

CHAPTER VII.  ACCOUNTS

Article 38.	(Fiscal Year)
The fiscal year of the Company shall begin on the first (1st) day of April each year and end on the thirty-first (31st) day of March of the following year.

Article 39.	(Final Dividends)
The Company shall make, by resolution of the General Meeting of Shareholders, a cash distribution of surplus to the shareholders or registered share pledgees registered or recorded in the final shareholder registry on the thirty-first (31st) day of March each year (The cash to be payable by way of such distribution shall be referred to as “Final Cash Dividend” in Article 41.2).

Article 40.	(Interim Dividends)
The Company may make, by resolution of the Board of Directors, a cash distribution of surplus to the shareholders or registered share pledgees registered or recorded in the final shareholder registry on the thirtieth (30th) day of September each year (The cash amount to be payable by way of such distribution shall be referred to as “Interim Cash Dividend” in Article 41.2).

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Article 41.	(Period for Receipt of Cash Dividends)
1.
Where dividend property is paid in cash, the Company shall be discharged from its obligation to pay such dividend property if it remains unreceived by the person entitled thereto after three (3) full years from the day on which the payment commences.

2.	No interest shall accrue on unclaimed Final Cash Dividends and unclaimed Interim Cash Dividends.

SUPPLEMENTARY PROVISIONS

Article 1.	(First Fiscal Year)
Notwithstanding the provisions of Article 38, the first fiscal year of the Company shall be from the date of its incorporation until March 31, 2017.

Article 2.	(Initial Remuneration for Directors)
1.
Notwithstanding the provisions of Article 28, the total amount of Remuneration, etc. for Directors (excluding those who are Audit and Supervisory Committee Members) for the period from incorporation of the Company until the close of the first Ordinary General Meeting of Shareholders shall be within 25 million yen per month.

2.
Notwithstanding the provisions of Article 28, the total amount of Remuneration, etc. for Directors who are Audit and Supervisory Committee Members for the period from incorporation of the Company until the close of the first Ordinary General Meeting of Shareholders shall be within 8 million yen per month.

Article 3.	(Deletion of Supplementary Provisions)
These Supplementary Provisions shall be deleted upon the close of the first Ordinary General Meeting of Shareholders.

  End

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3.	Appropriateness of Matters Provided for in Article 773, Paragraph (1), Items (v) and (vi) of the Companies Act

(1)	Shares of the Joint Holding Company which will be delivered to shareholders of the Three Companies in connection with the Share Transfer; allotment of shares of the Joint Holding Company

In connection with the establishment of the Joint Holding Company through the Share Transfer, the Three Companies have decided the allotment ratio (“Share Transfer Ratio”) of common stock of the Joint Holding Company which will be delivered to shareholders of the Three Companies as follows.

(i)	Share Allocation in the Share Transfer (Share Transfer Ratio)

Company	Joint Holding Company	The Bank	Nagasaki Bank	Nishi-Nippon Credit Guarantee
Share transfer ratio	1	0.2	0.006	18,000
(Note 1) Share allocation ratio
The Bank shareholders will receive 0.2 shares of the Joint Holding Company common stock for each share of Bank common stock, Nagasaki Bank shareholder will receive 0.006 shares of the Joint Holding Company common stock for each share of Nagasaki Bank common stock, and Nishi-Nippon Credit Guarantee shareholder will receive 18,000 shares of the Joint Holding Company common stock for each share of Nishi-Nippon Credit Guarantee common stock.

In light of the current level of price per share of the Bank’s stock, and with a view towards broadening the retail shareholder base through a lower investment unit and increasing the liquidity of the shares, 0.2 shares of the Joint Holding Company common stock will be allotted for each share of Bank common stock held by shareholders.

Shareholders of the Three Companies who are to receive fractional shares of the Joint Holding Company common stock through the Share Transfer will be paid an amount equivalent to such fractional shares pursuant to Article 234 of the Companies Act and other related laws and regulations.

However, the above-stated share transfer ratio may be changed through consultations among the Three Companies if any material change occurs in the conditions that form the basis of the calculation or any material event occurs that has a material impact on such conditions during the period between the preparation of the share transfer plan and the date of establishment of the Joint Holding Company.

The share-trading-unit of the Joint Holding Company will be 100 shares.

(Note 2)	The number of new shares to be delivered by the Joint Holding Company (scheduled)

Common stock: 180,633,801 shares

The above number is based on the total number of issued and outstanding shares of the Bank common stock as of March 31, 2016 (796,732,552 shares), the total number of issued and outstanding shares of Nagasaki Bank common stock as of March 31, 2016 (935,534,209 shares), and the total number of issued and outstanding shares of Nishi-Nippon Credit Guarantee common stock as of March 31, 2016 (1,000 shares).  However, the Bank plans to cancel its treasury stock that it owns, to the extent practically possible, immediately before the Joint Holding Company acquires all issued and outstanding shares of the Three Companies (“Cut-off Time”).  Accordingly, the number of shares owned by the Bank as of March 31, 2016 (11,629,569 shares) is excluded in calculating the above-mentioned number of new shares of common stock to be delivered by the Joint Holding Company.

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The number of new shares to be delivered by the Joint Holding Company may change if the number of the Three Companies’ treasury shares as of March 31, 2016 changes before the Cut-off Time due to reasons such as exercise of the right to request purchase of shares by a shareholder of any of the Three Companies.

(Note 3)	Treatment of fractional units
The shareholders of the Three Companies who receive a portion of a unit (share-trading-unit of 100 shares) of the Joint Holding Company common stock (“Fractional Unit”) as a result of the Share Transfer will not be able to trade their Fractional Units on the Tokyo Stock Exchange (“TSE”) or any other financial instruments exchange.  The shareholders holding such Fractional Unit may request the Joint Holding Company to purchase their Fractional Units in accordance with the provisions of Article 192, paragraph (1) of the Companies Act.  Moreover, in accordance with Article 194, paragraph (1) of the Companies Act and pursuant to the Joint Holding Company’s Articles of Incorporation, the shareholders holding Fractional Units may request the Joint Holding Company to offer for sale the number of shares necessary to achieve a whole share-trading-unit with respect to shares for which they only have a Fractional Unit.

(ii)	Treatment of stock acquisition rights and bonds with stock acquisition rights in connection with the Share Transfer

None of the Three Companies has issued any stock acquisition rights or bonds with stock acquisition rights.

(iii)	Treatment of Shares of the Joint Holding Company which the Bank is to receive

The shares of the Joint Holding Company which the Bank is to receive in connection with the Share Transfer with respect to the Nagasaki Bank shares (935,534,209 shares as of March 31, 2016) and Nishi-Nippon Credit Guarantee shares (1,000 shares as of March 31, 2016) that the Bank holds will be disposed in accordance with the provisions of the Companies Act at a reasonable date following the Effective Date of the Share Transfer.  The method of the disposition will be informed once it is determined.

(iv)	Basis and Reasons for the Details of the Allocation

As described in (vii) “Measures to Ensure Fairness” below, the Bank appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as a third-party calculation institution and Anderson Mori & Tomotsune as a legal advisor to ensure the fairness of the consideration and the other aspects of the Share Transfer, and commenced deliberations with respect to the Share Transfer.

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After careful studies and discussions with reference to the share transfer ratio calculation report received from Mizuho Securities, third party institution, on May 9, 2016 and advice from Anderson Mori & Tomotsune, legal advisor, the Bank concluded that it is appropriate to implement the Share Transfer based on the Share Transfer Ratio set out in (i) “Share Allocation in the Share Transfer (Share Transfer Ratio)” above.

(v)	Matters related to the Calculation

A.	Names of the Institutions Making Calculations and the Relationships with the Three Companies

Mizuho Securities, financial advisor and third-party institution of the Bank, is not a related party of the Three Companies and have no material interests requiring disclosure in regards to the Share Transfer.

B.	Summary of the Calculation

In order to ensure the fairness of the calculation of the share transfer ratio in the Share Transfer, the Bank retained Mizuho Securities as an independent third party institution of the Three Companies, requested to calculate the share transfer ratio, and received a share transfer ratio calculation report.

With respect to the share transfer ratio of the Three Companies, Mizuho Securities calculated the value of the Bank’ shares based on the market price method, given that the shares of the Bank are listed on the first section of the TSE and the Fukuoka Stock Exchange (“FSE”) and that the market share price of the Bank is available.  Mizuho Securities also used the comparable peer company method to calculate the value of Nagasaki Bank’s and Nishi-Nippon Credit Guarantee’s shares, given that there were listed companies comparable to these two companies, in addition to the dividend discount model method (“DDM Method”) to reflect the status of future business activities.  The DDM Method is widely used to evaluate financial institutions, and is a method to analyze the value of shares by using profits belonging to shareholders after internal reserves necessary to maintain a certain capital composition and other factors taken into consideration, and discounting such profits to present value using capital cost.  The results under each method of calculation are set forth below.

The share transfer ratio in the table below represent the number of common stock of the Joint Holding Company to be allocated for one share of common stock of Nagasaki Bank and Nishi-Nippon Credit Guarantee where 0.2 shares of common stock of the Joint Holding Company is allocated for one share of common stock of the Bank.

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Method		Range of Share Transfer Ratio
The Bank	Nagasaki Bank and Nishi-Nippon Credit Guarantee	Nagasaki Bank	Nishi-Nippon Credit Guarantee
Market price method	Comparable peer company method	0.0045 ～ 0.0057	13,710 ～ 19,501
	DDM method	0.0034 ～ 0.0065	9,980 ～ 18,638

When conducting its calculations in accordance with the market price method, Mizuho Securities established a record date as of May 9, 2016 (“Record Date”) and adopted (i) the closing common stock prices of the Three Companies as of the Record Date and (ii) the simple average of the closing stock prices of the Three Companies for the periods of one week, one month, three months and six months until the Record Date.

In principle, Mizuho Securities based its calculations of the share transfer ratio on information received from the Three Companies as well as publicly available information, etc. as is.  Mizuho Securities assumed that all such materials and information were accurate and complete, that there was no fact that was not disclosed to Mizuho Securities which may have a material effect on the calculation of the share transfer ratio, and other similar factors, and did not independently verify the accuracy and completeness thereof.  Furthermore, Mizuho Securities assumed that there was no independent evaluation, appraisal or assessment with respect to the assets and liabilities (including contingent liabilities) of the Three Companies and their respective affiliated companies, and did not request a third party institution to value, appraise or assess such assets and liabilities.  Mizuho Securities’ calculation of the share transfer ratio also assumed that the financial forecasts (including profit plans and other information) of Nagasaki Bank and Nishi-Nippon Credit Guarantee referenced in such calculation were reasonably prepared based on the best projections and judgment currently available to the management of Nagasaki Bank and Nishi-Nippon Credit Guarantee and that such calculation reflected the information and economic conditions up to May 9, 2016.  Please note that the profit plan of Nagasaki Bank that Mizuho Securities used as the calculation basis for its valuation via the DDM Method anticipates a significant decrease in income for the fiscal year ending March 31, 2017 mainly due to one-time income, which is accompanied by an increase in the deferred tax asset that was recorded in the fiscal year ended March 31, 2016. The profit plan of Nishi-Nippon Credit Guarantee does not anticipate a significant increase or decrease in profit.

(vi)	Listing Application of the Joint Holding Company

The Three Companies plan to apply for a listing of the shares of common stock of the newly-established Joint Holding Company on the TSE and the FSE.  The listing date is scheduled to be October 3, 2016.

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The Bank will become a wholly-owned subsidiary of the Joint Holding Company as a result of the Share Transfer, and accordingly its shares are scheduled to be delisted from the TSE and the FSE on September 28, 2016, before the listing of the Joint Holding Company.  The date of the delisting of shares will be determined in accordance with the rules of the TSE and the FSE.

(vii)	Measures to Ensure Fairness

In order to ensure fairness of the Share Transfer, the Bank has taken the following measures.

A.	Receipt of Share Transfer Ratio Calculation Report from an Independent Third Party Institution

To ensure the fairness of the Share Transfer, the Bank retained Mizuho Securities as a third party institution independent of the Three Companies, and received a share transfer ratio calculation report as the basis for the agreement on the share transfer ratio to be used in the Share Transfer.

The Bank has not received an opinion (so-called fairness opinion) from Mizuho Securities to the effect that the share transfer ratio is fair to the common shareholders of the Bank from a financial point of view.

B.	Advice from a Law Firm

To ensure fairness and appropriateness of the board of directors, the Bank has received legal advice on the method and process of the decision making and the procedures of the Share Transfer of the Bank from Anderson Mori & Tomotsune, legal advisor independent of the Three Companies.

(viii)	Measures to Avoid Conflicts of Interest

Because the Nagasaki Bank and Nishi-Nippon Credit Guarantee are wholly owned subsidiaries of the Bank, we recognize that the Share Transfer among the Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee is not a transaction that involves conflicts of interest.  In order to avoid potential conflicts of interest to the extent possible, however, Mr. Hideyuki Murakami, who also serves as a director of the Bank, did not participate in any of the discussions regarding or voting on the Share Transfer at the board of directors meeting of Nagasaki Bank, and Mr. Seiji Isoyama and Mr. Souichi Kawamoto, each of whom also serves as representative director and deputy president of the Bank, did not participate in any of the discussions regarding or voting on the Share Transfer at the board of directors meeting of Nishi-Nippon Credit Guarantee.

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(2)	Capital and reserves of the Joint Holding Company

The Three Companies have determined that the capital and reserves of the Joint Holding Company upon establishment of the Joint Holding Company through the Share Transfer will be as follows.

(i)	Capital	50,000,000,000 yen

(ii)	Capital reserve	12,500,000,000 yen

(iii)	Retained earnings reserve	0 yen

The capital and reserves were determined through discussions among the Three Companies comprehensively examining and considering the size of the Joint Holding Company and various other circumstances, and are within the scope of the provisions of Article 52 of the Ordinance on Company Accounting.

4.	Appropriateness of Matters Provided for in Article 773, Paragraph (1), Items (ix) and (x) of the Companies Act

Not applicable

5.	Matters relating to Nagasaki Bank and Nishi-Nippon Credit Guarantee

(1)	Content of financial statements, etc. for the most recent fiscal year

The content of the financial statements of Nagasaki Bank and Nishi-Nippon Credit Guarantee for the fiscal year ended March 31, 2016 are available on the Bank’s website (http://www.ncbank.co.jp) pursuant to the provisions of laws and ordinances and Article 17 of the Bank’s Articles of Incorporation.

(2)	Events that may have a significant impact on the status of company property which occurred after the ending date of the most recent fiscal year

Not applicable

6.	Events that may have a significant impact on the status of company property which occurred to the Bank after the ending date of the most recent fiscal year

Not applicable

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7.
Matters (name, date of birth, past experience and other matters concerning candidates for directors) regarding candidates for directors (excluding those who are the Audit and Supervisory Committee members) of the Joint Holding Company stipulated in Article 74 of the Ordinance for Enforcement of the Companies Act

The candidates for directors of the Joint Holding Company (excluding those who are the Audit and Supervisory Committee members) are as follows:

Name (Date of birth)	Past experience (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1966	Joined the Ministry of Finance
	Jun. 1995	Director General of the Customs and Tariff Bureau, the Ministry of Finance
	Jul. 1997	Deputy Vice Minister of Director-General’s Secretariat, the National Land Agency
Isao Kubota	Jul. 1999	Administrative Vice-Minister, the National Land Agency	(1) 10,000 shares
(Dec. 6, 1942)	Sep. 2000	Vice-president, Urban Development Corporation
	Jul. 2002	Chairman, Lone Star Japan Acquisitions, LLC	(2) 2,000 shares
	May 2006	Joined THE NISHI-NIPPON CITY BANK, LTD. Advisor, the Bank
	Jun. 2006	President (Representative Director), the Bank
	Jun. 2014	Chairman (Representative Director), the Bank (current position)
(Significant concurrent positions)
Chairman of Fukuoka Association of Corporate Executives

	Apr. 1976	Joined the Ministry of Finance
	Jun. 2005	Director-General of Yokohama Customs, the Ministry of Finance
	Jul. 2008	Deputy Director-General of Minister’s Secretariat, the Ministry of Finance
	Oct. 2008	Managing Director, Japan Finance Corporation
	May 2011	Joined THE NISHI-NIPPON CITY BANK, LTD. Advisor, the Bank
	Jun. 2011	Executive Director, the Bank
Hiromichi Tanigawa (Jul. 17, 1953)	Jun. 2012	Representative Executive Director (Representative Director), the Bank	(1) 19,000 shares
	May 2013	Representative Executive Director (Representative Director)	(2) 3,800 shares
Head of Kitakyushu&Yamaguchi Region, the Bank
	Jun. 2013	Deputy President (Representative Director)
Head of Kitakyushu&Yamaguchi Region, the Bank
	May 2014	Deputy President (Representative Director), the Bank
	Jun. 2014	President (Representative Director), the Bank (current position)
(Significant concurrent positions)
Vice Chairman of Fukuoka Association of Corporate Executives

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Name (Date of birth)	Past experience (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1975	Joined NISHI-NIPPON SOGO BANK (NISHI-NIPPON BANK) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	Jun. 2004	Director
Deputy Head of Fukuoka Regional Headquarters
General Manager of Head Office, the Bank
	Oct. 2004	Director
Deputy Head of Fukuoka Regional Headquarters
General Manager of Head Office
General Manager of Fukuoka Branch, the Bank
	May 2007	Director
Head of Fukuoka Regional Headquarters, the Bank
	Jun. 2007	Managing Director
Head of Fukuoka Regional Headquarters, the Bank
	Jun. 2009	Executive Director
Head of Fukuoka Regional Headquarters, the Bank
	Jun. 2010	Representative Executive Director (Representative Director)
		Regional Headquarters Management	(1) 23,177 shares
Seiji Isoyama		Head of Fukuoka Regional Headquarters, the Bank
(Jun. 22, 1951)	Jun. 2011	Representative Executive Director (Representative Director)	(2) 4,635 shares
Regional Headquarters Management
Head of Fukuoka Regional Headquarters, the Bank
	May 2013	Representative Executive Director (Representative Director)
Regional Headquarters Management, the Bank
	Jun. 2013	Deputy President (Representative Director)
Regional Headquarters Management, the Bank
	Oct. 2014	Deputy President (Representative Director), the Bank
	Oct. 2015	Deputy President (Representative Director)
In charge of the Group Companies Management Division, the Bank (current position)
(Significant concurrent positions)
Chairman, Fukuoka Chamber of Commerce & Industry
Director, Audit and Supervisory Committee member, PLENUS Co., Ltd
Director, Audit and Supervisory Committee member, COCA-COLA WEST COMPANY, LIMITED

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Name (Date of birth)	Past experience (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1980	Joined Fukuoka SOGO Bank (Fukuoka City Bank) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	Jun. 2008	Director
Deputy Head of Kita-Kyushu Regional Headquarters
General Manager of Kita-Kyushu Head Office
General Manager of Kokura Branch, the Bank
	May 2010	Director
Head of Kita-Kyushu General Headquarters, the Bank
	Jun. 2010	Managing Director
Head of Kita-Kyushu General Headquarters, the Bank
	Jun. 2011	Managing Director
Head of Kita-Kyushu General Headquarters, the Bank
	Jun. 2012	Executive Director
Souichi Kawamoto		Head of Kita-Kyushu General Headquarters, the Bank	(1) 6,300 shares
(Sep. 19, 1957)	May 2014	Executive Director	(2) 1,260 shares
Head of Kitakyushu & Yamaguchi Region, the Bank
	Jun. 2014	Deputy President (Representative Director)
Head of Kitakyushu & Yamaguchi Region, the Bank
	Oct. 2014	Deputy President (Representative Director)
Head of Kitakyushu & Yamaguchi Region
Regional Headquarters Management, the Bank
	May 2016	Deputy President(Representative Director)
Head of Kitakyushu & Yamaguchi Region
Regional Headquarters Management

In charge of the IT Strategy Division, the Operations Planning & Management Division, the Business Planning Division, the Business Promotion Division, the Retail Business Division and the Personal Loan Transaction Division, the Bank
(current position)

(Significant concurrent positions)
Director, DAIICHI KOUTSU SANGYO Co., Ltd
Audit & Supervisory Board member, OHISHI SANGYO CO., LTD.

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Name (Date of birth)	Past experience (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1978	Joined NISHI-NIPPON SOGO BANK (NISHI-NIPPON BANK) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	Jun. 2007	Director
General Manager of Executive Secretariat, the Bank
	May 2009	Director, the Bank
Kiyota Takata	Jun. 2010	Managing Director, the Bank	(1) 27,354 shares
(Jan. 5, 1954)	Jun. 2011	Managing Director, the Bank
	Jun. 2012	Executive Director, the Bank	(2) 5,470 shares
	Oct. 2015	Executive Director
In charge of the Public Relations Division, the Executive Secretariat, the Human Resources Division, and the Corporate Administration Division, the Bank (current position)
(Significant concurrent positions)
Director, PIETRO Co., Ltd.

	Apr. 1981	Joined NISHI-NIPPON SOGO BANK (NISHI-NIPPON BANK) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	Jun. 2010	Director
Deputy Head of Fukuoka Regional Headquarters
General Manager of Head Office
General Manager of Fukuoka Branch, the Bank
Hiroyuki Irie	Jun. 2011	Managing Director	(1) 19,000 shares
(Nov. 11, 1957)		Deputy Head of Fukuoka Regional Headquarters
		General Manager of Head Office	(2) 3,800 shares
General Manager of Fukuoka Branch, the Bank
	May 2013	Managing Director, the Bank
	Jun. 2015	Executive Director, the Bank
	May 2016	Executive Director, the Bank
In charge of the Corporate Business Solution Division and the Regional Relationship Management Division (current position)

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Name (Date of birth)	Past experience (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1981	Joined The Bank of Tokyo, Ltd. (currently The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
	May 2009	Senior Manager of Internal Audit Office, the Internal Audit & Credit Examination Division
	Dec. 2009	Joined THE NISHI-NIPPON CITY BANK, LTD
General Manager of the International Business Division, the Bank
	May 2010	General Manager of the International Business Division, the Bank
	Jun. 2011	Executive Officer
Shinya Hirota		General Manager of the International Business Division, the Bank	(1) 2,000 shares
(Nov. 30, 1958)	Jun. 2012	Senior Executive Officer
		General Manager of the International Business Division, the Bank	(2) 400 shares
	Jun. 2013	Managing Director
General Manager of the International Business Division, the Bank
	May 2014	Managing Director
In charge of the Treasury & Portfolio Investment Division, the Treasury & Securities Transaction Division and the International Business Division, the Bank (current position)
(Significant concurrent positions)
Audit & Supervisory Board member, OK Food Industry Co., Ltd.

	Apr. 1983	Joined NISHI-NIPPON SOGO BANK (NISHI-NIPPON BANK) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	Jun. 2010	Executive Officer
General Manager of the Human Resources Division and the Human Resource Development Office, the Bank
	May 2012	Executive Officer
General Manager of the Corporate Planning Division, the Bank
Hideyuki Murakami	Jun. 2012	Senior Executive Officer	(1) 15,000 shares
(Mar. 14, 1961)		General Manager of the Corporate Planning Division, the Bank
	May 2014	Senior Executive Officer, the Bank	(2) 3,000 shares
	Jun. 2014	Managing Director, the Bank
	May 2016	Managing Director
Head of Tokyo Headquarters, the Bank
In charge of the Internal Audit Division, the Corporate Planning Division and the Corporate Risk Management & Compliance Division (current position)
(Significant concurrent positions)
Audit & Supervisory Board member, Showa Manufacturing Co., Ltd.

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Name (Date of birth)	Past experience (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1983	Joined Fukuoka SOGO Bank (Fukuoka City Bank) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	May 2010	General Manager of the Corporate Administration Division, the Bank
	Dec. 2011	Executive Officer
Hiroyuki Takeo		General Manager of the Corporate Administration Division, the Bank	(1) 11,551 shares
(Sep. 19, 1958)	Apr. 2013	Senior Executive Officer
		General Manager of the Corporate Administration Division, the Bank	(2) 2,310 shares
	May 2013	Senior Executive Officer
General Manager of Head Office
General Manager of Fukuoka Branch, the Bank
	May 2016	Senior Executive Officer, the Bank
In charge of the Credit Risk Management Division and the Credit Supervision Division (current position)
(Note)	1.
“Number of shares of the Bank held” indicates the number of shares held as of March 31, 2016 and “Number of shares of the Joint Holding Company to be delivered” indicates the number based on the number of shares held, taking into account the share transfer ratio.  Therefore, the number of shares of the Joint Holding Company to be actually delivered may change according to the number of shares held as of the date immediately before the incorporation of the Joint Holding Company.

2.	Nagasaki Bank and Nishi-Nippon Credit Guarantee are the Bank’s wholly-owned subsidiary and the numbers of shares held are omitted.

3.	Special interests between the Bank, Nagasaki Bank, Nishi-Nippon Credit Guarantee and the Joint Holding Company, and the candidates for directors

(1)
Messrs. Seiji Isoyama and Souichi Kawamoto, candidates for directors, are holding concurrent offices of the representative director of the Bank and the director of Nishi-Nippon Credit Guarantee, respectively, both engaging in businesses of the same category.  The Bank has deposit transaction and loan transaction with Nishi-Nippon Credit Guarantee.  Furthermore, Nishi-Nippon Credit Guarantee guarantees loan receivables of the Bank.

(2)
There is no special interest among other candidates for directors, and the Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee.  Furthermore, other candidates for directors do not plan to have no special interest with the Joint Holding Company.

4.	Reasons for nomination as candidates for directors

(1)
Since taking office of president in 2006, Mr. Isao Kubota has contributed to the performance improvement of the Bank group by exercising strong leadership, as well as overcoming various issues in connection with the merger, paying off public funds and adopting core-banking system shared by regional banks.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge as a top-level executive, and nominates him as a candidate for director.

(2)
Since taking office of Director in 2011, Mr. Hiromichi Tanigawa has been in charge of the Bank’s core operations, such as the Internal Audit Division, the Corporate Risk Management & Compliance Division, the Corporate Planning Division and Head of Kitakyushu&Yamaguchi Region.  In relation to the current medium-term business plan, he served as a chairman of the preparation committee, and since taking office of president in June 2014, he has been at the forefront of implementing such business plan.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge as a top-level executive, and nominates him as a candidate for director.

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(3)
Since taking office of director in 2004, Mr. Seiji Isoyama has accumulated considerable experience in business operations, such as sales divisions, the Corporate Administration Division, the Group Companies Management Division and the Internal Audit Division, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

(4)
Since taking office of director in 2008, Mr. Souichi Kawamoto has accumulated considerable experience in business operations, such as Head of Kitakyushu&Yamaguchi Region and the sales divisions, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

(5)
Since taking office of director in 2007, Mr. Kiyota Takata has accumulated considerable experience in business operations, such as the Public Relations Division, the Executive Secretariat, the Human Resources Division, the Internal Audit Division and the International Business Division, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

(6)
Since taking office of director in 2010, Mr. Hiroyuki Irie has accumulated considerable experience in business operations, such as the sales divisions and the Regional Relationship Management Division, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

(7)
Since taking office of director in 2013, Mr. Shinya Hirota has accumulated considerable experience in business operations, such as the International Business Division, the Treasury & Portfolio Investment Division and the Treasury & Securities Transaction Division, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

(8)
Since taking office of director in 2014, Mr. Hideyuki Murakami has accumulated considerable experience in business operations, such as the corporate planning and management divisions, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

(9)
Mr. Hiroyuki Takeo took office of General Manager of the Corporate Administration Division in May 2010, and since taking office of executive officer in 2011, he has accumulated considerable experience in business operations, such as General Manager of the Corporate Administration Division and General Manager of the  Head Office, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

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8.
Matters (name, date of birth, past experience and other matters concerning candidates for directors) regarding candidates for directors who are the Audit and Supervisory Committee members of the Joint Holding Company stipulated in Article 74-3 of the Ordinance for Enforcement of the Companies Act

The candidates for directors of the Joint Holding Company who are the Audit and Supervisory Committee members of the Joint Holding Company are as follows:

Name (Date of birth)	Career summary (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1981	Joined NISHI-NIPPON SOGO BANK (NISHI-NIPPON BANK) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	Jun. 2009	General Manager of the Group Companies Management Division, the Bank
	Dec. 2011	Executive Officer
Masaru Ikeda (Feb. 8, 1959)		General Manager of the Group Companies Management Division, the Bank	(1) 4,422 shares
	Jan. 2014	Executive Officer
		General Manager of Executive Secretariat, the Bank	(2) 884 shares
	Jun. 2014	Senior Executive Officer
General Manager of Executive Secretariat, the Bank
	May 2016	Senior Executive Officer, the Bank
In charge of Executive Secretariat (current position)

	Apr. 1972	Joined SAIBUGAS Co., Ltd.
	Jun. 2002	Director And General Manager, SAIBUGAS Co., Ltd.
	Jun. 2005	Managing Director, SAIBUGAS Co., Ltd.
	Jun. 2007	Senior Managing Director, SAIBUGAS Co., Ltd.
	Apr. 2008	President (Representative Director), SAIBUGAS Co., Ltd.
Yuji Tanaka (Feb. 26, 1948)	Jun. 2010	President, Representative Director and Chief Executive Officer, SAIBUGAS Co., Ltd.	(1) 0 share
	Jun. 2011	Corporate Auditor, THE NISHI-NIPPON CITY BANK, LTD. (current position)	(2) 0 share
	Apr. 2013	Chairman(Representative Director), SAIBUGAS Co., Ltd. (current position)
(Significant concurrent positions)
Chairman, Representative Director, SAIBUGAS Co., Ltd.
Audit & Supervisory Board member, HIROSHIMA GAS CO.,LTD.
Director, THE TORIGOE CO., LTD.

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Name (Date of birth)	Career summary (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1964	Joined The Bank of Japan
	Jan. 1972	Joined Nomura Research Institute, Ltd.
	Jun. 1989	Member of the Board and General Manager of Economic Research Department, Nomura Research Institute, Ltd.
	Jun. 1991	Executive Fellow, Nomura Research Institute, Ltd.
Hirohiko Okumura	Jul. 1995	Professor, the Faculty of Economics, Gakushuin University	(1) 0 share
(Mar. 6, 1942)	Oct. 2002	Executive Director, Gakushuin School Corporation
	Sep. 2005	Resigned as Executive Director, Gakushuin School Corporation	(2) 0 share
	Jun. 2011	Corporate Auditor, THE NISHI-NIPPON CITY BANK, LTD. (current position)
	Apr. 2012	Professor Emeritus, Gakushuin University (current position)
(Significant concurrent positions)
Professor Emeritus, Gakushuin University

	Apr. 1976	Joined SHUFUNOTOMO Co., Ltd.
	Apr. 1986	Became a freelance life and economy journalist
(current position)
	Jun. 2009	Audit & Supervisory Board member, Japan Finance Corporation
(current position)
Nobuko Takahashi (Nov. 17, 1953)	Mar. 2015	Statutory Auditor, TonenGeneral Sekiyu K.K. (current position)	(1) 5,000 shares
	Apr. 2015	Director, Aioi Nissay Dowa Insurance Co.,Ltd (current position)	(2) 1,000 shares
	Jun. 2015	Director, THE NISHI-NIPPON CITY BANK, LTD (current position)
(Significant concurrent positions)
Life and Economy Journalist
Audit & Supervisory Board member, Japan Finance Corporation
Statutory Auditor, TonenGeneral Sekiyu K.K.
Director, Aioi Nissay Dowa Insurance Co., Ltd
(Note)	1.
“Number of shares of the Bank held” indicates the number of shares held as of March 31, 2016 and “Number of shares of the Joint Holding Company to be delivered” indicates the number based on the number of shares held, taking into account the share transfer ratio.  Therefore, the number of shares of the Joint Holding Company to be actually delivered may change according to the number of shares held as of the date immediately before the incorporation of the Joint Holding Company.

2.	Nagasaki Bank and Nishi-Nippon Credit Guarantee are the Bank’s wholly-owned subsidiary and the numbers of shares held are omitted.

3.	There are ordinary banking transactions between SAIBUGAS Co., Ltd. for which Mr. Yuji Tanaka, candidate for director, serves as Chairman and Representative Director and the Bank.

There is no special interest among other candidates for directors, and the Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee.  Furthermore, other candidates for directors will have no special interest with the Joint Holding Company.

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4.	Messrs. Yuji Tanaka and Hirohiko Okumura and Ms. Nobuko Takahashi are candidates for outside directors.

5.
If Messrs. Yuji Tanaka and Hirohiko Okumura and Ms. Nobuko Takahashi were appointed to be outside directors, the Joint Holding Company intends to file them with the Tokyo Stock Exchange and the Fukuoka Stock Exchange as independent officers who have no possibility of conflict of interests with general shareholders as stipulated by both stock exchanges.

6.	Reasons for nomination as a candidate for director other than candidates for outside directors

Since taking office of executive officer in 2011, Mr. Masaru Ikeda has accumulated considerable experience in business operations, such as General Manager of the Group Companies Management Division and General Manager of the Executive Secretariat, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for director.

7.	Reasons for nomination as candidates for outside directors

(1)
Mr. Yuji Tanaka has considerable experience and broad and extensive knowledge as corporate manager.  The Bank determined that he was qualified for director from the perspective of strengthening of supervisory function and nominates him as a candidate for outside director.

(2)
Mr. Hirohiko Okumura has considerable experience and broad and extensive knowledge as academic expert.  The Bank determined that he was qualified for director from the perspective of strengthening of supervisory function and nominates him as a candidate for outside director.

(3)
Ms. Nobuko Takahashi has perspective of a longtime journalist and specialist on lifestyle economics, as well as broad and extensive knowledge of economy and finance.  The Bank determined that she was qualified for director from the perspective of strengthening of supervisory function and nominates her as a candidate for outside director.

8.
If Messrs. Masaru Ikeda, Yuji Tanaka and Hirohiko Okumura and Ms. Nobuko Takahashi takes office of directors who are the Audit and Supervisory Committee members, the Joint Holding Company intends to enter into an agreement limiting liabilities for damages set forth in Article 427, Paragraph (1) of the Companies Act with the four persons, and the amount of liabilities will be set to the minimum amount of liability provided in the relevant laws and regulations.

9.
Matters (name, date of birth, past experience and other matters concerning candidates for directors) regarding candidates for reserve directors for directors who are the Audit and Supervisory Committee members of the Joint Holding Company stipulated in Article 74-3 of the Ordinance for Enforcement of the Companies Act

The candidate for reserve director for the directors of the Joint Holding Company who are the Audit and Supervisory Committee members of the Joint Holding Company is as follows:

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Name (Date of birth)	Career summary (Positions and responsibilities at the Bank and significant concurrent positions)		(1) Number of shares of the Bank held (2) Number of shares of the Joint Holding Company to be delivered

	Apr. 1984	Joined Fukuoka SOGO Bank (Fukuoka City Bank) (currently, THE NISHI-NIPPON CITY BANK, LTD.)
	May 2009	Senior Deputy General Manager of the Corporate Planning Division, the Bank
	May 2011	General Manager of the Corporate Planning Division, the Bank
Seiji Ino	May 2012	General Manager of the Executive Secretariat, the Bank	(1) 12,063 shares
(Oct. 26, 1960)	Jan. 2014	Executive Officer	(2) 2,412 shares
General Manager of the Corporate Risk Management & Compliance Division, the Bank
	Jan. 2015	Senior Executive Officer
General Manager of the Corporate Risk Management & Compliance Division, the Bank
	May 2015	Senior Executive Officer, the Bank
	Jun. 2015	Corporate Auditor, the Bank (current position)
(Note)	1.
“Number of shares of the Bank held” indicates the number of shares held as of March 31, 2016 and “Number of shares of the Joint Holding Company to be delivered” indicates the number based on the number of shares held, taking into account the share transfer ratio.  Therefore, the number of shares of the Joint Holding Company to be actually delivered may change according to the number of shares held as of the date immediately before the incorporation of the Joint Holding Company.

2.	Nagasaki Bank and Nishi-Nippon Credit Guarantee are the Bank’s wholly-owned subsidiary and the numbers of shares held are omitted.

3.	There is no special interest among Mr. Seiji Ino, and the Bank, Nagasaki Bank and Nishi-Nippon Credit Guarantee. Furthermore, he will have no special interest with the Joint Holding Company.

4.	Reasons for nomination as a candidate for reserve director for directors who are the Audit and Supervisory Committee members

Mr. Seiji Ino has accumulated considerable experience in business operations, such as General Manager of the Corporate Planning Division and General Manager of Executive Secretariat from May 2011, executive officer in charge of the Corporate Risk Management & Compliance Division in 2014 and corporate auditor since June 2015 to present, and is familiar with the banking business.  The Bank determined that he would be able to contribute to the management of the Joint Holding Company by utilizing his experience, capability, personality and knowledge, and nominates him as a candidate for reserve director for directors who are the Audit and Supervisory Committee members.

5.	Mr. Seiji Ino shall be appointed as reserve director for Mr. Masaru Ikeda, director, who is the Audit and Supervisory Committee member.

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10.	Matters regarding candidates for an accounting auditor of the Joint Holding Company stipulated in Article 77 of the Ordinance for Enforcement of the Companies Act

The candidate for an accounting auditor of the Joint Holding Company is as follows:

Name	Ernst & Young ShinNihon LLC
Location of the principal business office	Hibiya Kokusai Building, 2-3 Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo
History	Oct. 1985	Tetsuzo Ota & Co. and Showa Audit Corporation merged to establish Showa Ota & Co.
	Apr. 2000	Showa Ota & Co. and Century Audit Corporation merged to establish Century Ota Showa & Co.
	Jul. 2001	Corporate name changed to Shin Nihon & Co.
	Jul. 2008	Corporate name changed to Ernst & Young ShinNihon LLC in connection with the shift to a limited liability audit corporation
Number of clients	4,145 companies (as of March 31, 2016)
Capital	938 million yen (as of March 31, 2016)
Composition of employees	6,346 (as of March 31, 2016) *Excluding part-time employees
	[Breakdown]
	Partners:	Certified Public Accountants	631

		Others	23

	Staff:	Certified Public Accountants	2,831

		Partly-qualified accountants	1,071

		Others	1,790

	Total:		6,346
(Note)	1.
Ernst & Young ShinNihon LLC is nominated as a candidate for an accounting auditor because the Bank determined that the candidate was qualified for an accounting auditor, integrally taking into account its size, appropriateness of the audit of the Bank, progress of its business improvement plan and other factors.

2.	Details of suspension of business operations imposed on the candidate for the last two years

(1)	Party subject to the disciplinary action
Ernst & Young ShinNihon LLC (location: Chiyoda-ku, Tokyo)

(2)	Details of the disciplinary action
Suspension of business operations relating to the execution of new contracts: For three months’ period

(From January 1, 2016 until March 31, 2016)

(3)	Reasons for the disciplinary action
a.
Seven certified public accountants of Ernst & Young ShinNihon LLC had, in negligence of due care, attested the financial statements of TOSHIBA CORPORATION for years that ended March  31, 2010, 2012 and 2013 containing material misstatements as if the statements contained no material misstatements.

b.	The Ernst & Young ShinNihon LLC’s operations are significantly inappropriate.

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11.	Matters concerning the adoption of this proposal and other matters

This proposal shall take legal effect subject to the approval of shareholders of the Three Companies as set forth in Article 7 (General Meeting of Shareholders to Approve the Share Transfer Plan) of the Share Transfer Plan and to regulatory approvals pursuant to relevant laws and regulations.

In the event that the Share Transfer Plan became invalid or the Share Transfer was cancelled pursuant to Article 12 (Effect of the Plan) or Article 13 (Change of Terms and Cancellation of the Share Transfer) of the Share Transfer Plan, the proposal shall become null and void.

End

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The Internet Disclosure
Accompanying the Notice of Convocation of
the 106th Ordinary General Meeting of Shareholders

Notes to Financial Statements

Notes to Consolidated Financial Statements

From April 1, 2015
to March 31, 2016

THE NISHI-NIPPON CITY BANK, LTD.

Notes to Financial Statements
Amounts less than one million yen are rounded down.

Significant accounting policies
1.	Valuation standards of trading account assets and liabilities and recording standard of revenue and expense
Transactions that seek gains on short-term fluctuations and arbitrage in interest rates, currency prices, market prices of financial instruments (“Segregated Trading Purpose”) are recognized on a trade date basis.  They are recorded as trading assets or trading liabilities on the balance sheets and gains or losses on these transactions are recorded in trading income or trading expenses on the statements of income.

With respect to valuation of trading account assets and trading account liabilities, the Bank values securities, monetary claims, etc. held for trading purposes at the market price of the closing account date.  Derivatives, such as futures and option transactions, are stated at the amount assuming that they were terminated or settled at the closing account date.

Trading income and expenses include interest income or expenses during the business year as well as changes in unrealized gains or losses on securities, monetary claims and derivative financial products during the business year.
2.	Valuation standards and valuation method of securities
(1)
Securities held to maturity are carried at amortized cost using the straight-line method with cost method determined by the moving average method.  Investments in subsidiary companies and subsidiaries and relevant juridical persons are valued at cost determined by the moving average method.  In principle, securities available for sale are carried at fair value based on the market prices at the balance sheet date with cost of sales determined by the moving average method.  However, securities available for sale, for which it is extremely difficult to determine the fair value, are valued at cost determined by the moving average method.

The difference between the acquisition cost and the carrying amount of the other securities available for sale, is recognized as unrealized gains (losses) on securities available for sale, net of taxes, and included directly in net assets.

(2)	Securities held as components of individually managed money trusts whose principal objective is investments in securities are stated at fair value.
3.	Valuation standards and valuation method of derivatives
Derivatives held or written (excluding transactions for the Segregated Trading Purpose) are stated at fair value.
4.	Depreciation method of fixed assets
(1)	Tangible fixed assets (excluding leased assets)

The Bank uses the declining-balance method for depreciation of tangible fixed assets other than buildings (excluding buildings and accompanying facilities) acquired on and after April 1, 1998 which are depreciated by the straight-line method.

The useful lives for major asset categories are as follows:
Buildings                  3 to 60 years
Other assets             2 to 20 years
(2)	Intangible fixed assets (excluding leased assets)
Intangible fixed assets are amortized using the straight-line method. Software for internal use is amortized based on the estimated useful life within the Bank (generally 5 years).
(3)	Leased assets

The tangible and intangible fixed assets capitalized under the finance lease transactions where ownership of leased assets is not transferred to lessees are depreciated by the straight-line method over the lease term with their residual value of zero.

5.	Foreign Currency Denominated Translation
Foreign currency-denominated assets and liabilities are converted into Japanese yen primarily at the exchange rate of closing account date.

6.	Recording standard of reserve
(1)	Reserve for possible loan losses
The Bank records reserve for possible loan losses in accordance with predetermined write-off/loan loss reserve standards.

For loans to insolvent customers who are undergoing bankruptcy or special liquidation, etc. ( “borrowers under bankruptcy proceedings”) or who are in a similar financial condition although not yet in bankruptcy (“borrowers substantially in bankruptcy”), the reserve for possible loan losses is provided at the full amount of the book value of such loans after deducting the amount of direct write-offs (as defined below), and excluding the amounts deemed collectible from sale of the collateral pledged and the guarantees that are deemed recoverable.  For the unsecured and unguaranteed portion of loans to customers not presently in the above circumstances, but with a high probability of becoming so (“customers with high probability of becoming insolvent”), the reserve for possible loan losses is provided at the amounts deemed necessary after deduction of the estimated realizable value of collateral and guarantees based on the customer’s overall financial condition.

With regard to the loans, which exceed a certain amount, to customers with a high probability of becoming insolvent and borrowers who have a rescheduled loan, which exceed a certain amount, the discounted cash flow (DCF) method is applied to provide for doubtful accounts, if cash flows from collection of principal and receipts of interest can be reasonably estimated.  Under the DCF method, a reserve for possible loan losses is provided at the difference between the cash flows discounted by the original interest rate and the carrying value of the loan.  For loans to such large borrowers, for which future cash flows cannot be reasonably estimated, the residual period of each loan is calculated respectively, and the estimated amount of losses for a certain period in the future corresponding to the said residual period.

For other loans, the reserve for possible loan losses is provided at an amount based on the anticipated loan-loss ratio calculated from the track records for a certain period.

Regarding each loan, the Credit Review Office, which is independent of the operating divisions, reviews the operating divisions’ evaluation of each loan, from the viewpoint of estimated recovery ratio, based on self-assessment standards.

For loans to borrowers under bankruptcy proceedings and borrowers substantially in bankruptcy that are secured by collateral and guarantees, the unrecoverable portion of such loans is determined by subtracting the estimated recoverable amounts from the disposal of the collateral and the amounts deemed recoverable from the guarantors. The unrecoverable amount is written off directly against the value of the loan (“direct write-off”).  The amounts of such direct write-offs were 5,737 million yen.

(2)	Reserve for devaluation of securities
In order to provide for a loss on investments, the Bank estimates the amount deemed necessary based on a review of financial position, etc. of the companies issuing securities or golf club membership.
(3)	Reserve for retirement benefits
To provide for the payment of employee retirement benefits, a necessary amount of “Reserve for retirement benefits” is provided based on the projected retirement benefit obligations and pension assets as at the end of the business year.  The retirement benefit obligation for employees is attributed to each period by the benefit formula method.  Actuarial gain/loss is amortized using the following method:

Actuarial gain/loss:
Actuarial differences are amortized using the straight-line method mainly over a set number of years (10 years), which is within the average remaining years of service of the current employees in the business year in which the liabilities arise, following the year it arises.

(4)	Reserve for reimbursement of dormant deposits
Reserve for reimbursement of dormant deposits is provided for possible losses on the future claims for withdrawal of the deposits, which was derecognized as liability, at an amount deemed necessary based on the estimates of the Bank.

(5)	Reserve for other contingent losses
Reserve for other contingent losses is provided for possible losses on loans under the shared responsibility system with the Credit Guarantee Corporation as well as for possible losses resulting from other contingencies not covered by the other reserves, at an amount deemed necessary based on the estimates of the future possible payments by the Bank.
7.	Accounting for Leases
Finance lease transactions, which were adopted prior to April 1, 2008, where there is no transfer of ownership are accounted for by the same method as applicable to ordinary operating lease contracts.
8.	Hedge Accounting
(1)	Hedge accounting for interest rate risks

The Bank applies the deferred method as hedge accounting for interest rate risks of financial assets and liabilities by using the individual hedging, which directly matches hedged items and hedging instruments.  With regard to hedging transactions to offset fluctuations in the fair value of fixed-income bonds classified as available-for-sale securities, in accordance with operational rules concerning hedge accounting, hedged items are distinguished by identical type of bonds and interest rate swaps are used as hedging instruments.  Since significant terms related to those hedged items and hedging instruments are nearly identical, such hedging transactions are deemed highly effective in terms of evaluation of hedge effectiveness.  No evaluation is performed for hedge effectiveness of qualifying interest rate swaps accounted for by the special treatment, as it is ascertained that the criteria for the special treatment are continually met.

(2)	Hedge accounting for currency risk

The Bank applies the deferred method as hedge accounting for currency risk of various foreign currency-denominated financial assets and liabilities in accordance with the “Accounting and Auditing Treatment for Accounting for Foreign Currency Transactions in Banking Industry” (JICPA Industry Audit Committee Report No. 25, July 29, 2002; “JICPA Industry Audit Committee Report No. 25”).  The Bank treats foreign exchange swap transactions as hedging instruments for the purpose of the hedge of foreign currency-denominated financial assets and liabilities, and the Bank tests hedge effectiveness by matching the foreign currency swap position as hedging instruments with the related foreign currency-denominated financial assets and liabilities as hedged items.

(3)	Internal contract

For internal contracts, the Bank manages the foreign currency swaps that are designated as hedging instruments that take place between internal divisions in accordance with the criteria for external transactions that are deemed to eliminate discretion and make it possible to strictly administer hedges, as stipulated in the JICPA Industry Audit Committee Report No. 25.  Therefore, the Bank either recognizes gains or losses that arise from such currency swaps as earnings or defers them, rather than eliminating them.

9.	Accounting Treatment for Consumption Taxes
The tax excluded method is used as the accounting treatment for consumption taxes and local consumption taxes.
10.	Application of the consolidated tax payment system
The Bank has adopted the consolidated tax payment system, where the Bank is designated as a parent company, from the current business year.
Change in Accounting Policies
(Application of “Accounting Standard for Business Combinations”)

“Accounting Standard for Business Combinations” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 21, September 13, 2013; “Business Combination Accounting Standard”) and “Revised Accounting Standard for Business Divestures” (ASBJ Statement No. 7, September 13, 2013; “Business Divestures Accounting Standard”) from the current business year and recognize acquisition-related costs as expenses for the fiscal year in which such costs are incurred.  For business combinations conducted on or after April 1, 2016, the Bank has also adopted the method in which, if the adjustments to the allocation of acquisition costs caused by finalizing the tentative accounting treatment in the consolidated financial statements of the period following the period when the business combinations occurred, effects to the balance at beginning of period when such adjustments were made will be displayed by segment and the balance at the beginning of the period which reflects such adjustments.  .

 Business Combination Accounting Standard and other accounting standards are subject to the transition treatment set forth in Clause 58-2(4) of the Business Combination Accounting Standard and Clause 57-4(4) of the Business Divestures Accounting Standard, and the Bank has applied the accounting standards from the current business year beginning on April 1, 2016.

Furthermore, the adoption of the accounting standards has no impact on the financial statements for the current business year.

Notes
(Notes to Balance Sheet)
1.	“Government bonds” and “Stock” include 4,526 million yen of securities lent under the loan agreement (bond lending transactions).
2.	Among “Loans and bills discounted,” loans to borrowers under bankruptcy proceedings is 1,629 million yen and past due loans is 111,132 million yen.

Loans to borrowers under bankruptcy proceedings mean non-accrual loans which have no prospects for recovery or repayment of principal or interest due to such reasons as payment of principal or interest not having been received for a substantial period of time (excluding loans written-off (“Non-Accrual Loans”)) and for which circumstances apply as stipulated in Article 96, Paragraph (1), item (iii), (a) through (e) or item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans mean Non-Accrual Loans other than (i) loans to borrowers under bankruptcy proceedings and (ii) loans for which payments of interest are deferred in order to facilitate the restructuring of, or assist, borrowers in financial difficulties.

3.	Among loans, loans past due for three months or more are 390 million yen.

Loans past due for three months or more mean loans for which payments of principal or interest are delinquent by three months or more, as calculated from the day following the contracted payment date, and which are not either loans to borrowers under bankruptcy proceedings or past due loans.

4.	Among loans, rescheduled loans are 30,170 million yen.

Rescheduled loans mean loans on which contracts have been amended in favor of borrowers, such as reduction of or exemption from stated interest, deferral of interest payments, extension of maturity dates, and renunciation of claims, in order to assist or facilitate the restructuring of borrowers in financial difficulties; loans to borrowers under bankruptcy proceedings, past due loans, or loans past due for three months or more are not included.

5.	The total amount of loans to borrowers under bankruptcy proceedings, past due loans, loans past due for three months or more, and rescheduled loans is 143,323 million yen.
The amounts of loans stated in items 2 through 5 above are the amounts before deducting the amount of the “Reserve for possible loan losses” therefrom.
6.
“Bills discounted” are accounted for as financing transactions in accordance with “Accounting and Auditing Treatment relating to the Adoption of ‘Accounting for Financial Instruments’ for Banks” (JICPA Industry Audit Committee Report No. 24, February 13, 2002).  As for commercial bills discounted and foreign exchange bought which have been accepted due to the foregoing, the Bank is entitled to sell or repledge such bills without restriction and the total face value of such bills is 26,020 million yen.

7.	Assets pledged as collateral were as follows:
Assets pledged as collateral:
Due from banks	40 million yen
Securities	635,850 million yen
Liabilities related to assets pledged:
Deposits	22,523 million yen
Payables under repurchase agreements	65,806 million yen
Guarantee deposits received under securities lending transactions	19,892 million yen
Borrowed money	496,296 million yen

In addition, securities of 83,808 million yen were pledged as collateral for settlement of foreign exchange or as an alternative to collateral for derivatives transactions.
No assets have been pledged as collateral for borrowed money of subsidiary companies, subsidiaries and relevant juridical persons.

Guarantee deposits of 1,997 million yen are included in “Other assets.”
8.
Commitment line agreements relating to overdrafts and loans represent agreements to allow customers to extend overdrafts or loans up to agreed amounts at the customer’s request as long as no violation against the conditions of the agreements exists. Unexercised commitment lines under such agreements were 1,913,034 million yen.  Among these, commitment line agreements whose original maturity is within one year or for which the Bank can cancel at any time without any penalty amount to 1,858,492 million yen.

Since most of such agreements are terminated without being exercised, the amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank.  Most of these agreements have provisions which stipulate that the Bank may deny extensions of loans or decrease the commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances.  Upon providing such commitments, the Bank requests collateral in the form of real property or securities as deemed necessary.  In addition, the Bank monitors the financial condition of customers in accordance with its pre-established internal rules on a regular basis and takes necessary measures, including revising the terms of commitments and other means, in order to prevent credit losses.

9.
Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998), the Bank has revalued the land used for business purposes by the Bank.  Among the differences incurred from such revaluation, the amount equivalent to tax regarding the revaluation difference is accounted for in “Liabilities” as “Deferred tax liabilities on revaluation of premises,” while the revaluation difference net of these deferred tax liabilities is accounted for in “Net Assets” as “Revaluation of premises, net of taxes.”

Date of revaluation:	March 31, 1998
Revaluation method stipulated in Article 3, Paragraph (3) of the Act on Revaluation of Land:

The revaluation value was calculated by making reasonable adjustments to the price registered in the land tax ledger as stipulated in the Land Prices Public Announcement Act (Act No. 49 of 1969) set forth in Article 2, item (i) of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998) applicable to neighboring land and the Land Value Tax Act (Act No. 69 of 1991) set forth in Article 2, item (iv) of the Order for Enforcement of the Act on Revaluation of Land.

Difference between the total fair value as at the end of the business year of the land used for business purposes that is subject to revaluation pursuant to Article 10 of the Act on Revaluation of Land and the total carrying amount of the land after such revaluation: 20,565 million yen.

10.	Aggregate amount of accumulated depreciation of tangible fixed assets: 67,900 million yen
11.	Aggregate of advanced depreciation of tangible fixed assets: 7,328 million yen
12.
Among the “Corporate bonds” in “Securities,” the Bank’s guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph (3) of the Financial Instruments and Exchange Law) amount to 3,712 million yen.

13.	Total monetary claims toward directors and corporate auditors due to transactions between directors and corporate auditors: 6 million yen
14.
In addition to the fixed assets recorded in the balance sheet, some of the automatic teller machines are used pursuant to the agreement on finance lease transactions not involving the transfer of ownership.

15.	Total monetary claims toward affiliates: 5,333 million yen
16.	Total monetary obligations toward affiliates: 55,811 million yen

(Notes to Statements of Income)

Revenue from transactions with affiliated companies Total revenue from asset management transactions	6,730 million yen
Total revenue from service transactions, etc.	999 million yen
Total revenue from other operations and other ordinary transactions	88 million yen

Expenses from transactions with affiliated companies
Total expenses from asset management transactions	948 million yen
Total expenses from service transactions, etc.	3,981 million yen
Total expenses from other operations and other ordinary transactions	5,230 million yen

(Notes to Non-Consolidated Statements of Changes in Net Assets)
Class and number of shares of treasury stock
(Unit: Thousands of shares)
	Number of shares at the beginning of the year	Number of shares increased during the year	Number of shares decreased during the year	Number of shares at the end of the year	Remarks
Treasury stock
Common stock	5,816	5,830	17	11,629	(Note)
Total	5,816	5,830	17	11,629
(Note)
An increase of 5,830 thousand shares of common stock during the year ended March 31, 2016 was caused by purchase of 5,637 thousand shares as treasury stock and purchase of 193 thousand fractional shares.  A decrease of 17 thousand shares of treasury stock during the year ended March 31, 2016 was caused by sale of 17 thousand shares upon fractional shareholders’ demand for sale.

(Securities)
Securities include Japanese government bonds, Japanese municipal bonds, corporate bonds, stock and other securities as well as trading account securities
1.	Trading securities (as of March 31, 2016)
Valuation difference recognized as income for the year (Millions of yen)
Trading securities	16

2.	Held-to-maturity bonds (as of March 31, 2016)
(Unit: Millions of yen)
	Securities	Carrying value	Fair value	Valuation differences
Securities whose fair value exceeds their carrying value	Government bonds	39,912	41,421	1,508
	Municipal bonds	12,516	12,846	329
	Corporate bonds	16,561	16,973	411
	Others	―	―	―
	Foreign bonds	―	―	―
	Subtotal	68,990	71,241	2,250
Securities whose fair value does not exceed their carrying value	Government bonds	―	―	―
	Municipal bonds	―	―	―
	Corporate bonds	―	―	―
	Others	―	―	―
	Foreign bonds	―	―	―
	Subtotal	―	―	―
Total		68,990	71,241	2,250

3.     Stock of subsidiary companies, subsidiaries and relevant juridical persons (as of March 31, 2016)
Not applicable.
Stock of subsidiary companies, subsidiaries and relevant juridical persons whose fair value is extremely difficult to be estimated are as follows.
(Unit: Millions of yen)
Carrying value
Stock of and investments in subsidiary companies, subsidiaries	22,433
Stock of relevant juridical persons	330
Total	22,763

4.     Other securities (as of March 31, 2016)

(Unit: Millions of yen)
	Securities	Carrying value	Fair value	Valuation differences
Securities whose carrying value exceeds their acquisition cost	Stock	92,964	45,912	47,052
	Bonds	1,275,798	1,262,314	13,483
	Government bonds	665,980	658,865	7,114
	Municipal bonds	82,851	82,470	381
	Corporate bonds	526,966	520,979	5,987
	Others	276,164	245,807	30,356
	Foreign bonds	175,251	170,786	4,465
	Others	100,912	75,020	25,891
	Subtotal	1,644,927	1,554,035	90,892
Securities whose carrying value does not exceed their acquisition cost	Stock	6,616	8,562	(1,946)
	Bonds	12,984	13,004	(20)
	Government bonds	1,003	1,003	(0)
	Municipal bonds	850	850	―
	Corporate bonds	11,131	11,151	(20)
	Others	63,548	65,170	(1,622)
	Foreign bonds	33,707	33,809	(101)
	Others	29,841	31,361	(1,520)
	Subtotal	83,149	86,738	(3,589)
Total		1,728,077	1,640,773	87,303

(Note)	Other securities whose fair value is extremely difficult to be estimated or obtained

(Unit: Millions of yen)
Carrying value
Stock	14,016
Others	1,668
Total	15,685
  Because these securities have no market price and it is extremely difficult to estimate or obtain their fair value, they are not included in the above table of “Other securities.”

5.     Held-to-maturity bonds sold during the year ended March 31, 2016 (from April 1, 2015 to March 31, 2016)

Not applicable.

6.     Other securities sold during the year ended March 31, 2016 (from April 1, 2015 to March 31, 2016)

(Unit: Millions of yen)
	Sale price	Total gain on sale	Total loss on sale
Stock	3,000	2,465	34
Bonds	28,406	65	316
Government bonds	28,406	65	316
Municipal bonds	―	―	―
Corporate bonds	―	―	―
Others	86,515	4,972	1,042
Foreign bonds	60,159	731	359
Others	26,356	4,240	683
Total	117,922	7,503	1,394

7.     Securities whose holding purpose was changed
Not applicable.

8.     Securities for which impairment loss was recorded
Not applicable.

(Money Held in Trust)
1.	Money held in trust for investment purposes (as of March 31, 2016)
(Unit: Millions of yen)
	Carrying value	Valuation differences included in income for the year
Money held in trust for investment purposes	999	―

2.	Money held in trust for held-to-maturity purposes (as of March 31, 2016)
Not applicable.

3.	Money held in trust for other purposes than investment purposes and held-to-maturity purposes (as of March 31, 2016)
(Unit: Millions of yen)
	Carrying value	Acquisition cost	Difference	Money held in trust whose carrying value exceeds its acquisition cost	Money held in trust whose carrying value does not exceed its acquisition cost
Other money held in trust	1,000	1,000	―	―	―
(Note)	1.	The carrying value was recorded using the fair value based on the market price and other estimated values as of March 31, 2016.
2.	“Money held in trust whose carrying value exceeds its acquisition cost” and “Money held in trust whose carrying value does not exceed its acquisition cost” are the breakdowns of its “Difference.”

(Tax Effect Accounting)
1.	Breakdown of principal reasons for deferred tax assets and deferred tax liabilities is as follows.
Deferred tax assets
Reserve for possible loan losses	11,179	million yen
Liability for retirement benefits	497
Accumulated depreciation	1,770
Others	9,628
Sub-total	23,075
Valuation allowance	(10,464)
Total deferred tax assets	12,610
Deferred tax liabilities
Reserve fund for deferred income of fixed assets	(1)
Unrealized losses on securities attributable to partition of corporation, net	(36)
Asset retirement obligations	(38)
Unrealized gains on securities available for sale, net	(25,660)
Total deferred tax liabilities	(25,737)
Net deferred tax assets (liabilities)	(13,126)	million yen

2.
In accordance with the promulgation on March 29, 2016 of the “Act for Partial Amendment of the Income Tax Act, etc.” (Act No. 15 of 2016) and the “Act for Partial Amendment of the Local Tax Act, etc.” (Act No. 13 of 2016), the corporate tax rates were lowered to be applied from the fiscal year beginning April 1, 2016. Consequently, the effective statutory tax rate used to calculate deferred tax assets and liabilities was changed from 32.1% to 30.7% for the temporary differences expected to be realized or settled during the year beginning April 1, 2016 and the year beginning April 1, 2017 and then to 30.5% for the temporary differences expected to be realized or settled from the year beginning on or after April 1, 2018. As a result, net deferred losses on hedging instruments, net of taxes, decreased by 23 million yen, whereas deferred tax assets, reserve for deferred capital gains, net unrealized gains on securities available for sale, net of taxes, and deferred income taxes increased by 750 million yen, 0 million yen, 1,346 million yen and 572 million yen, respectively, as of and for the year ended March 31, 2016. Also, deferred tax liabilities on revaluation of premises decreased by 790 million yen, and revaluation of premises, net of taxes, increased by the same amount, as of March 31, 2016.

(Per Share Information)
Net assets per share	586.04 yen
Net income per share	38.12 yen

(Related Party Transactions)
1.	Transactions of the Bank with the parent and major corporate shareholders
Not applicable.

2.	Transactions of the Bank with subsidiary companies, subsidiaries and relevant juridical persons

Attribute	Name	Equity ownership	Relationship	Transactions	Transaction amount (million)	Account	Balance at end of year (million)
Subsidiary	Nishi-Nippon Credit Guarantee Co.	Directly held by the Bank: 100.0％	Interlocking officers (The Bank entrusts guarantee of loans.)	The Bank receives guarantee services. (Note)	1,180,050 yen	―	―
company	The Kyushu Card Co., Ltd.	Directly held by the Bank: 82.1％	Interlocking officers (The Bank entrusts guarantee of loans.)	The Bank receives guarantee services. (Note)	125,696 yen	―	―
Transaction terms and method for determining transaction terms
(Note) Transaction terms and method for determining transaction terms are similar to those with unrelated parties.

3.	Sister companies
Not applicable

4.	Transactions of the Bank with officers and major individual shareholders
Attribute	Name	Equity ownership	Relationship	Transactions	Transaction amount (million)	Account	Balance at end of year (million)
Companies owned by the Bank’s	Takata Kosan Ltd.	―	Company owned by close relatives of Bank’s director (Kiyota Takata)	Loan (Note)	―	Loan	58 yen
directors and their close relatives	Yamada Shoji Co., Ltd.	―	Company owned by close relatives of Bank’s director (Yasuyuki Ishida)	Loan (Note)	13 yen	Loan	408 yen
Transaction terms and method for determining transaction terms
(Note) Transaction terms and method for determining transaction terms are similar to those with unrelated parties.

Basis of Presentation of Consolidated Financial Statements

Each of “subsidiary company,” “subsidiary” and “relevant juridical person” is defined in accordance with Article 2, Paragraph (8) of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

1.	Matters concerning Scope of Consolidation
(1)	Number of consolidated subsidiaries: 7
The Bank of Nagasaki, Ltd.
Nishi-Nippon Credit Guarantee Co.
Nishi-Nippon City Preferred Capital (Cayman) Limited
Kyushu Servicer Co., Ltd
The Kyushu Card Co., Ltd.
Nishi-Nippon City Tokai Tokyo Securities Co., Ltd.
NCB Research & Consulting Co., Ltd.

(2)	Number of non-consolidated subsidiary companies and subsidiaries
NCB Kyushu Rokujika Ouen Investment, Limited Partnership

Non-consolidated subsidiary companies and subsidiaries are excluded from the scope of consolidation because they are immaterial to the extent that excluding such companies would not prevent a reasonable assessment of the corporate group’s financial position or operating results even if excluded from the scope of consolidation, based on their respective total assets, ordinary revenue, net income (loss) (corresponding to the equity ratio owned by the Bank), retained earnings (corresponding to the equity ratio owned by the Bank) and other accumulated comprehensive income (corresponding to the equity ratio owned by the Bank).

2.	Application of the equity method
(1)	Unconsolidated subsidiary companies and subsidiaries accounted for by the equity method
None

(2)	Relevant judicial persons accounted for by the equity method: 1
NTT DATA NCB CORPORATION

(3)	Unconsolidated subsidiary companies and subsidiaries that are not accounted for by the equity method
NCB Kyushu Rokujika Ouen Investment, Limited Partnership

Unconsolidated subsidiary companies and subsidiaries that are not accounted for by the equity method are excluded from the scope of the equity method because there would be no material effect on consolidated financial statements even if they were excluded from the scope of the equity method, based on their respective net income (loss) (corresponding to the equity ratio owned by the Bank), retained earnings (corresponding to the equity ratio owned by the Bank) and other accumulated comprehensive income (corresponding to the equity ratio owned by the Bank).

(4)	Relevant judicial persons that are not accounted for by the equity method
None

Notes to Consolidated Financial Statements
Amounts less than one million yen are rounded down.

Accounting policies
1.	Valuation standards of trading account assets and liabilities and recording standard of revenue and expense
Transactions that seek gains on short-term fluctuations and arbitrage in interest rates, currency prices, market prices of financial instruments (“Segregated Trading Purpose”) are recognized on a trade date basis.  They are recorded as trading assets or trading liabilities on the consolidated balance sheets and gains or losses on these transactions are recorded in trading income or trading expenses on the consolidated statements of income.

With respect to valuation of trading account assets and trading account liabilities, the Bank values securities, monetary claims, etc. held for trading purpose at the market price of the closing account date. Derivatives, such as futures and option transactions, are stated at the amount assuming that they were terminated or settled at the closing account date.

Trading income and expenses include interest income or expenses during the fiscal year as well as changes in unrealized gains or losses on securities, monetary claims and derivative financial products during the fiscal year.
2.	Valuation standards and valuation method of securities
(1)
Securities held to maturity are carried at amortized cost using the straight-line method with cost method determined by the moving average method.  Investments in non-consolidated subsidiary companies and subsidiaries not accounted for by the equity method are valued at cost determined by the moving average method.  In principle, securities available for sale are carried at fair value based on the market prices at the balance sheet date with cost of sales determined by the moving average method.  However, securities available for sale, for which it is extremely difficult to determine the fair value, are valued at cost determined by the moving average method.

The difference between the acquisition cost and the carrying amount of the other securities available for sale, is recognized as unrealized gains (losses) on securities available for sale, net of taxes, and included directly in net assets.

(2)	Securities held as components of individually managed money trusts whose principal objective is investments in securities are stated at fair value.
3.	Valuation standards and valuation method of derivatives
Derivatives held or written (excluding transactions for the Segregated Trading Purpose) are stated at fair value.
4.	Depreciation method of fixed assets
(1)              Tangible fixed assets (excluding leased assets)

The Bank uses the declining-balance method for depreciation of tangible fixed assets other than buildings (excluding buildings and accompanying facilities) acquired on and after April 1, 1998 which are depreciated by the straight-line method.

The useful lives for major asset categories are as follows:
Buildings                  3 to 60 years
Other assets             2 to 20 years
Tangible fixed assets of consolidated subsidiary companies and subsidiaries are depreciated mainly using the declining-balance method over the estimated useful lives of the assets.
(2)              Intangible fixed assets (excluding leased assets)

Intangible fixed assets are amortized using the straight-line method.  Software for internal use is amortized based on the estimated useful life determined by the Bank and its consolidated subsidiary companies and subsidiaries (generally 5 years).

(3)              Leased assets

The tangible and intangible fixed assets capitalized under the finance lease transactions where ownership of leased assets is not transferred to lessees are depreciated by the straight-line method over the lease term with their residual value of zero.

5.	Recording standard of reserve for possible loan losses
The Bank and the major consolidated subsidiary companies record reserve for possible loan losses in accordance with predetermined write-off/loan loss reserve standards.

For loans to insolvent customers who are undergoing bankruptcy or special liquidation, etc. ( “borrowers under bankruptcy proceedings”) or who are in a similar financial condition although not yet in bankruptcy (“borrowers substantially in bankruptcy”), the reserve for possible loan losses is provided at the full amount of the book value of such loans after deducting the amount of direct write-offs (as defined below), and excluding the amounts deemed collectible from sale of the collateral pledged and the guarantees that are deemed recoverable.  For the unsecured and unguaranteed portion of loans to customers not presently in the above circumstances, but with a high probability of becoming so (“customers with high probability of becoming insolvent”), the reserve for possible loan losses is provided at the amounts deemed necessary after deduction of the estimated realizable value of collateral and guarantees based on the customer’s overall financial condition.

With regard to loans, which exceed a certain amount, to customers with high probability of becoming insolvent and borrowers who have a rescheduled loan, the discounted cash flow (DCF) method is applied to provide for doubtful accounts, if cash flows from collection of principal and receipts of interest can be reasonably estimated.  Under the DCF method, a reserve for possible loan losses is provided at the difference between the cash flows discounted by the original interest rate and the carrying value of the loan.  For loans to such large borrowers, for which future cash flows cannot be reasonably estimated, the residual period of each loan is calculated respectively, and estimated amount of losses for a certain period in the future corresponding to the said residual period.

For other loans, the reserve for possible loan losses is provided at an amount based on the anticipated loan-loss ratio  calculated from the track records for a certain period.

Regarding each loan, the Credit Review Office, which is independent of the operating divisions, reviews the operating divisions’ evaluation of each loan, from the view point of estimated recovery ratio, based on self-assessment standards.

For loans to borrowers under bankruptcy proceedings and borrowers substantially in bankruptcy that are secured by collateral and guarantees, the unrecoverable portion of such loans is determined by subtracting the estimated recoverable amounts from the disposal of the collateral and the amounts deemed recoverable from the guarantors. The unrecoverable amount is written off directly against the value of the loan (“direct write-off”).  The amounts of such direct write-offs were 7,233 million yen.

Consolidated subsidiaries record a general reserve for possible loan losses by applying the historical loan-loss ratio observed over specific periods, and record a specific reserve for certain loans at the estimated unrecoverable amount based on assessment of each borrower’s ability to repay.
6.	Reserve for devaluation of securities
In order to provide for a loss on investments, the Bank estimates the amount deemed necessary based on a review of financial position, etc. of the companies issuing securities or golf club membership.
7.	Reserve for retirement benefits for directors and corporate auditors
Reserve for retirement benefits for directors and corporate auditors of the consolidated subsidiary companies and subsidiaries is provided based on the estimated benefit obligation at the amount that would be paid at the balance sheet date if they were retired on that date.
8.	Reserve for reimbursement of dormant deposits
Reserve for reimbursement of dormant deposits is provided for possible losses on the future claims for withdrawal of the deposits, which was derecognized as liability, at an amount deemed necessary based on the estimates of the Bank.
9.	Reserve for other contingent losses
Reserve for other contingent losses is provided for possible losses on loans under the shared responsibility system with the Credit Guarantee Corporation as well as for possible losses resulting from other contingencies not covered by the other reserves, at an amount deemed necessary based on the estimates of the future possible payments by the Bank.

10.	Reserve under the special laws
Reserve under the special laws is a legal reserve for financial instruments exchange, which is provided for possible losses arising from the purchase or sale of securities or other securities-related trading activities at an amount estimated by the Bank’s consolidated subsidiary companies in Japan pursuant to Article 46-5 of the Financial Instruments and Exchange Law as well as Article 175 of the Cabinet Office Ordinance relating to the financial instruments services.
11.	Accounting for Retirement Benefits
The retirement benefit obligation for employees is attributed to each period by the benefit formula method.  Actuarial gain/loss is amortized using the following method:

Actuarial gain/loss:
Actuarial differences are amortized using the straight-line method mainly over a set number of years (generally 10 years), which is within the average remaining years of service of the current employees in the business year in which the liabilities arise, following the year it arises.

For some consolidated subsidiary company and subsidiaries, liability for retirement benefits and retirement benefit expenses are calculated using the simplified method, which assumes the retirement benefit obligation to be equal to the benefits payable if all eligible employees voluntarily terminated their employment at fiscal year-end.
12.	Foreign Currency-Denominated Translation
Foreign currency-denominated assets and liabilities are converted into Japanese yen primarily at the exchange rate of closing account date.
13.	Accounting for Leases
Finance lease transactions which were adopted by the Bank and its consolidated subsidiary companies and subsidiaries in Japan prior to April 1, 2008, where there is no transfer of ownership are accounted for by the same method as applicable to ordinary operating lease contracts.
14.	Hedge Accounting
(1)	Hedge accounting for interest rate risks

The Bank applies the deferred method as hedge accounting for interest rate risks of financial assets and liabilities of the Bank by using the individual hedging, which directly matches hedged items and hedging instruments.  With regard to hedging transactions to offset fluctuations in the fair value of fixed-income bonds classified as available-for-sale securities, in accordance with operational rules concerning hedge accounting, hedged items are distinguished by identical type of bonds and interest rate swaps are used as hedging instruments.  Since significant terms related to those hedged items and hedging instruments are nearly identical, such hedging transactions are deemed highly effective in terms of evaluation of hedge effectiveness.  No evaluation is performed for hedge effectiveness of qualifying interest rate swaps accounted for by the special treatment, as it is ascertained that the criteria for the special treatment are continually met.

(2)	Hedge accounting for currency risk

The Bank applies the deferred method as hedge accounting for currency risk of various foreign currency-denominated financial assets and liabilities in accordance with the “Accounting and Auditing Treatment for Accounting for Foreign Currency Transactions in Banking Industry” (JICPA Industry Audit Committee Report No. 25, July 29, 2002; “JICPA Industry Audit Committee Report No. 25”).  The Bank treats foreign exchange swap transactions as hedging instruments for the purpose of the hedge of foreign currency-denominated financial assets and liabilities, and the Bank tests hedge effectiveness by matching the foreign currency swap position as hedging instruments with the related foreign currency-denominated financial assets and liabilities as hedged items.

(3)	Internal contract

For internal contracts, the Bank manages the foreign currency swaps that are designated as hedging instruments that take place between internal divisions in accordance with the criteria for external transactions that are deemed to eliminate discretion and make it possible to strictly administer hedges, as stipulated in the JICPA Industry Audit Committee Report No. 25.  Therefore, the Bank either recognizes gains or losses that arise from such currency swaps as earnings or defers them, rather than eliminating them.

15.	Accounting Treatment for Consumption Taxes
The tax excluded method is used as the accounting treatment for consumption taxes and local consumption taxes for the Bank and its domestic consolidated subsidiary companies and subsidiaries.
16.	Application of the consolidated tax payment system
The Bank and some of its consolidated subsidiary companies have adopted the consolidated tax payment system, where the Bank is designated as a parent company, from the current fiscal year.
Change in Accounting Policies
(Application of “Accounting Standard for Business Combinations”)

The Bank has applied “Accounting Standard for Business Combinations” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 21, September 13, 2013; “Business Combination Accounting Standard”), “Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22, September 13, 2013; “Consolidated Accounting Standard”)” and “Revised Accounting Standard for Business Divestures” (ASBJ Statement No. 7, September 13, 2013; “Business Divestures Accounting Standard”) from the current fiscal year.  The Bank has adopted the methods to post the differences arose by the changes in a parent company’s equity interest in its subsidiary companies and subsidiaries that are still under its control as capital surplus and recognize acquisition-related costs as expenses for the fiscal year in which such costs are incurred.  For business combinations conducted on or after April 1, 2016, the Bank has also adopted the method in which, if the adjustments to the allocation of acquisition costs caused by finalizing the tentative accounting treatment in the consolidated financial statements of the period following the period when the business combinations are occurred, effects to the balance at beginning of period when such adjustments were made will be displayed by segment and the balance at beginning of period which reflects such adjustments.  In addition, the Bank has changed the presentation of “Net income” and the presentation from “Minority interests” to “Non-controlling interests”.

The adoption of the Business Combination Accounting Standard and other accounting standards is subject to the transition treatment set forth in Clause 58-2(4) of the Business Combination Accounting Standard, Clause 44-5(4) of the Consolidated Accounting Standard and Clause 57-4(4) of the Business Divestures Accounting Standard, and the Bank has applied the accounting standards from the current fiscal year beginning on April 1, 2016.

Furthermore, the adoption of the accounting standards has no impact on the consolidated financial statements for the current fiscal year.

Notes
(Notes to Consolidated Balance Sheet)
1.	“Stock” in “Securities” includes 16 million yen of securities lent under the loan agreement (bond lending transactions).
2.	Among “Loans and bills discounted,” loans to borrowers under bankruptcy proceedings is 1,735 million yen and past due loans is 119,800 million yen.

Loans to borrowers under bankruptcy proceedings mean non-accrual loans which have no prospects for recovery or repayment of principal or interest due to such reasons as payment of principal or interest not having been received for a substantial period of time (excluding loans written-off (“Non-Accrual Loans”)) and for which circumstances apply as stipulated in Article 96, Paragraph (1), item (iii), (a) through (e) or item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans mean Non-Accrual Loans other than (i) loans to borrowers under bankruptcy proceedings and (ii) loans for which payments of interest are deferred in order to facilitate the restructuring of, or assist, borrowers in financial difficulties.

3.	Among loans, loans past due for three months or more are 390 million yen.

Loans past due for three months or more mean loans, for which payments of principal or interest are delinquent by three months or more, as calculated from the day following the contracted payment date, and which are not either loans to borrowers under bankruptcy proceedings or past due loans.

4.	Among loans, rescheduled loans are 30,170 million yen.

Rescheduled loans mean loans on which contracts have been amended in favor of borrowers, such as reduction of or exemption from stated interest, deferral of interest payments, extension of maturity dates, and renunciation of claims, in order to assist or facilitate the restructuring of borrowers in financial difficulties; loans to borrowers under bankruptcy proceedings, past due loans, or loans past due for three months or more are not included.

5.	The total amount of loans to borrowers under bankruptcy proceedings, past due loans, loans past due for three months or more, and rescheduled loans is 152,097 million yen.
The amounts of loans stated in items 2 through 5 above are the amounts before deducting the amount of the “Reserve for possible loan losses” therefrom.
6.
“Bills discounted” are accounted for as financing transactions in accordance with “Accounting and Auditing Treatment relating to the Adoption of ‘Accounting for Financial Instruments’ for Banks” (JICPA Industry Audit Committee Report No. 24, February 13, 2002).  As for commercial bills discounted and foreign exchange bought which have been accepted due to the foregoing, the Bank is entitled to sell or repledge such bills without restriction and the total face value of such bills is 27,370 million yen.

7.	Assets pledged as collateral were as follows:
Assets pledged as collateral:
Cash and due from banks	40 million yen
Securities	635,850 million yen
Liabilities related to assets pledged:
Deposits	22,523 million yen
Payables under repurchase agreements	65,806 million yen
Guarantee deposits received under securities lending transactions	19,892 million yen
Borrowed money	496,296 million yen

In addition, cash and due from banks of 2 million yen and securities of 88,317 million yen were pledged as collateral for settlement of foreign exchange or as an alternative to collateral for derivatives transactions.

Cash collateral paid for financial instruments of 101 million yen and guarantee deposits of 2,670 million yen are included in “Other assets.”
8.
Commitment line agreements relating to overdrafts and loans represent agreements to allow customers to extend overdrafts or loans up to agreed amounts at the customer’s request as long as no violation against the conditions of the agreements exists. Unexercised commitment lines under such agreements were 2,008,573 million yen.  Among these, commitment line agreements whose original maturity is within one year or for which the Bank can cancel at any time without any penalty amount to 1,953,454 million yen.

Since most of such agreements are terminated without being exercised, the amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank and its consolidated subsidiary companies and subsidiaries.  Most of these agreements have provisions which stipulate that the Bank and its consolidated subsidiary companies and subsidiaries may deny extensions of loans or decrease the commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances.  Upon providing such commitments, the Bank requests collateral in the form of real property or securities as deemed necessary.  In addition, the Bank monitors the financial condition of customers in accordance with its pre-established internal rules on a regular basis and takes necessary measures, including revising the terms of commitments and other means, in order to prevent credit losses.

9.
Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998), the Bank has revalued the land used for business purposes by the Bank and its consolidated subsidiaries.  Among the differences incurred from such revaluation, the amount equivalent to tax regarding the revaluation difference is accounted for in “Liabilities” as “Deferred tax liabilities on revaluation of premises,” while the revaluation difference net of these deferred tax liabilities is accounted for in “Net Assets” as “Revaluation of premises, net of taxes.”

Date of revaluation:	March 31, 1998
Revaluation method stipulated in Article 3, Paragraph (3) of the Act on Revaluation of Land:

The revaluation value was calculated by making reasonable adjustments to the price registered in the land tax ledger as stipulated in the Land Prices Public Announcement Act (Act No. 49 of 1969) set forth in Article 2, item (i) of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998) applicable to neighboring land and the Land Value Tax Act (Act No. 69 of 1991) set forth in Article 2, item (iv) of the Order for Enforcement of the Act on Revaluation of Land.

Difference between the total fair value as at the end of the fiscal year of the land used for business purposes that is subject to revaluation pursuant to Article 10 of the Act on Revaluation of Land and the total carrying amount of the land after such revaluation: 21,671 million yen.

10.	Aggregate amount of accumulated depreciation of tangible fixed assets:	71,319 million yen
11.	Aggregate of advanced depreciation of tangible fixed assets:	7,496 million yen
12.
Among the “Corporate bonds” in “Securities,” the Bank’s guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph (3) of the Financial Instruments and Exchange Law) amount to 3,712 million yen.

(Notes to Statements of Income)
“Other expenses” includes 1,935 million yen of write-off of loans.

(Notes to Consolidated Statements of Changes in Net Assets)

1.	Class and total number of issued shares; class and number of shares of treasury stock
(Unit: Thousands of shares)
	Number of shares at the beginning of the year	Number of shares increased during the year	Number of shares decreased during the year	Number of shares at the end of the year	Remarks
Number of issued shares
Common stock	796,732	―	―	796,732
Total	796,732	―	―	796,732
Treasury stock
Common stock	5,921	5,830	17	11,734	(Note)
Total	5,921	5,830	17	11,734
(Note)
An increase of 5,830 thousand shares of treasury common stock during the year ended March 31, 2016 was caused by purchase of 5,637 thousand shares as treasury stock and purchase of 193 thousand shares of less than one unit.  A decrease of 17 thousand shares of treasury stock during the year ended March 31, 2016 was caused by sale of 17 thousand shares upon demand for sale by the holders of shares of less than one unit.

2.	Dividends of surplus
(1)	Amount of dividends paid during the year ended March 31, 2016
Resolution	Class	Total amount of dividends	Dividend amount per share	Record date	Effective date
June 26, 2015 Ordinary General Meeting of Shareholders	Common stock	3,163 million yen	4.00 yen	March 31, 2015	June 29, 2015
November 10, 2015 Board of Directors Meeting	Common stock	1,970 million yen	2.50 yen	September 30, 2015	December 10, 2015
Total		5,133 million yen

(2)	Dividends with a record date falling within the year ended March 31, 2016, whose effective date falls on a day after March 31, 2016
Dividends of common stock are to be submitted for approval at the Ordinary General Meeting of Shareholders to be held on June 29, 2016.
Class	Total amount of dividends	Source of dividends	Dividend amount per share	Record date	Effective date
Common stock	2,747 million yen	Other earned surplus	3.50 yen	March 31, 2016	June 30, 2016

(Financial Instruments)

1.	Matters related to status of financial instruments
(1)	Policies for financial instruments
The Bank is engaged in the financial service business, with a primary focus on banking businesses such as deposits, loans, securities, and domestic and foreign currency exchange businesses. The Group manages and raises funds, taking into account market conditions and balancing duration. To conduct these businesses, the Bank comprehends the risks arising from all of its assets and liabilities, including off-balance-sheet transactions, through the proper controls over these risks, and builds reasonable and effective portfolios. Thus the Bank operates a comprehensive asset and liability management (ALM) system with the aim of maximizing and stabilizing its profits.
In addition, some of the Bank’s subsidiary companies and subsidiaries are engaged in banking, credit card, credit guarantee services and claims servicing businesses.
(2)	Types of financial instruments and related risks
Loans, which comprise 70% of the Bank group’s total assets, are primarily made to domestic corporations and individuals and are exposed to credit risks resulting from non-performance of contracts. Should the creditworthiness of major borrowers deteriorate, the value of collateral sharply decline, or other unanticipated problems arise, it could cause an increase in the cost of credit such as an unexpected write-off or rise in reserve for possible loan losses. Moreover, considering the relative weight of the invested assets, the impact of any such problems could be substantial and could have a negative effect on the financial position and performance of the Bank group.
Securities consist mainly of stocks, debt securities, and investment trusts and are exposed to the credit risk of each issuer and the risk of interest rate fluctuation. Stock that is marketable is exposed to price volatility risks that a decline in their market prices could cause impairment losses and valuation losses on the stock. Debt securities are also subject to price volatility risks that an increase in the market interest rates following economic recovery may cause valuation losses on the securities.
Borrowed money and bonds are exposed to liquidity risks that, if some problems arise in cash management due to deterioration in financial positions at the Bank group, the Bank group is forced to raise funds at higher interest rates than usual, market transactions are suspended as a result of market turmoil, or it is forced to make transactions at a drastically unfavorable price than usual, it could impact future operations of the Bank group.
Derivative transactions include interest rate swaps, foreign exchange forward contracts, currency swaps, and currency options. These derivatives are utilized primarily as hedging instruments to manage and mitigate the market risks of on-balance-sheet assets and liabilities. In addition, some of the derivative transactions in trading operations are used for the purpose of making profits through short-term fluctuations in the market rates, arbitrage transactions and others. Hedge transactions consist mainly of interest rate swaps as a hedge against interest rate fluctuation risks arising from loans with fixed interest rates and callable time deposits, and foreign exchange forward contracts and currency options as a hedge against exchange rate fluctuation risks arising from foreign currency-denominated assets and liabilities. The Bank assesses the hedge effectiveness based on the difference between accumulated changes in cash flows of hedged items and hedging instruments. However, no evaluation is performed for the hedge effectiveness of qualifying interest rate swaps accounted for by the special treatment under the Accounting Standard for Financial Instruments, as it is ascertained that such derivatives continually meet the criteria for special treatment. Risks related to these derivatives transactions include the market risk of a potential loss in the fair value of financial instruments or portfolios resulting from fluctuations in interest rates, foreign exchange rates, stock prices and other factors as well as the credit risk of a potential loss in the value of a transaction due to default by counterparties to the contracts.
(3)	Risk management system for financial instruments.
a.           Credit risk management
Recognizing the credit risk as our highest priority, the Bank group is working on strengthening controls over the credit risk in accordance with the Bank group’s credit risk management policy and credit policy.
The Bank group applies its strict standards to the screening of individual credit extension, and credits that exceed certain thresholds are reviewed further by specialized staff in its Credit Supervision Division. In this way, the Bank group is working to maintain the soundness of its assets.
Regarding its loan portfolios, the Bank group tries to diversify risks to ensure that there is no concentration on any particular industrial sectors or customers, through its systems of credit risk quantification and portfolio management by sector based on the credit rating system.
In addition, each related division carries out self-assessment of its assets for calculating the appropriate level of write-offs and provisions. The asset audit office in the Internal Audit Division of the Bank constantly monitors the status of the self-assessment procedures and adequacy of the write-offs and provisions.

b.           Market risk management
The Bank group clearly separates the department responsible for conducting market transactions (front office) from the department responsible for business administration (back office). Furthermore, the Corporate Risk Management & Compliance Division of the Bank, which is independent from the market divisions, has been put in charge of risk management (middle office) to monitor conditions of the market transactions and their compliance with the market risk-related regulations. The Bank group thus has a system of mutual controls among offices.
In addition, the Bank group is working to achieve stable profits by improving its management methods through a variety of techniques for measuring risks such as VaR (Value at Risk) and BPV (Basis Point Value) methods, and by establishing a maximum acceptable level for market risks and controlling the risks within the certain risk limit.

c.           Liquidity risk management
The Bank group recognizes the liquidity risk as one of the most significant risks, because there are concerns over potential business failures and systemic risks when the liquidity risk arises. The Bank group provides against the liquidity risks by ensuring an adequate reserve for outstanding claims and developing a contingency plan that assumes various scenarios.
As for the day-to-day cash management of the Bank, a system of mutual controls among divisions has been put into place. As a part of this system, the Treasury & Securities Transaction Division and Treasury & Portfolio Investment Division, which are responsible for the Bank’s day-to-day liquidity control, raise and manage marketable funds, while the Corporate Risk Management & Compliance Division, which is responsible for managing the liquidity risk, monitors the Bank’s cash position. In this way, the Bank maintains a fluid and stable cash position.

d.           Risk management for derivative transactions
The Bank’s derivative transactions are entered into using operational rules prepared in accordance with the Bank’s internal regulations. The rules stipulate the scope of derivative usage, authorization, responsibility, procedure, credit line, loss-cut rule, and reporting system. Each business line is responsible for each relevant risk management and for reporting to management, including the ALM Committee, on a monthly basis.
(4)	Supplementary explanation of the estimated fair value of financial instruments
The fair value of financial instruments includes the value based on the market price as well as a reasonably estimated value in case there is no market price. Because various assumptions are used in the estimation of the fair value, the fair value may vary when different assumptions are used.

2.	Estimated fair value of financial instruments
Carrying value of financial instruments in the consolidated balance sheets at March 31, 2016 and their fair values and valuation differences are as follows. Non-listed stock and others whose fair value is extremely difficult to be estimated are excluded from the table below (refer to Note 2).
(Unit: Millions of yen)
	Carrying value	Fair value	Valuation differences
(1) Cash and due from banks	619,717	619,723	5
(2) Securities:
Held-to-maturity securities	68,990	71,241	2,250
Available-for-sale securities	1,732,897	1,732,897	―
(3) Loans and bills discounted	6,451,953
Reserve for possible loan losses (*1)	(39,270)
	6,412,683	6,544,481	131,797
Total assets	8,834,288	8,968,343	134,054
(1) Deposits	7,365,708	7,366,548	839
(2) Negotiable certificates of deposit	397,628	397,628	―
(3) Call money and bills sold	41,691	41,691	―
(4) Payables under repurchase agreements	65,806	65,806	―
(5) Borrowed money	506,270	503,182	(3,087)
(6) Corporate Bonds	48,800	49,493	693
Total liabilities	8,425,906	8,424,351	(1,554)
Derivatives (*2)
Hedge accounting not applied	634	634	―
Hedge accounting applied	539	539	―
Total derivatives	1,173	1,173	―
(*1)	The general reserve for possible loan losses and the specific reserve for possible loan losses, which correspond to loans and bills discounted, have been deducted.
(*2)
Derivative transactions recorded in Other assets and Other liabilities are presented in total. The value of assets and liabilities arising from derivative transactions is shown at net value, and with the amount in parentheses representing valuation differences.

(Note 1) Methods for estimating the market value of financial instruments
Assets

(1) Cash and due from banks

Because the fair value of due from banks that has no stated maturity approximates its carrying value, the carrying value is treated as the fair value. The fair value of due from banks that has stated maturity is based on the present value of the totals by maturity bucket discounted by the interest rate that would be applied if similar deposits were placed. As the fair value of due from banks with a short-term original contractual maturity (one year or less) approximates its carrying value, its carrying value is treated as the fair value.

(2) Securities

The fair value of stock is based on its market price on the stock exchange, while the fair value of debt securities is based on the Reference Prices (Yields) for OTC Bond Transactions published by the Japan Securities Dealers Association, the price quoted by the correspondent financial institutions or the value reasonably calculated by the banks. The fair value of investment trusts is based on the announced reference price or the price quoted by the correspondent financial institutions. The fair value of foreign securities is based on the price quoted by the correspondent financial institutions or the financial information vendors.
The fair value of private placement bonds with the Bank’s own guarantee is based on the present value of future cash flows discounted by the market interest rate adjusted for credit risk.

(3) Loans and bills discounted

Because loans and bills discounted with floating interest rates reflect market interest rates in a short-term period, the fair value of such loans approximates their carrying value as long as the credit standing of the borrower has not changed significantly since origination. Thus, the carrying value of such loans is treated as the fair value. The fair value of loans and bills discounted with fixed interest rates is based on the present value of the total amount of principal and interest categorized by the type of loans, internal rating and term, discounted by the market interest rate adjusted for credit risk. Because the fair value of loans with a short-term contractual maturity (one year or less) approximates their carrying value, the carrying value is treated as the fair value.
Regarding loans to borrowers under bankruptcy proceedings, borrowers substantially in bankruptcy and customers with high probability of becoming insolvent, since the fair value of such loans approximates their carrying value after deducting the reserve for possible loan losses, which is calculated based on the present value of estimated future cash flows or the estimated amounts collectible from the sale of collateral and guarantees, the carrying value is treated as the fair value.
With respect to loans and bills discounted that have no due date because of special attributes such as limiting the borrowings to the amounts secured by collateral, because it is assumed that the fair value approximates the carrying value from the estimated repayment period and interest rate conditions, the carrying value is treated as the fair value.

Liabilities

(1) Deposits, and (2) Negotiable certificates of deposit

For demand deposits, the amount which would be paid if its repayment were demanded on the consolidated balance sheet date (carrying value) is deemed to be the fair value. The fair value of time deposits is based on the discounted present value of the future cash flows categorized by maturity-term. The discount rate is the interest rate that would be applied when new deposits were taken. Because the fair value of those with original contractual short-term maturity (one year or less) approximates their carrying value, the carrying value is treated as the fair value.

(3) Call money and bills sold, and (4) Payables under repurchase agreements

Since call money and bills sold and payables under repurchase agreements have original contractual short-term maturity (one year or less) and their fair value approximates the carrying value, the carrying value is treated as the fair value.

(5) Borrowed money

Because borrowed money with floating interest rates reflects market interest rates in a short-term period and the credit standing of the Bank and its consolidated subsidiary companies and subsidiaries has not changed significantly since the borrowing, the fair value of such borrowed money is deemed to approximate the carrying value. Therefore, the carrying value is treated as the fair value. The fair value of borrowed money with fixed interest rates is based on the present value of the total amount of principal and interest of the borrowed money categorized by maturity-term, discounted by the market interest rate adjusted for credit risk. Because the fair value of borrowed money with  original contractual short-term maturity (one year or less) approximates its carrying value, the carrying value is treated as the fair value.

(6) Bonds

The fair value of bonds is based on the Reference Price (Yields) for OTC Bond Transactions published by the Japan Securities Dealers Association or the price quoted by the securities company. Since bonds with floating interest rates reflect market interest rates in a short-term period and the credit standing of the issuers has not changed significantly since the issuance, the fair value of such bonds is deemed to approximate their carrying value. Thus, the carrying value is treated as the fair value.

Derivative transactions
Derivative transactions include interest related transactions (interest rate options and interest rate swaps) and currency related transactions (foreign exchange forward contracts, currency swaps, and currency options).  All of these transactions are over-the-counter transactions.  Calculation of fair value is based on the discounted cash flow method, option price calculation models or others.

(Note 2)
(Note 2) Financial instruments whose fair value is extremely difficult to be estimated are as stated below. They are not included in “Assets: (2) Available-for-sale securities” presented in “Estimated fair value of financial instruments.”

(Unit: Millions of yen)
Type	Carrying value
a. Non-listed stock (*1) (*2)	14,694
b. Investments in partnerships (*3)	1,984
Total	16,679
(*1)	Because non-listed stock has no market price and it is extremely difficult to estimate its fair value, it is not subject to the fair value disclosure.
(*2)	In the year ended March 31, 2016, impairment losses of 13 million yen was recorded for non-listed stock.
(*3)	Investments in partnerships whose fair value is extremely difficult to be estimated because the partnership’s assets are non-listed stock, etc. are not subject to the fair value disclosure.

(Tax Effect Accounting)
In accordance with the promulgation on March 29, 2016 of the “Act for Partial Amendment of the Income Tax Act, etc.” (Act No. 15 of 2016) and the “Act for Partial Amendment of the Local Tax Act, etc.” (Act No. 13 of 2016), the corporate tax rates were lowered to be applied from the fiscal year beginning April 1, 2016. Consequently, the effective statutory tax rate used to calculate deferred tax assets and liabilities was changed from 32.1% to 30.7% for the temporary differences expected to be realized or settled during the year beginning April 1, 2016 and the year beginning April 1, 2017 and then to 30.5% for the temporary differences expected to be realized or settled from the year beginning on or after April 1, 2018. As a result, net deferred losses on hedging instruments, net of taxes, and retirement benefits liability adjustments, net of taxes, decreased by 23 million yen and 140 million yen, respectively, whereas deferred tax assets, reserve for deferred capital gains, net unrealized gains on securities available for sale, net of taxes, and deferred income taxes increased by 603 million yen, 0 million yen, 1,363 million yen and 596 million yen, respectively, as of and for the year ended March 31, 2016. Also, deferred tax liabilities on revaluation of premises decreased by 790 million yen, and revaluation of premises, net of taxes, increased by the same amount, as of March 31, 2016.

(Per Share Information)

Net assets per share	593.50 yen
Net income attributable to shareholders of the parent per share	34.19 yen